     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998

                                                   REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                GLOBALSTAR, L.P.

                         GLOBALSTAR CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTER)

             DELAWARE                             4812                            13-3759824
             DELAWARE                             4812                            13-3876323
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                       3200 ZANKER ROAD, P.O. BOX 640670
                           SAN JOSE, CALIFORNIA 95164
                                 (408) 933-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              ERIC J. ZAHLER, ESQ.
                                600 THIRD AVENUE
                               NEW YORK, NY 10016
                                 (212) 697-1105
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS              AMOUNT TO BE        OFFERING PRICE PER         AGGREGATE              AMOUNT OF
  OF SECURITIES TO BE REGISTERED         REGISTERED            SECURITY(1)           OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
11 1/2% Senior Notes due 2005.....      $300,000,000               100%               $300,000,000             $88,500
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGULATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                GLOBALSTAR, L.P.

                         GLOBALSTAR CAPITAL CORPORATION
 OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 11 1/2% SENIOR NOTES DUE 2005 FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 11 1/2% SENIOR NOTES DUE 2005
                            ------------------------

    Globalstar, L.P., a Delaware limited partnership ("Globalstar"), and Globalstar Capital Corporation, a Delaware corporation ("Globalstar Capital" and, together with Globalstar, the "Issuers"), as joint and several obligors, hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") to exchange an aggregate principal amount of up to $300,000,000 of 11 1/2% Senior Notes due 2005 (the "Exchange Notes") of the Issuers, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of 11 1/2% Senior Notes due 2005 (the "Original Notes") of the Issuers with the holders (the "Holders") thereof. The Original Notes and the Exchange Notes are referred to herein as the Notes.

    Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Notes will be issued without any covenant of the Issuers regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes for which they may be exchanged. The Exchange Notes will be, and the Original Notes are, senior obligations of the Issuers. The Exchange Notes will rank pari passu with all other existing and future senior Debt (as defined) of the Issuers and senior to all subordinated Debt of the Issuers. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Issuers to repurchase all or a portion of such holder's Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Issuers' ability to repurchase the Notes may be limited by, among other things, the Issuers' financial resources at the time of repurchase. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Issuers to create indebtedness that is pari passu to the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Issuers from the Exchange Offer.

    The Exchange Notes will bear interest from and including their dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

    The Original Notes were originally issued and sold on May 20, 1998. Such sales were not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2) and Rule 144A of the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period not to exceed 180 days after the Expiration Date (as defined), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Original Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuers will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. (See "Description of Notes -- Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on                , 1998, unless
extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     SEE "RISK FACTORS" ON PAGE 12 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

             The date of this Prospectus is                  , 1998

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM GLOBALSTAR AT 3200 ZANKER ROAD, P.O. BOX 640670, SAN JOSE, CALIFORNIA 95164-0670, ATTENTION: STEPHEN C. WRIGHT, TELEPHONE: (408) 933-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
                 , 1998.

     The Issuers are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuers have agreed that, whether or not they are required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, they will furnish to the trustee and the holders of the Notes and file with the Commission, or cause to be so filed as part of the financial statements of Globalstar Telecommunications Limited ("GTL"), (i) all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuers' independent public accountants and (ii) all reports that are required to be filed with the Commission on Form 8-K. Such reports and other information filed by the Issuers can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The site may be accessed at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Globalstar's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Globalstar's future operating results include, without limitation; uncertainties regarding implementation of business strategies; technology risks; changes in the regulatory environment affecting Globalstar; and actions of Globalstar's competitors and other factors set forth under "Risk Factors."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    i
FORWARD-LOOKING STATEMENTS..................................   ii
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   12
  Development Stage Company.................................   12
  Operating Risks...........................................   13
  Technological Risks.......................................   17
  Regulation................................................   19
  Structural and Market Risks...............................   20
THE ISSUERS.................................................   22
USE OF PROCEEDS.............................................   23
THE EXCHANGE OFFER..........................................   23
  Purpose of the Exchange Offer.............................   23
  Terms of the Exchange.....................................   23
  Expiration Date; Extensions; Termination; Amendments......   24
  How to Tender.............................................   25
  Terms and Conditions of the Letter of Transmittal.........   27
  Withdrawal Rights.........................................   27
  Acceptance of Original Notes for Exchange; Delivery of
     Exchange Notes.........................................   27
  Conditions to the Exchange Offer..........................   28
  Exchange Agent............................................   29
  Solicitation of Tenders; Expenses.........................   29
  Appraisal Rights..........................................   29
  Federal Income Tax Consequences...........................   29
  Other.....................................................   29
SELECTED FINANCIAL DATA.....................................   31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   32
  Liquidity and Capital Resources...........................   32
  Results of Operations.....................................   33
  Financial Accounting Pronouncements.......................   35
  Year 2000 Issue...........................................   35
BUSINESS....................................................   36
  Business Overview.........................................   36
  Business Strategy.........................................   39
  The Globalstar System.....................................   41
  Satellite Constellation...................................   43
  Globalstar System Capacity................................   45
  Competition...............................................   45
  Research and Development..................................   47

                                                              PAGE
                                                              ----
  Patents and Proprietary Rights............................   47
  Employees.................................................   47
  Properties................................................   47
  Legal Proceedings.........................................   47
REGULATION..................................................   48
  United States FCC Regulation..............................   48
  United States International Traffic in Arms Regulations...   50
  Export Regulation.........................................   50
  International Coordination................................   51
  European Union............................................   51
  Regulation of Service Providers...........................   52
MANAGEMENT..................................................   53
  Directors and Executive Officers..........................   53
  Governance................................................   55
  Summary Compensation......................................   56
  Option Grants in Last Fiscal Year.........................   57
  Aggregated Option Exercises in Last Fiscal Year and
     Year-End Option Values.................................   57
  Employment Arrangements...................................   57
  Compensation Committee Interlocks and Insider
     Participation..........................................   58
  Pension Plan..............................................   58
RELATED PARTY TRANSACTIONS..................................   59
GOVERNANCE OF GLOBALSTAR....................................   63
  General Partners' Committee...............................   63
  Certain Actions...........................................   63
  GTL Change of Control and Reduction in Interest...........   65
  Council of Service Operators..............................   66
  Indemnification and Fiduciary Standards...................   66
  Allocations and Distributions.............................   66
  Dissolution of Globalstar.................................   67
  Issuance of Additional Partnership Interests..............   67
  Limitations of Transfer of Partnership Interests..........   68
DESCRIPTION OF NOTES........................................   68
  General...................................................   68
  Principal, Maturity and Interest..........................   69
  Optional Redemption.......................................   69
  Change of Control.........................................   70
  Asset Dispositions........................................   71
  Covenants.................................................   72
  Events of Defaults and Remedies...........................   80
  No Personal Liability of Directors, Officers, Employees,
     Incorporators and Stockholders.........................   81
  Legal Defeasance and Covenant Defeasance..................   81

                                                              PAGE
                                                              ----
  Transfer and Exchange.....................................   82
  Amendment, Supplement and Waiver..........................   82
  Concerning the Trustee....................................   83
  Definitions...............................................   83
  Registration Rights.......................................   92
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE
  OFFER.....................................................   94
  Exchange Offer............................................   94
PLAN OF DISTRIBUTION........................................   95
LEGAL OPINIONS..............................................   95
EXPERTS.....................................................   95
INDEX TO FINANCIAL STATEMENTS...............................  F-1
GLOSSARY OF TERMS...........................................  G-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto included elsewhere in this Prospectus. On April 27, 1998, GTL's Board of Directors voted to effect a 2-for-1 stock split of the Common Stock in the form of a stock dividend (the "Stock Split"), which dividend was paid on June 8, 1998 to stockholders of record as of May 29, 1998. Unless otherwise indicated, the information regarding the number of outstanding partnership interests of Globalstar or shares of Common Stock of GTL and the beneficial ownership thereof gives effect to (i) the conversion of $310 million aggregate principal amount of GTL's CPEOs into 20,662,552 shares of Common Stock of GTL and the corresponding conversion of Globalstar's RPPIs into ordinary partners' capital, (ii) the exercise by China Telecom of an option to acquire 937,500 Globalstar partnership interests and
(iii) the issuance of Common Stock by GTL as a result of the Stock Split, but does not give effect to the issuance of Common Stock by GTL or the issuance of partnership interests by Globalstar upon the exercise of the Warrants and the underlying Partnership Warrants. Certain capitalized terms used herein are defined in the Glossary.

                                   GLOBALSTAR

     Globalstar is nearing the completion of a LEO satellite-based digital telecommunications system designed to enable local service providers to offer low-cost, high quality wireless voice telephony and data services in virtually every populated area of the world. Globalstar has launched eight of the 56 satellites, including eight in-orbit spares, that will complete its full constellation, and is scheduled to commence service in early 1999.

     The Globalstar System's worldwide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless telecommunications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. The Globalstar System has been designed to provide services at prices comparable to today's cellular service and substantially lower than the prices announced by Globalstar's anticipated principal competitors. Globalstar service providers will set their own retail pricing in their assigned service territories and will pay Globalstar approximately $0.35 to $0.55 per minute on a wholesale basis.

     Globalstar users will make and receive calls through a variety of Globalstar Phones, including hand-held and vehicle-mounted units similar to today's cellular telephones, fixed telephones similar either to phone booths or ordinary wireline telephones, and data terminals and facsimile machines. Dual-mode and tri-mode Globalstar Phones will provide access to both the Globalstar System and the subscriber's land-based cellular service. Each Globalstar Phone will communicate through one or more satellites to a local Globalstar service provider's interconnection point (known as a gateway) which will, in turn, connect into existing telecommunications networks.

     Globalstar achieved a significant milestone on April 30, 1998 when Qualcomm chairman Irwin Jacobs successfully placed a call from San Diego through the Globalstar System to Globalstar chairman Bernard Schwartz in New York City. In the call, an on-orbit Globalstar satellite received and relayed Mr. Jacobs's signal to the system's test-bed gateway in San Diego, which switched the call into the PSTN. The call was carried for the entire duration of the satellite pass, through multiple satellite beam switching, validating the adaptation of CDMA technology to Globalstar service, including variable rate vocoders, gateway software and switching, and the PSTN interconnect. Voice quality was consistent with the standards set by terrestrial CDMA implementations and no voice delay or interruption occurred as the call passed through multiple satellite beams during the call.

     As of June 15, 1998, each of the elements of the Globalstar System -- space and ground segments, user terminal supply, service provider arrangements and licensing -- is on schedule to permit Globalstar to commence commercial operations in early 1999 with a total of 44 satellites on orbit. The remaining 12 satellites, including eight on-orbit spares, will be launched in the first half of 1999.

          Space Segment. Globalstar launched its first four satellites on February 14, 1998 and its second group of four satellites on April 24, 1998. The eight Globalstar satellites have reached their final orbital positions and are currently being used to test basic system functionality including, among other things, the system's inter-satellite hand-off capabilities. Globalstar has an additional 16 completed satellites on hand, 12 of which are to be launched on a Ukrainian Zenit launch vehicle. Production is proceeding for the remaining satellites to meet scheduled launch dates. Mission operations preparations, launch vehicle production and dispenser development are on schedule, and all U.S. export licenses necessary for foreign launches have been obtained. The most recent Zenit launch (which did not involve any Globalstar satellites) ended in failure. The next scheduled Zenit launch (of a Russian military spacecraft), originally scheduled for May 1998, has been rescheduled for July 1998, when another Zenit launch of a Russian payload is also scheduled. Globalstar's initial launch on this vehicle has consequently been rescheduled for August 1998, following the two scheduled Russian launches but Globalstar does not believe that this rescheduling will delay the Globalstar in-service date. A Zenit launch failure could substantially delay Globalstar's launch program. A launch incident that destroys or substantially damages the Zenit launch pad (which is the only pad from which this rocket can be launched) would result in further delays in Zenit availability. In the event of any Zenit failure, Globalstar would be entitled to a free launch on Zenit, but if it elected to forgo this right and launch on another rocket, it would incur substantial additional expense. See "Risk Factors -- Development Stage Company -- Sources of Possible Delay and Increased Cost," and "Risk
     Factors -- Technological Risks -- Satellite Launch Risks."

          Ground Segment. In preparation for its first launch, Globalstar completed both its primary SOCC and a functionally-identical back-up facility, which performed well in support of the first two Globalstar launches. The SOCCs are fully-operational and have demonstrated their command and control capabilities with respect to the on-orbit Globalstar satellites, which they are currently monitoring and controlling. Qualcomm has completed its design of the Globalstar gateway hardware, has established the system's test-bed gateway in San Diego, and has shipped four additional gateways to Texas, France, Australia and South Korea which helped monitor the launch and orbital placement of Globalstar's satellites. Thirty-four additional gateways were initially ordered by Globalstar and are currently in production. Globalstar has resold substantially all of these gateways under contracts with strategic partners and other service providers. See "Risk Factors -- Operating Risks -- Dependence on Service Providers and Other Third Parties." Globalstar anticipates that these production gateways will be shipped and installed on schedule to commence commercial operations in early 1999 with a test version of their operating software that will be upgraded prior to the commencement of commercial operations to a more advanced version currently under development by Qualcomm.

          User Terminal Supply. Ericsson, Qualcomm, and Telital are in the process of manufacturing approximately 300,000 handheld and fixed user terminals under contracts totalling $353 million from Globalstar and its service providers. The first generation of Globalstar Phones will weigh about 0.8 pounds and will be available in attractive designs with dimensions (excluding antenna) of approximately 7.2" x 2.5" x 1.8". Globalstar users will be able to access terrestrial wireless systems where available through dual and tri-mode portable and mobile user terminals. Qualcomm will offer a tri-mode handset that can access Globalstar, AMPS (the U.S. analog cellular standard) and digital cellular phones using CDMA technology. Ericsson's and Telital's Globalstar/GSM dual mode phones will feature the GSM interface familiar to wireless customers in Europe and many other areas of the world.

          Service Providers. Globalstar and its partners have been seeking alliances with service providers throughout the world and have entered into a number of agreements in specific territories. Globalstar believes that these relationships with in-country service providers will facilitate the granting of local regulatory approvals -- particularly where the service provider and the licensing authority are one and the same -- as well as provide local marketing and technical expertise. Hyundai has recently informed Globalstar of its intention to withdraw as a service provider in light of the financial crisis in Asia. Globalstar is currently working with Hyundai, other strategic partners and prospective in-country service providers to transition the Hyundai territories which include India, Finland and New Zealand. Globalstar's local service providers have already obtained some or all of the national regulatory approvals they will need to obtain in 28 nations, including China, the United States, Canada, Russia, Brazil, Indonesia, Saudi Arabia and Ukraine.

          Licensing. In January 1995, the FCC granted authority for the construction, launch and operation of the Globalstar System and assigned spectrum for its user links. Later that year, the WRC '95 allocated feeder link spectrum on an international basis for MSS systems such as Globalstar, and in November 1996 the FCC authorized Globalstar's feeder links. In September 1997, Globalstar applied to the FCC for authorization to launch and operate satellite systems at 2 GHz and 40 GHz. If these applications are granted (as to which there can be no assurance), Globalstar would be in a position to expand its capacity.

     In April 1998, Globalstar's budgeted expenditures for the design, construction and deployment of the Globalstar System to commence commercial service, including working capital, cash interest on borrowings and operating expenses, increased to approximately $2.8 billion, reflecting revised cost estimates from Qualcomm and other increased Globalstar expenditures. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software for the improvement of system functionality and the addition of new features beyond those planned for the commencement of commercial service. As of June 15, 1998, Globalstar has raised or received commitments for approximately $2.9 billion in equity, debt and vendor financing.

     In addition, Globalstar has agreed to purchase from SS/L, its satellite contractor, eight additional ground spares at a cost of approximately $175 million. Further, in order to accelerate the deployment of gateways around the world, Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. In December 1997, Globalstar ordered 40,000 fixed access terminals from Ericsson for $84 million. Globalstar has also agreed to finance approximately $67 million of the cost of handsets. Globalstar expects to recoup the amounts so financed following the acceptance by the service providers of the gateways, fixed access terminals and handsets, respectively.

     The Globalstar System has been designed to address the substantial and growing demand for telecommunications services worldwide, particularly in developing countries. More than three billion people today live without residential telephone service, many of them in rural areas where the cost of installing wireline service is prohibitively high. Moreover, even where telephone infrastructure is available in developing countries, outdated equipment often leads to unreliable local service and limited international access. The number of worldwide fixed phone lines has increased from 469 million in 1988 to 733 million in 1996 and is projected to increase to 1.2 billion by 2002. Nonetheless, during the same period, waiting lists for fixed service have increased from 30 million to 44 million, resulting in an average waiting time before installation of approximately one and a half years. Similarly, the cellular market has grown from four million worldwide subscribers in 1988 to an estimated 207 million in 1997 and is projected to increase to 457 million by 2001. At that time, it is projected that only 40% of the world's population will live in areas with cellular coverage. The remaining 60% of the world's population will have access to wireless telephone service principally through satellite-based systems like the Globalstar System. Globalstar believes that its addressable market exceeds 30 million people.

     The Globalstar System has been designed with attributes which Globalstar believes compare favorably to other proposed global MSS systems including: (i) Globalstar's unique combination of CDMA technology and path diversity through multiple satellite coverage, which will reduce call interruptions and signal blockage from obstructions and will use satellite power more efficiently; (ii) a proven space segment design without complex intersatellite links or on-board call processing and a ground segment with flexible, low-cost gateways and competitively priced Globalstar Phones; (iii) lower average wholesale prices than other proposed MSS systems and (iv) gateways installed in most major countries, minimizing tail charges (i.e. amounts charged by carriers other than the Globalstar service provider for connecting a Globalstar call through its network), resulting in low costs for domestic and regional calls, which will account for the vast majority of Globalstar's anticipated usage.

     Loral is a principal founder of Globalstar and, through a subsidiary, is its managing general partner. Loral owns, directly or indirectly, approximately 38% (on a fully diluted basis) of Globalstar. Subject to the successful completion of its offering of its common stock pursuant to a registration statement on Form S-3 initially filed with the Securities and Exchange Commission on April 28, 1998, Loral has agreed to purchase 30% of the Globalstar limited partnership interests (i.e., 4.2 million partnership interests in the aggregate, corresponding to 16.8 million shares of GTL Common Stock) held by the founding strategic partners of Globalstar for $420 million in cash (the "Globalstar Purchase"). Strategic partners participating in this transaction will reinvest one half of their proceeds ($210 million in the aggregate) in the Globalstar System for the purchase of Globalstar gateways and user terminals. Concurrently, entities advised by or associated with Soros Fund Management L.L.C. ("Soros") will purchase from Loral 8.4 million shares of GTL Common Stock that Loral currently owns (the "Soros Investment"). Upon consummation of the Globalstar Purchase and the Soros Investment, Loral's fully diluted ownership in Globalstar will increase from approximately 38% to 42%, and Soros will own GTL shares equating to approximately 4% of Globalstar.

                         GLOBALSTAR STRATEGIC PARTNERS

     Globalstar has selected strategic partners whose marketing, operating and technical expertise will enhance Globalstar's capabilities. These partners are playing key roles in the construction, operation and marketing of the Globalstar System. Globalstar's founding partners are Loral and Qualcomm, the leading supplier of CDMA digital telecommunications technology. Globalstar's other strategic partners are:

                       TELECOMMUNICATIONS                     TELECOMMUNICATIONS EQUIPMENT
                       SERVICE PROVIDERS                  AND AEROSPACE SYSTEMS MANUFACTURERS
                       ------------------                 -----------------------------------
         - AirTouch                                      - Alcatel
         - China Telecom                                 - Alenia
         - Dacom                                         - DASA
         - France Telecom                                - Finmeccanica
         - Vodafone                                      - Hyundai
                                                         - SS/L

     On April 21, 1998, Globalstar announced that China Telecom had exercised an option to acquire 937,500 Globalstar partnership interests for an aggregate purchase price of $18.75 million. In addition, China Telecom has the option to acquire an additional 937,500 Globalstar partnership interests for an aggregate purchase price of $18.75 million. Globalstar had previously granted these options to China Telecom in connection with service provider arrangements in China under which an affiliate of China Telecom will act as the sole distributor of Globalstar service in China.

                               BUSINESS STRATEGY

     Globalstar's strategy for successful operation is based upon: (i) providing potential users worldwide with high quality telecommunications services; (ii) employing a system architecture designed to minimize cost and technological risks; and (iii) leveraging the marketing, operating and technical capabilities of its strategic partners.

     WORLDWIDE HIGH QUALITY SERVICE

     To achieve rapid and sustained customer acceptance of the system, the Globalstar System has been designed to provide a high quality, worldwide service that combines the best of existing cellular service with the technological advantages of the Globalstar System as described herein to meet the needs of individual end users.

     Worldwide Coverage and Access. The Globalstar System's worldwide coverage has been designed to enable its service providers to extend modern telecommunications services rapidly and economically to significant numbers of people who currently lack basic telephone services and to enhance wireless telecommunications in areas underserved or not served by existing or contemplated cellular systems. Globalstar expects to provide a communications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. The Globalstar System has also been designed to enable international travelers to make and receive calls at a unique telephone number through their mobile Globalstar Phones anywhere in the world where Globalstar service is authorized by local regulatory authorities.

     Multiple Satellite Coverage; Soft Handoff. CDMA digital communications technology combined with continuous multiple satellite coverage and signal path diversity (a patented SS/L method of signal reception not available to competing systems) will enable the Globalstar System to provide service to a wide variety of locations, with less potential for signal blockage from buildings, terrain or other natural features. Globalstar Phones have been designed to operate with a single satellite in view, although typically signals from two to four satellites overhead will be combined to provide service. Therefore, the loss of an individual satellite is not expected to result in any gap in global coverage. Each mobile Globalstar Phone has been designed to communicate with as many as three satellites simultaneously, combining the signals received to ensure maximum service quality. As satellites are constantly moving in and out of view, they will be seamlessly added to and removed from the calls in progress, thereby reducing the risk of call interruption.

     Superior Call Quality; Increased Privacy. Based on terrestrial simulations and initial space-based tests of the Globalstar System, Globalstar expects that Qualcomm's CDMA digital technology will enable Globalstar to provide digital voice services which will have clarity, quality and privacy similar to those of existing digital land-based cellular systems.

     Efficient Use of Satellite Resources. The Globalstar System's use of multiple satellites to communicate with each Globalstar Phone (a patented SS/L method of signal reception not available to competing systems) has been designed to allow its communications signals to bypass obstructions. Path diversity is expected to permit Globalstar to maintain its desired level of service quality while using less power and satellite resources than would be required in a system using single path satellites, which attempt to penetrate obstructions by using higher single satellite power and overall higher link margins.

     No Voice Delay. Globalstar satellites' low-earth orbits of 750 nautical miles are expected to result in no perceptible voice delay, as compared with the noticeable time delay of calls utilizing geosynchronous satellites, which orbit at an altitude of 22,500 nautical miles. Globalstar believes that its system will also entail noticeably less voice delay than medium-earth orbit MSS systems and, in many cases, than LEO systems requiring on-board satellite call processing to support satellite-to-satellite switching systems.

     EMPLOYING A SYSTEM ARCHITECTURE DESIGNED TO MINIMIZE COST AND RISK

     Simple, Cost-Effective System Architecture. To achieve low cost, reduce technological risk and accelerate its deployment, Globalstar has devised a system architecture using small satellites incorporating well-established design features, and located the system's call processing and switching operations on the ground, where they are accessible for maintenance and can benefit from continuing technological advances. Hand-held and vehicle-mounted Globalstar Phones are anticipated to be priced comparably and will be similar in function to current digital cellular telephones. Dual-mode and tri-mode Globalstar Phones will be able to access both Globalstar and a variety of local land-based analog and digital cellular services, where available. Multiple manufacturers have been licensed to manufacture Globalstar Phones in order to promote competition and reduce prices.

     Low-Cost Service. Globalstar intends to offer its service providers effective average prices substantially lower than those announced by its anticipated principal competitors. Globalstar's service providers will set their own retail pricing and will pay to Globalstar wholesale prices generally expected to range between $0.35 and $0.55 per minute. As a result of its pricing commitments to its service providers or as a result of competitive pressures, Globalstar may not be in a position to pass on to its service providers unexpected increases in the cost of constructing the Globalstar System. However, Globalstar believes that its low system and operating costs and high gross margins at target pricing and usage levels provide it with substantial additional pricing flexibility if necessary to meet competition.

     Simple Space Segment of Proven Design. To achieve lower cost, reduce technological risk and accelerate deployment of the Globalstar System, Globalstar's system architecture uses small satellites incorporating a well-established repeater design that acts essentially as a simple "bent pipe," relaying signals received directly to the ground. The Globalstar space segment is being manufactured under a fixed-price contract with SS/L. The contract provides for the construction of 56 satellites, including eight in-orbit spares, meeting designated performance specifications and for SS/L to obtain launch services and launch insurance. In addition, Globalstar has agreed to purchase from SS/L eight additional ground spares that will increase Globalstar's ability to have at least 40 satellites in service during 1999, even in the event of launch failures.

     Flexible, Low-Cost Ground Segment. Globalstar has been designed to offer local governments and service providers affordable telephone infrastructure where the cost of build-out of land-based wireline or wireless telephone systems is either too great or not economically justifiable. By purchasing a single gateway for approximately $5 million to $10 million (depending on the capacity desired), a service provider can extend basic telephone service to fixed terminals on a national basis in countries as large as Saudi Arabia and mobile service to cover an area almost as large as Western Europe. Each country with a Globalstar gateway will have access to domestic service without the imposition of international tail charges on in-country calls, thereby offering subscribers the lowest possible cost for domestic calls, which account for the vast majority of all cellular calls today.

     Competitively Priced Globalstar Phones. Ericsson, Qualcomm, and Telital are currently filling an initial order for approximately 300,000 handheld and fixed user terminals under contracts totalling $353 million from Globalstar and its service providers. After these initial production runs, Globalstar anticipates that competitive pressures and manufacturing efficiencies will reduce the cost of mobile and private fixed Globalstar Phones to less than $750 each. Private fixed Globalstar Phones will provide a wireless local loop to government offices, businesses and homes beyond the current coverage area of the PSTN. Fully-installed, turn-key public telephone booths equipped with security features and credit, debit and phone-card reading capabilities are expected to cost between $4,000 and $6,000, depending on the number of units sharing a fixed antenna. In addition, dual mode and tri-mode Globalstar Phones will permit a Globalstar handset to access GSM, AMPS and CDMA-based digital cellular systems, and future phones are planned that will access additional modulations.

     LEVERAGING THE CAPABILITIES OF GLOBALSTAR'S STRATEGIC PARTNERS

     Loral has overall management responsibility for the design, construction, deployment and operation of the Globalstar System. Globalstar's strategic partners will play key roles in the design, construction, operation and marketing of the Globalstar System.

     Telecommunications service providers AirTouch, China Telecom, Dacom, France Telecom and Vodafone are providing in-country marketing and telephony expertise to Globalstar. Globalstar's strategic partner service providers have been granted exclusive rights to provide Globalstar service in 60 countries around the world in which they have particular marketing strength and experience and access to an established customer base. To maintain their service provider rights on an exclusive basis, these service providers and additional service providers are required to make minimum payments to Globalstar equal to 50% of target revenues. Based upon current targets (which are subject to adjustment in 1998 based upon an updated market analysis), such minimum payments total approximately $5 billion through 2006. There can be no assurance that the service providers will elect to retain their exclusivity and make such payments.

     Globalstar expects to add additional service providers in order to provide coverage throughout the world. Each service provider will, subject to obtaining required local regulatory approvals, market and distribute Globalstar service in its designated territories and own and operate the gateways necessary to serve its markets.

     Telecommunications equipment and aerospace systems manufacturers SS/L, Aerospatiale, Alcatel, Alenia, DASA, Finmeccanica and Hyundai have designed Globalstar's satellites, which are now being built and deployed under a fixed-price contract with SS/L. Qualcomm, using its CDMA technology, is designing and will manufacture Globalstar Phones and gateways and has licensed its user terminal technology to Ericsson and Telital.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Issuers are offering to exchange (the "Exchange
                             Offer") up to $300,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2005 (the "Exchange Notes"), which have been registered under the Securities Act, for up to $300,000,000 aggregate principal amount of outstanding 11 1/2% Senior Notes due 2005 (the "Original Notes"). Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on           , 1998 unless extended
                             (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The obligation of the Issuers to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and as a result holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of
  Original Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of May 20, 1998, among the respective Issuers and the Initial Purchasers and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Description of Notes -- Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the indenture, dated as of May 20, 1998, among the Issuers and The Bank of New York, as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in such Original Notes and their Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk
                             Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $300,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they may be exchanged except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the respective Original Notes and will be entitled to the benefits of the respective Indenture. See "Description of the Notes."

Issuers....................  Globalstar, L.P. and Globalstar Capital
                             Corporation. The principal executive offices of the Issuers are located at 3200 Zanker Road, P.O. Box 640670, San Jose, California 95164-0670, and their telephone number at that address is (408) 933-4000.

Maturity...................  June 1, 2005.

Interest Payment Dates.....  June 1 and December 1, commencing on December 1,
                             1998.

Ranking....................  The Notes will rank senior in right of payment to any future subordinated indebtedness of the Issuers, and pari passu in right of payment with all senior indebtedness of the Issuers.

Security...................  None.

Optional Redemption........  The Notes are not redeemable prior to June 1, 2003.
                             Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Issuers, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date. In the event that, on or before June 1, 2001, Globalstar receives net proceeds from any Equity Offering by Globalstar or GTL, up to a maximum of 33 1/3% of the aggregate principal amount of the Notes originally issued will, at the option of Globalstar, be redeemable from the net cash proceeds of such sale at a redemption price equal to 111 1/2% of the stated principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided, however, that (i) at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding after such redemption and (ii) such redemption shall occur within 90 days of the date of such offering. See "Description of Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuers to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase. See "Description of Notes -- Change of Control."

Covenants..................  The Indenture pursuant to which the Notes were issued contains certain covenants that, among other things, limit the ability of the Issuers and their Restricted Subsidiaries to incur additional Debt and issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock or subordinated Debt or make certain other Restricted Payments, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of the Issuers' Restricted Subsidiaries or enter into certain mergers and consolidations. See "Description of
                             Notes -- Covenants."

Amendment and Modification
of the Indenture...........  Certain provisions of the Indenture, including those related to a Change of Control, may be amended with the consent of the holders of a majority in principal amount of the then-outstanding Notes.

     See "Risk Factors" beginning on page 12 for a discussion of certain factors that should be considered in connection with this offering.

                         SUMMARY FINANCIAL INFORMATION

                                GLOBALSTAR, L.P.
            (In thousands, except per partnership interest amounts)

                                              YEAR ENDED DECEMBER 31, 1994
                                            --------------------------------
                                     PRE-CAPITAL
                               SUBSCRIPTION PERIOD(1)
                             ---------------------------       MARCH 23
                                                             (COMMENCEMENT
                              YEAR ENDED    JANUARY 1 TO   OF OPERATIONS) TO       YEARS ENDED DECEMBER 31,
                             DECEMBER 31,    MARCH 22,       DECEMBER 31,      --------------------------------
                                 1993           1994             1994            1995        1996        1997
                             ------------   ------------   -----------------     ----        ----        ----
STATEMENT OF OPERATIONS
 DATA:
 Revenues...................   $    --         $   --          $     --        $      --   $      --   $     --
 Operating expenses.........    11,510          6,872            28,027           80,226      61,025     88,071
 Interest income............        --             --             1,783           11,989       6,379     20,485
 Net loss applicable to
   ordinary partnership
   interests................    11,510          6,872            26,244           68,237      71,969     88,788
 Net loss per weighted
   average ordinary
   partnership
   interest outstanding --
   basic and diluted........                                       0.73             1.50        1.53       1.74
 Cash distributions per
   ordinary partnership
   interest.................                                         --               --          --         --
OTHER DATA:
 Deficiency of earnings to
   cover fixed charges(2)...                                        N/A              N/A      81,869    184,683
CASH FLOW DATA:
 Used in operating
   activities...............        --             --            23,052           38,368      51,756     97,128
 Used in investing
   activities...............        --             --            50,549          280,345     379,130    591,025
 Provided by (used in)
   partners' capital
   transactions.............        --             --           147,161          318,630     284,714    132,990
 Provided by (used in) other
   financing activities.....        --             --                --           (1,875)     95,750    998,137


                                                        CUMULATIVE
                                  THREE MONTHS        MARCH 23, 1994
                                     ENDED             (COMMENCEMENT
                                   MARCH 31,         OF OPERATIONS) TO
                              --------------------       MARCH 31,
                                1997       1998            1998
                                ----       ----      -----------------
STATEMENT OF OPERATIONS
 DATA:
 Revenues...................  $     --   $      --      $       --
 Operating expenses.........    17,582      24,761         282,110
 Interest income............     2,295       5,165          45,801
 Net loss applicable to
   ordinary partnership
   interests................    20,588      24,896         280,134
 Net loss per weighted
   average ordinary
   partnership
   interest outstanding --
   basic and diluted........      0.44        0.48
 Cash distributions per
   ordinary partnership
   interest.................        --          --
OTHER DATA:
 Deficiency of earnings to
   cover fixed charges(2)...    32,848      64,379
CASH FLOW DATA:
 Used in operating
   activities...............    19,878      14,559         224,863
 Used in investing
   activities...............   136,265     152,974       1,454,023
 Provided by (used in)
   partners' capital
   transactions.............   118,084      (4,690)        878,805
 Provided by (used in) other
   financing activities.....   376,090          --       1,092,012

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                 1995         1996        1997      MARCH 31, 1998
                                                                 ----         ----        ----      --------------
BALANCE SHEET DATA:
 Cash and cash equivalents..................................  $   71,602    $ 21,180    $464,154      $  291,931
 Working capital (deficiency)...............................      17,687     (53,481)    349,970         142,771
 Globalstar System under construction.......................     400,257     891,033    1,527,688      1,718,120
 Total assets...............................................     505,391     942,913    2,149,053      2,189,916
 Vendor financing liability.................................      42,219     130,694     197,723         271,459
 Senior notes...............................................          --          --    1,099,531      1,101,527
 Borrowings under long-term revolving credit facility.......          --      96,000          --              --
 Redeemable preferred partnership interests(3)..............          --     302,037     303,089         303,352
 Ordinary partners' capital.................................     386,838     315,186     380,828         356,601

---------------
(1) Reflects certain costs incurred by Loral and Qualcomm prior to March 23, 1994, which were reimbursed by Globalstar through a capital subscription credit or agreement for repayment in connection with the $275 million capital subscription and commencement of Globalstar's operations on March 23, 1994.

(2) The ratio of earnings to fixed charges is not meaningful as Globalstar is in the development stage and, accordingly, has incurred operating losses.

(3) GTL called for the redemption, on April 30, 1998, of all its outstanding
    6 1/2% Convertible Preferred Equivalent Obligations due 2006 (the "CPEOs"). All of the CPEOs were converted before the redemption date into 20,123,230 shares of GTL common stock. As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock in satisfaction of a required interest make-whole payment. A corresponding dividend make-whole payment was also made by Globalstar for which ordinary partnership interests were issued.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to tender their Original Notes for the Exchange Notes offered hereby, which factors may be generally applicable to the Original Notes as well as the Exchange Notes..

DEVELOPMENT STAGE COMPANY

     Development Stage Company; Expectation of Continued Losses; Negative Cash Flow. Globalstar is a development stage company and has no operating history. From its inception, Globalstar has incurred net losses and expects such losses to continue. Globalstar will require expenditures of significant funds for development, construction, testing and deployment before commercialization of the Globalstar System. There can be no assurance that Globalstar will achieve its objectives by the targeted dates.

     Additional Financing Requirements. Globalstar currently estimates the cost for the design, construction and deployment of the Globalstar System to commence commercial service, including working capital, cash interest on borrowings and operating expenses, to be approximately $2.8 billion. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software for the improvement of system functionality and the addition of new features beyond those planned for the commencement of commercial service. Actual amounts may vary from this estimate and additional funds would be required in the event of unforeseen delays, cost overruns, launch failures, technological risks or adverse regulatory developments, or to meet unanticipated expenses. Ground segment costs, most of which are incurred under a cost-plus contract with Qualcomm, have increased as a result of added enhanced capabilities, additional test requirements and cost growth in the development of the ground system. As of June 15, 1998, Globalstar has raised or received commitments for approximately $2.9 billion in equity, debt and vendor financing. Globalstar believes that its current capital, vendor financing commitments, and the availability of the Globalstar Credit Agreement are sufficient to fund its requirements into the second quarter of 1999. Globalstar expects to obtain additional funds for future capital expenditures not covered by future operating revenues (which may include production of ground spare satellites and support for service provider purchases of gateways and user terminals) through a combination of sources, including issuances of additional debt or equity securities, projected service provider payments and anticipated payments received from the sale of gateways and Globalstar subscriber terminals. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all. If there are unforeseen delays, if technical or regulatory developments result in a need to modify the design of all or a portion of the Globalstar System, if service provider agreements for additional territories are not entered into at the times or on the terms anticipated by Globalstar or if other additional costs are incurred, the risk of which is substantial, additional capital will be required. A substantial shortfall in meeting its capital needs would delay Globalstar's Full Constellation Date. The ability of Globalstar to achieve positive cash flow will depend upon the successful and timely construction and deployment of the Globalstar System, the successful marketing of its services by service providers and the ability of the Globalstar System to successfully compete against other satellite-based telecommunications systems, as to which there can be no assurance. If Globalstar fails to commence commercial operations in the first quarter of 1999 or to achieve positive cash flow in the fourth quarter of 1999, additional capital will be needed.

     Sources of Possible Delay and Increased Cost. Many of the problems, delays and expenses encountered by an enterprise in Globalstar's stage of development may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. Delay in the timely design, construction, deployment, commercial operation and achievement of positive cash flow of the Globalstar System could result from a variety of causes. These include delays in the regulatory process in various jurisdictions, delay in the integration of the Globalstar System into the land-based network, changes in the technical specifications of the Globalstar System made to enhance its features, performance or marketability or in response to regulatory developments or otherwise, delays encountered in the construction, integration or testing of the Globalstar System by Globalstar vendors, delayed or unsuccessful launches, delays in financing, insufficient or ineffective service provider marketing efforts, slower-than-anticipated consumer acceptance of Globalstar service and other events beyond Globalstar's control. Substantial delays in any of the foregoing matters would delay Globalstar's achievement of profitable operations.

     Globalstar plans to launch the next 36 of its satellites in three groups of 12 aboard the Ukrainian Zenit rocket. The most recent Zenit launch (which did not involve any Globalstar satellites) ended in failure. The next scheduled Zenit launch (of a Russian military spacecraft), originally scheduled for May 1998, has been rescheduled to July 1998, when another Zenit launch of a Russian payload is also scheduled. Globalstar's initial launch on this vehicle has consequently been rescheduled for August 1998, following the two scheduled Russian launches, but Globalstar does not believe that this rescheduling will delay the Globalstar in-service date. A Zenit launch failure could substantially delay Globalstar's launch program. A launch incident that destroys or substantially damages the Zenit launch pad (which is the only pad from which this rocket can be launched) would result in further delays in Zenit availability. In the event of any Zenit failure, Globalstar would be entitled to a free launch on Zenit, but if it elected to forego this right and launch on another rocket, it would incur substantial additional expense.

     Globalstar is building 16 spare satellites, of which eight will be on-ground spares, in addition to the 48 satellites it requires for its full constellation. In addition, SS/L holds options on 12 additional Delta launches on Globalstar's behalf and has been informed that additional Soyuz launches are likely to be available, which would be sufficient in the aggregate to launch 48 additional Globalstar satellites. The use of additional Delta or Soyuz launchers could increase Globalstar's launch expense and, because firm launch dates have not been assigned, would not eliminate entirely the anticipated delay associated with a Zenit launch failure.

     Any substantial delay in the Full Constellation Date, for this or any other reason, would increase the proportion of Globalstar's debt service payments due prior to the availability of operating cash flow, and would require Globalstar to seek additional financing in order to avoid a payment default. There can be no assurance that such financing would be available on economic terms, if at all, in such an eventuality.

OPERATING RISKS

     Dependence on Service Providers and Other Third Parties. The availability of Globalstar service in each region or country will depend upon the cooperation, operational and marketing efficiency, competitiveness, finances and regulatory status of Globalstar's service provider in that region or country. The willingness of companies to become service providers will depend upon a variety of factors, including pricing, local regulations and Globalstar's competitiveness with other satellite-based telecommunications systems. Globalstar believes that enlisting the support of established telecommunications service providers, some of which are the dominant carriers in their markets, will be essential both to obtaining necessary local regulatory approvals and to rapidly accessing a broad market of potential users. Globalstar's strategic service providers have agreed to act as exclusive service providers in 60 countries although it is anticipated that in many cases these partners will enter into strategic alliances with local service providers to provide Globalstar service in these countries.

     Hyundai has recently informed Globalstar of its intention to withdraw as a service provider in light of the financial crisis in Asia. Globalstar is currently working with Hyundai, other strategic partners and prospective in-country service providers to transition the Hyundai territories, which include India, Finland and New Zealand. If adequate replacement service providers for the territories cannot be timely engaged, Globalstar will not be in a position to offer service in these countries, and its results of operations would be correspondingly affected.

     If the service providers fail to obtain the necessary local regulatory approval or to adequately market and distribute Globalstar's services, Globalstar's business could be adversely affected. There can be no assurance that enough service providers will contract for Globalstar service and procure and install the gateways and obtain the regulatory licenses necessary for complete global service. Failure to offer service in any particular region will eliminate that area's market potential and reduce Globalstar's ability to service its global roamer market.

     Certain strategic partners and other third parties are designing and constructing the component parts of the Globalstar System. In the event such parties are unable to perform their obligations, Globalstar's Full Constellation Date may be delayed and its costs may be increased.

     Risks Inherent in Foreign Operations. Globalstar expects that the vast majority of its business will be conducted outside of the United States. Such operations are subject to certain risks such as changes in domestic and foreign government regulations and telecommunications standards, tariffs or taxes and other trade barriers. Accordingly, government actions in foreign countries could have a significant effect on Globalstar's operations. Political, economic or social instability or other developments in such countries, including currency fluctuations, could also adversely affect Globalstar's operations. In addition, Globalstar's agreements relating to local operations may be governed by foreign law or enforceable only in foreign jurisdictions. As a result, in the event of a dispute, it may be difficult for Globalstar to enforce its rights under such agreements.

     On May 13, 1998, President Clinton ordered economic sanctions against India as a result of that country's recent nuclear tests. The sanctions include a ban on military-related exports and limitations on U.S.-government supported extensions of credit to India. Regulations implementing these sanctions have not been issued, and so Globalstar is not in a position to determine what effect, if any, such sanctions will have upon the export of Globalstar gateways and handsets to India, upon Globalstar's ability to obtain a service provider for India to replace Hyundai, or upon that prospective service provider's business, including its ability to obtain financing, although such effects could be material and adverse.

     Risks of Doing Business in Developing Markets; Currency
Risks. Globalstar's largest potential markets are in developing countries or regions that are substantially underserved and not expected to be served by existing telecommunications systems. In doing business in such markets, Globalstar and its local service providers may face market, inflation, interest rate and currency fluctuation, government policy, price and wage, exchange control, taxation and social instability, expropriation and other economic, political or diplomatic conditions that are significantly more volatile than those commonly experienced in the United States and other industrialized countries. Although Globalstar anticipates that it will receive payments from its service providers in U.S. dollars, limited availability of U.S. currency in these local markets may prevent a service provider from making payments in U.S. dollars. Moreover, exchange rate fluctuations may affect the price Globalstar will be entitled to receive for its services.

     Pricing Risk. Globalstar's pricing to service providers will, under certain circumstances, not be automatically adjusted for inflation; in such cases, Globalstar will be able to increase its pricing to service providers only if the service provider increases its prices to subscribers, and it may be required to lower its pricing if the service provider lowers its prices to subscribers. In recent years, pricing in the telecommunications industry has trended downward, in some cases making it difficult for service providers to raise their prices to compensate for cost inflation. Although Globalstar expects future service provider agreements to contain pricing terms more favorable to Globalstar than those contained in its agreements with founding service providers, there can be no assurance that such terms will be achieved.

     Substantial Leverage. Globalstar has entered into an agreement with a bank syndicate for a $250 million credit facility expiring December 15, 2000, and also expects to utilize $453 million of committed vendor financing. Existing indebtedness includes the $500 million aggregate principal amount of Globalstar's 11 3/8% Senior Notes issued in February 1997 (the "11 3/8% Senior Notes"), the $325 million aggregate principal amount of Globalstar's 11 1/4% Senior Notes issued in June 1997 (the "11 1/4% Senior Notes"), the $325 million aggregate principal amount of Globalstar's 10 3/4% Senior Notes issued in October 1997 (the "10 3/4% Senior Notes") and the $300 million aggregate principal amount of Original Notes issued in May 1998. As a result, Globalstar is highly leveraged. Globalstar will be dependent on its cash flow from operations to service this debt. Any delay in the commencement of Globalstar operations will adversely affect Globalstar's ability to service its debt obligations. The discretion of Globalstar's management with respect to certain business matters will be limited by covenants contained in the Globalstar credit agreement, the indenture (the "11 3/8% Indenture") governing the 11 3/8% Senior Notes, the indenture (the "11 1/4% Indenture") governing the 11 1/4% Senior Notes, the indenture (the "10 3/4% Indenture") governing the 10 3/4% Senior Notes, the Indenture (the "11 1/2% Indenture") governing the Original Notes and any future debt instruments. Among other things, the covenants contained in the Globalstar Credit Agreement, the 11 3/8% Indenture, the 11 1/4% Indenture, the 10 3/4% Indenture and the 11 1/2% Indenture restrict, condition or prohibit Globalstar from paying cash distributions on its ordinary partnership interests, creating liens on its assets, making certain asset dispositions, conducting certain other business and entering into transactions with affiliates and related persons. In the event the Globalstar Credit Agreement ceases to be guaranteed, it will also contain certain financial covenants limiting the ability of Globalstar to incur additional indebtedness. There can be no assurance that Globalstar's leverage and such restrictions will not materially and adversely affect Globalstar's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Globalstar Credit Agreement, the 11 3/8% Indenture, the 11 1/4% Indenture, the 10 3/4% Indenture, the 11 1/2% Indenture or any agreements with respect to additional financing could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross-acceleration or cross-default provisions. See "-- Development Stage Company -- Additional Financing Requirements" and "Description of
Notes -- Certain Covenants."

     Competition. Competition in the telecommunications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants on an international scale. Although no present participant is currently providing the same global personal telecommunications service proposed by Globalstar, Iridium is currently scheduled to commence its MSS service prior to Globalstar's commencement of operations, and several other competing systems are in various stages of development. If any of Globalstar's competitors succeeds in marketing and deploying its system substantially earlier than Globalstar, Globalstar's ability to compete in areas served by such competitor may be adversely affected. A number of satellite-based telecommunications systems not involved in the MSS Proceeding have also been proposed using both GEO and non-GEO satellites and, in one case, the 2 GHz band for a MEO system. See "Business -- Competition."

     Globalstar's most direct competitors are the three other MSS applicants which currently hold FCC licenses, Iridium, MCHI/Ellipso and Constellation. On December 17, 1997, TRW announced that it would not construct its previously licensed Odyssey system but would instead invest in ICO. As of June 15, 1998, Iridium has launched all of its 72 satellites. ICO was not an applicant or a licensee in the MSS Proceeding. ICO has, however, filed a request with the FCC to operate in a different frequency band not available for use by MSS systems under current international guidelines in place until 2000. Comsat, the U.S. signatory to Inmarsat, has applied to the FCC to participate in the procurement of facilities of the system proposed by ICO. It has also sought FCC approval of a proposal to extend the scope of services provided by Inmarsat, currently limited to maritime services, to include telecommunications services to land-based mobile units. These applications are currently pending before the FCC. Comsat has been instructed in the past by the U.S. government to seek to ensure that ICO does not receive preferred access to any market and that non-discriminatory access to such areas for all mobile satellite communications networks be established, subject to spectrum coordination and availability. Nonetheless, because ICO is affiliated with Inmarsat and because its investors include state-owned telecommunications monopolies in a number of countries, there can be no assurance that ICO will not be given preferential treatment in the local licensing process in those countries.

     Constellation and MCHI were granted FCC licenses in July 1997, after the FCC waived its financial qualification requirements with respect to such applicants. In granting such licenses, the FCC found that such applicants had failed to demonstrate that they were financially qualified, and it is not certain that they will be able to raise sufficient funds to construct, launch and operate their proposed systems. Even if ultimately built, such systems are not planned to enter the market until significantly after Globalstar's targeted in-service date.

     In addition to competing for investment capital, subscribers and service providers in markets all over the world, the MSS systems, including Globalstar, also compete with each other for the limited spectrum available for MSS operations. Unlike CDMA systems such as Globalstar, MCHI and Constellation, which permit multiple systems to operate within the same band, the design of Iridium's TDMA system requires a separate frequency segment dedicated specifically for its use. If more than two CDMA systems become operational, CDMA systems like Globalstar will effectively have a smaller spectrum segment within which to operate their user uplinks in the U.S. While CDMA permits spectrum sharing among competing systems, the capacity available to each system sharing such spectrum decreases as the number of systems operating in the band increases. The degree of decrease depends on a number of complex technological factors associated with each system's particular design including transmitter polarization and efficiency of spectrum usage. If the total number of operating MSS systems in the CDMA portion of the L-band (e.g., 1610-1626.5 MHz) and S-band (i.e., 2483.5-2500 MHz) increases from two to three and the other two operating CDMA systems have technical characteristics similar to Globalstar's and all such systems experience full capacity usage, then Globalstar estimates that its capacity over a given area would decrease by approximately 25%.

     The FCC has no authorization to extend the U.S. band plan for CDMA and TDMA Big LEO systems to other countries. However, it has stated that it plans to express the view in discussions with other administrations that global satellite systems are more likely to succeed if individual administrations adopt complementary systems for licensing them. The Conference of European Regulators
(CEPT)has recommended a band plan virtually identical to the U.S. band plan.

     Geostationary-based satellite systems, including AMSC and Comsat's Planet-1, are providing, and other proposed geostationary-based satellite systems, including APMT, ASC, ACeS, Thuraya and Satphone, plan to provide, satellite-based telecommunications services in areas proposed to be serviced by Globalstar. Certain of these systems are being proposed by government entities. Because some of these systems involve relatively simple ground control requirements and are expected to deploy no more than two satellites, they may succeed in deploying and marketing their systems before Globalstar. In addition, coordination of standards among regional geostationary systems could enable these systems to provide worldwide service to their subscriber bases, thereby increasing the competition to Globalstar. Planet-1 uses existing Inmarsat satellites to provide service through a six-pound, laptop-size phone, costing $3,000 with an expected per-minute usage rate of $3.00.

     Some of these potential competitors have financial, personnel and other resources substantially greater than those of Globalstar. Many of these competitors are raising capital and may compete with Globalstar for service providers and financing. Technological advances and a continuing trend toward strategic alliances in the telecommunications industry could give rise to significant new competitors. There can be no assurance that some of these competitors will not provide a more efficient or less expensive service. However, Globalstar believes that based upon the public statements and other publicly available information of the other MSS applicants, Globalstar will be a low-cost provider. Depending on the competitive environment, however, pricing competition could require Globalstar to reduce its anticipated pricing to service providers, thus adversely affecting its financial performance.

     Satellite-based telecommunications systems are characterized by high up-front costs and relatively low marginal costs of providing service. Several systems are being proposed and, while the proponents of these systems foresee substantial demand for the services they will provide, the actual level of demand will not become known until such systems are constructed, launched and operational. If the capacity of Globalstar and any competing systems exceeds demand, price competition could be particularly intense.

     Projects such as Teledesic, Spaceway and CyberStar have applied for or received licenses to operate satellite-based telecommunications and video transmission systems in the 28 GHz Ka-band or higher frequencies. Certain MSS applicants, not including Globalstar, have applied to use this band for their feeder uplinks, as have proponents of land-based local multipoint distribution system ("LMDS") for cellular television services. The FCC has recently concluded developing service rules and a band-width allocation plan for use of the available Ka-band spectrum by these services. Globalstar's primary business will be voice telephony, and its data transmission business will be focused on small data packet services such as paging and messaging. It therefore does not regard the television or broadband data services to fixed terminals proposed by Teledesic, Spaceway and CyberStar or the wireless cable and fixed telephony services proposed by the LMDS applicants as competing services.

     Risk of Accelerated Build-Out and Competing Technological Advances. It is expected that as land-based telecommunications services expand to regions currently underserved or not served by wireline or cellular services, demand for Globalstar service in those regions may be reduced. If such systems are constructed at a more rapid rate than that anticipated by Globalstar, the demand for Globalstar service may be reduced at rates higher than those assumed in Globalstar's market analysis. Globalstar may also face competition in the future from companies using new technologies and new satellite systems. New technology could render Globalstar obsolete or less competitive by satisfying consumer demand in alternative ways or through the introduction of incompatible telecommunications standards. A number of these new technologies, even if they are not ultimately successful, could have an adverse effect on Globalstar as a result of their initial marketing efforts. Globalstar's business would be adversely affected if competitors begin operations or existing or new telecommunications service providers penetrate Globalstar's target markets before completion of the Globalstar System.

     Subscriber Acceptance. Subscriber acceptance of the Globalstar System (both in terms of placement of Globalstar Phones and subscriber usage thereof) will depend upon a number of factors, including price, demand for service and the extent of availability of alternative telecommunications systems. If the level of actual subscriber demand and usage for Globalstar service is below that expected by Globalstar, Globalstar's cash flow will be adversely affected. Globalstar's hand-held phone is expected to be larger and heavier for the same talk time than today's smaller and lighter pocket-sized, hand-held cellular telephones and is expected to have a significantly longer and thicker antenna than hand-held cellular telephones. The Globalstar System will function best when there is an unobstructed line-of-sight between the user and one or more of the Globalstar satellites. Obstacles such as buildings, trees or mountainous terrain may degrade service quality, more so than would be the case with terrestrial cellular systems, and service may not be available in the core of high-rise buildings. There is no assurance that these characteristics of the hand-held Globalstar Phone will not adversely affect subscriber demand for Globalstar service.

     Product Liability; Alleged Health Risks. There has been adverse publicity concerning alleged health risks associated with the use of portable hand-held telephones with transmitting antennas integrated into handsets. On August 1, 1996, the FCC announced new guidelines for evaluating environmental radio frequency radiation from FCC-regulated transmitters based primarily on the exposure criteria recommended in 1986 by the National Council on Radiation Protection Measurements ("NCRP"). Guidelines applicable to certain portable transmitting devices are based on the NCRP criteria and the exposure criteria developed by the Institute of Electrical and Electronic Engineers and recommended in 1992 by the American National Standards Institute. These guidelines are in effect for all applications filed after October 15, 1997; all FCC licensees are expected to come into compliance with the new guidelines by September 1, 2000. Globalstar's handsets will have antennas for communication with the satellites and, in the case of the dual-mode and tri-mode hand-held Globalstar Phones, with the land-based cellular system. Because hand-held Globalstar Phones will use on average lower power to transmit signals than traditional cellular units, Globalstar does not believe that the proposed new guidelines will require any significant modifications of the Globalstar System or of the mobile hand-held Globalstar Phones designed to be used with the Globalstar System. There can, however, be no assurance that the guidelines, as adopted, or any associated health concerns, would not have an adverse effect on Globalstar's mobile handset business.

     Reliance on Key Personnel. The success of Globalstar's business will be dependent upon the ability of Globalstar to attract and retain highly qualified technical and management personnel. None of the employees of Globalstar has an employment contract with Globalstar nor does Globalstar expect to maintain "key man" insurance with respect to any such individuals. The loss of any of these individuals and the subsequent effect on business relationships could have a material adverse effect on Globalstar's business.

TECHNOLOGICAL RISKS

     General. The Globalstar System is exposed to the risks inherent in a large-scale complex telecommunications system employing advanced technologies which must be adapted to the Globalstar application and which have never been used as a commercial whole. Deployment of the Globalstar satellite constellation involves volume production and testing of satellites in quantities significantly higher than those previously prevailing in the industry. The integration of worldwide LEO satellite-based systems like Globalstar presents significant technological challenges and there is no assurance that such integration will be successfully implemented. The operation of the Globalstar System will require the integration of advanced digital communications technologies in devices from personal handsets and public telephone networks to gateways in remote regions of the globe and satellites operating in space. The failure to produce and implement the system, or any of its diverse and dispersed elements, as required, could delay the Full Constellation Date of the Globalstar System or render it unable to perform at levels required for commercial success.

     Satellite Launch Risks. Satellite launches are subject to significant risks, including disabling damage to or loss of the satellites. Satellite launches of groups of more than eight commercial satellites have not been attempted before. Historically, launch failure ("hot failure") rates on low-earth orbit and geostationary satellite launches have been approximately 15%. However, launch failure rates vary depending on the particular launch vehicle. There is no assurance that Globalstar satellite launches will be successful or that its launch failure rate will not exceed the industry average. The Ukrainian Zenit launch vehicle, which is proposed to launch 36 Globalstar satellites (12 per launch), has never been used in commercial applications. The most recent Zenit launch (which did not involve any Globalstar satellites) ended in failure. The next scheduled Zenit launch (of a Russian military spacecraft), originally scheduled for May 1998, has been rescheduled to July 1998, when another Zenit launch of a Russian payload is also scheduled. Globalstar's initial launch on this vehicle has consequently been rescheduled for August 1998, following the two scheduled Russian launches, but Globalstar does not believe that this rescheduling will delay the Globalstar in-service date. A Zenit launch failure could substantially delay Globalstar's launch program. A launch incident that destroys or substantially damages the Zenit launch pad (which is the only pad from which this rocket can be launched) would result in further delays in Zenit availability. In the event of any Zenit failure, Globalstar would be entitled to a free launch on Zenit, but if it elected to forego this right and launch on another rocket, it would incur substantial additional expense. Globalstar intends to launch the last 12 satellites of its constellation in groups of four on three separate launches of the Russian Starsem Soyuz rocket. For a discussion of the adverse consequences of a Zenit failure, see "-- Development Stage Company -- Sources of Possible Delay and Increased Cost."

     SS/L has agreed to obtain launch vehicles for Globalstar and arrange for the launch of all remaining 48 satellites, subject to pricing adjustments in light of future market conditions, which may, in turn, be influenced by international political developments. An adverse change in launch vehicle market conditions which prohibits Globalstar from utilizing the launch vehicles for which it has contracted could result in an increase in the launch cost payable by Globalstar, which may be substantial. In addition, there can be no assurance that replacement launch vehicles will be available in the future at a cost or on terms acceptable to Globalstar.

     Globalstar's remaining launches will be with launch operators which are subject to U.S. export control regulations. Yuzhnoye, based in Ukraine, has certain ties with Russia and intends to launch the Zenit rocket from the Baikonur launch site in Kazakhstan. Arianespace, which will be providing the Soyuz rockets, also intends to launch from Baikonur. Changes in governmental policies or political leadership in the United States, Ukraine, Russia or Kazakhstan could affect the cost, availability, timing or overall advisability of utilizing these launch providers. While Globalstar and SS/L have obtained all necessary U.S. export licenses for Globalstar's remaining scheduled launches, a deterioration in the relationships between the United States and these countries, a change in government policy or legislation or other factors could adversely affect the licenses already granted.

     Limited Life of Satellites. A number of factors will affect the useful lives of Globalstar's satellites, including the quality of construction, expected gradual environmental degradation of solar panels and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite ("cold failures"). In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects. As a result of these factors, the first-generation satellite constellation (including spares) is designed to operate at full performance for a minimum of 7 1/2 years, after which performance is expected to gradually decline. However, there can be no assurance of the constellation's specific longevity. Globalstar's operating results would be adversely affected in the event the useful life of the satellites were significantly shorter than 7 1/2 years. Globalstar anticipates using funds generated from operations to develop a second generation of satellites. If sufficient funds from operations are not available and Globalstar is unable to obtain external financing for the second-generation constellation, Globalstar will not be able to deploy a second-generation satellite constellation to replace first-generation satellites at the end of their useful lives. In that event, the Globalstar System would cease operations at that time.

     Limited Insurance. Unless otherwise required to do so, Globalstar does not currently intend to purchase insurance to cover cold failures that may occur once the satellites have been successfully deployed from the launch vehicle. Globalstar's contract with SS/L provides for the construction and launch of eight in-orbit spare satellites and construction of eight additional ground spares to minimize the effect of any launch or orbital failures. However, there can be no assurance that additional satellites and launches will not be required, in which event there can be no assurance that insurance for such launches will be available or that, if available, would be at a cost or on terms acceptable to Globalstar. In such an event, in addition to the replacement costs incurred by Globalstar, Globalstar's Full Constellation Date may be delayed.

     Year 2000 Issue. Globalstar is evaluating the potential effect on its information processing systems to determine what actions will be necessary or appropriate in connection with the "Year 2000 Issue." The Year 2000 Issue is the result of computer programs which were written using two digits rather than four to signify a year (i.e., the year 1997 is denoted "97" and not "1997"). Computer programs written using only two digits may recognize the year 2000 as the year 1900. This could result in a system failure or miscalculations causing disruption of operations. It is not known at this time what modifications, if any, will be required. All costs associated with any modification will be expensed as incurred. In addition, Globalstar has requested, and will continue to seek, information from third-party entities on which it relies, certifying that their computer systems will not negatively affect its operations. No assurance can be given that there will not be some unforeseen issue, in particular, in connection with third parties' systems, that may materially affect Globalstar's operations.

     Risks Associated with Changing Technology. The space and communications industries are characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by Globalstar may not become obsolete, or that its services will be in demand by the time they are offered. Globalstar is dependent upon technologies developed by third parties to implement key aspects of its strategy to integrate its satellite systems with terrestrial networks, and there can be no assurance that such technologies will continue to be available to Globalstar on a timely basis or on reasonable terms.

REGULATION

     Licensing Risks. The operations of the Globalstar System are and will continue to be subject to United States and foreign regulation. In order to operate in the United States and on an international basis, the Globalstar System must be authorized to provide MSS in each of the markets in which its service providers intend to operate. Even though a Globalstar affiliate has received a FCC authorization, there can be no assurance that the further regulatory approvals required for worldwide operations will be obtained, or that they will be obtained in a timely manner or in the form necessary to implement Globalstar's proposed operations. Globalstar's business may also be significantly affected by regulatory changes resulting from judicial decisions and/or adoption of treaties, legislation or regulation by the national authorities where the Globalstar System plans to operate.

     Globalstar's FCC license, as modified on November 19, 1996, authorizes the construction, launch and operation of the satellite constellation and assigns the system user links and feeder links in the United States. Globalstar's feeder link frequencies were allocated internationally at WRC '95, and have been assigned by the FCC for use in the United States in accordance with the international allocation. However, use of the feeder link frequencies remains subject to restrictions that may be adopted in a potential FCC proceeding to adopt the international allocations into the U.S. Table of Frequency Allocations. In January 1997, the FCC adopted rules for the use of a portion of the frequencies allocated at WRC '95 for MSS feeder links (such as Globalstar's) to a proposed high-speed wireless data service. Although these rules are intended to preclude harmful interference with other uses of these bands, they may ultimately permit uses of these frequencies that could diminish their usefulness for MSS feeder links. Separate licenses must also be obtained from the FCC for operation of gateways and Globalstar Phones in the United States. AirTouch, the exclusive Globalstar service provider in the United States, has received its license for the Texas gateway, and its application for a license for Globalstar Phones is still pending.

     To the extent that other recently licensed MSS systems that use the spectrum for which Globalstar has been authorized acquire the financial resources necessary to construct and launch their proposed systems and such systems become operational, the Globalstar System's capacity would be reduced. In addition, Globalstar's FCC license is subject to a pending judicial appeal. While Globalstar believes that this appeal is without merit, there can be no assurance that this appeal will not result in either reversal or stay of the FCC's decision to grant Globalstar's FCC license to LQP or ultimately result in the granting of additional licenses by the FCC or its adoption of an auction procedure to award licenses, which might materially increase the cost of obtaining such licenses.

     Authorization will be required in each country in which Globalstar Phones are used and in which Globalstar's gateways are located. Local regulatory approval for operation of the Globalstar System is the responsibility of the service providers in each territory. Although many countries have moved to privatize the provision of telecommunications service and to permit competition in the provision of such service, some countries continue to require that all telecommunications service be provided by a government-owned entity. While service providers have been selected, in part, based upon their perceived qualifications to obtain the requisite local approvals, there can be no assurance that they will be successful in doing so, and if they are not successful, Globalstar service will not be available in such territories. In that event, depending upon geographical and market considerations, Globalstar may or may not have the ability to redirect the system capacity that such territories would have otherwise used to serve markets in which service is authorized.

     Regulatory schemes in countries in which Globalstar or its service providers seek to operate may impose impediments on Globalstar's operations. There can be no assurance that such restrictions would not be unduly burdensome.

     Glonass, the Russian Global Navigation Satellite System, operates worldwide in frequency bands adjacent to and including spectrum authorized for use by Globalstar and other MSS systems for user uplinks. Although Glonass has proposed to migrate to lower frequencies, there can be no assurance that such migration will be implemented in a manner which does not have an adverse effect on Globalstar's use of its authorized frequencies. In addition, there are requirements for interference protection between Globalstar and Glonass under consideration, which, if adopted, may render a segment of the MSS spectrum unusable for MSS user uplinks. While any likely limitation is not expected to have a material adverse effect upon Globalstar's capacity, nevertheless, these actions may have the effect of reducing Globalstar capacity in some markets.

     European Union Regulatory Matters. European Union competition law proscribes agreements that restrict or distort competition in the European Union. A violation of European Union competition law could subject Globalstar to fines or enforcement actions that could delay service in western Europe, and/or depending on the circumstances, adversely affect Globalstar's contractual rights vis-a-vis its European strategic partners. In addition, the European Commission has proposed legislation which, if adopted, would give the Commission broad regulatory authority over satellite telecommunications systems such as the Globalstar System. European Union competition law proscribes agreements that have the effect of appreciably restricting or distorting competition in the European Union. Globalstar and others have responded to an inquiry from the Commission of the European Union requesting information regarding their activities. On March 24, 1998, the Commission issued a letter stating that the Globalstar System does not raise competitive concerns.

STRUCTURAL AND MARKET RISKS

     Potential Conflicts of Interest. Partners of LQSS, the managing general partner of Globalstar, or their affiliates are principal suppliers to Globalstar of the major components of the Globalstar System, and are manufacturing the system elements to be sold to service providers and subscribers. During the design, development and deployment of the Globalstar System, Globalstar is substantially dependent upon the management skills of Loral and certain technologies developed by Loral, Qualcomm and SS/L to design and manufacture the Globalstar satellite constellation, SOCCs, GOCCs, gateways and Globalstar Phones.

Globalstar has entered into contracts for the design of various segments of the Globalstar System with affiliates of LQSS, including a fixed-price satellite production contract with SS/L and a cost-plus-fee contract with Qualcomm to design the gateways and Globalstar Phones.

     Partners and affiliates of Globalstar, including companies affiliated with or controlled by Loral, will be among Globalstar's principal service provider customers and may therefore have conflicts of interest with respect to the terms of Globalstar's service provider agreements and any proposed amendments thereto. In addition, if Globalstar is unable to offer Globalstar service to a service provider on competitive terms in a particular country or region, such a service provider, which may be a partner of Globalstar, can act as a service provider to a competing MSS system in such region or country while at the same time serving as a Globalstar service provider in other markets.

     Controlling Person. Globalstar is currently managed by a General Partners' Committee, a majority of the representatives on which may be designated directly or indirectly by Loral. The Independent Representatives on the General Partners' Committee will, however, have the right to pass upon certain matters prior to any decision to submit such matters to a vote of the partners and will have certain authority over the hiring or dismissal of senior officers of Globalstar.

     Absence of a Public Market. There is no existing market for the Exchange Notes and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell such securities or the price at which holders would be able to sell such securities. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of Globalstar and its subsidiaries. The Issuers have been advised by Lehman Brothers Inc. and Bear, Stearns & Co. Inc. that they presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. The Issuers do not intend to apply for listing of the Exchange Notes on any securities exchange.

     Consequences of Failure to Exchange. Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Issuers do not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer" and "Description of Notes -- Registration Rights."

                                  THE ISSUERS

     Globalstar is a Delaware limited partnership whose managing general partner is LQSS; the general partner of LQSS is LQP, a Delaware limited partnership comprised of subsidiaries of Loral and Qualcomm. The general partner of LQP is LGP, a Loral subsidiary. Globalstar, LQSS and LQP are collectively referred to as the Globalstar Partnerships. GTL serves as the other general partner of Globalstar. Globalstar Capital was organized as a Delaware corporation on July 24, 1995, and other than serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar, does not conduct any business. The principal offices of Globalstar and Globalstar Capital are located at 3200 Zanker Road, San Jose, California 95164 (408-993-4000).

     Matters relating to the FCC License for the Globalstar System, including compliance requirements and other regulatory matters related thereto, are under the exclusive control of LQP. The FCC License is held by L/Q Licensee, a wholly-owned subsidiary of LQP.

     The following is a chart of Globalstar's ownership structure, on a fully diluted basis, as of March 31, 1998 without giving effect to the Globalstar Purchase and Soros Investment:

                           GLOBALSTAR STRUCTURE(1)(2)

                          [GLOBALSTAR STRUCTURE CHART]

(1) The above percentages give effect to the issuance of Common Stock by GTL and the issuance of Ordinary Partnership Interests by Globalstar upon exercise of the Warrants and the underlying Partnership Warrants.

(2) Upon consummation of the Globalstar Purchase and the Soros Investment, the Globalstar ownership structure will be changed. In the new structure, Loral will own a 10.9% interest in GTL and a 37.9% interest in Globalstar (for an aggregate 42% interest in Globalstar).

                                USE OF PROCEEDS

     There will be no proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds from the issuance of the Original Notes were approximately $288 million. Globalstar will use such net proceeds towards the construction and deployment of the Globalstar System. Pending such use, Globalstar has invested such proceeds in short-term investment grade debt securities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were originally issued and sold on May 20, 1998. Such sales were not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2) and Rule 144A of the Securities Act. In connection with the sale of the Original Notes, the Issuers agreed to use their reasonable efforts to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of Notes of the Issuers, the Exchange Notes, covered by such registration statement and containing substantially the same terms as the respective Original Notes, except as set forth in this Prospectus, would be offered in exchange for Original Notes tendered at the option of the holders thereof. If (i) the Issuers are not permitted to effect the Exchange Offer because the Exchange Offer is not permitted by applicable law or the Commission policy, (ii) the Exchange Offer is not consummated within 180 days of the respective Issue Date, (iii) any Initial Purchaser notifies the Issuers within 90 days after the consummation of the Exchange Offer that its Transfer Restricted Notes were not eligible to be exchanged for Exchange Notes in the Exchange Offer or (iv) any Holder (other than an Exchanging Dealer) of Transfer Restricted Notes notifies the Issuers that it is not eligible to participate in the Exchange Offer, or that it participated in the Exchange Offer but did not receive freely tradeable Exchange Notes on the date of exchange, the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Original Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, Transfer Restricted Notes means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. In the event that (i) the Issuers have failed to file the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, (ii) the Exchange Offer Registration Statement, or, if applicable, the Shelf Registration Statement, has not been declared effective by the Commission, or (iii) the Exchange Offer has not been consummated or the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to remain effective, in each case within specified time periods, the interest rate borne by the Original Notes will be increased. See "Description of Notes -- Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuers with respect to the Registration Rights Agreements.

TERMS OF THE EXCHANGE

     The Issuers hereby offer to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Original Notes) will not be entitled to registration rights under their respective Registration Rights Agreement. See "Description of Notes -- Registration Rights." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the respective Indenture pursuant to which such Notes were issued. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period not to exceed 180 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on                , 1998, unless the
Issuers in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuers, expires. The Issuers reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Original

Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Issuers terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuers will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Issuers waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuers to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Issuers of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures.  A holder of an Original Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Issuers and the Exchange Agent.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuers, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies that it is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Issuers or an affiliate of the Issuers, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Original Notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers have given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Issuers and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Issuers will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Issuers terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Issuers, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuers.

     The foregoing conditions are for the sole benefit of the Issuers and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Issuers) giving rise to such condition or may be waived by the Issuers in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Issuers concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Issuers will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) qualification under the Trust Indenture Act of 1939 (the "Trust Indenture Act") of the Indenture pursuant to which such Original Notes were issued.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Issuers have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuers will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by Globalstar and are estimated at approximately $250,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuers. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuers by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for Federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreements. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture pursuant to which such Original Notes were issued, except for any such rights under the respective Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture pursuant to which such Original Notes were issued. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Issuers may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                            SELECTED FINANCIAL DATA

     The following selected financial data of Globalstar as of December 31, 1996 and 1997, and March 31, 1998, for the years ended December 31, 1995, 1996 and 1997, for the three months ended March 31, 1997 and 1998, and cumulative has been derived from financial statements of Globalstar included herein and the selected financial data as of December 31, 1995 and for the periods prior to December 31, 1994 have been derived from financial statements of Globalstar not included herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Globalstar and notes thereto included elsewhere in this Prospectus. Globalstar Capital is a wholly owned subsidiary of Globalstar, was formed for the primary purpose of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar, including the Notes, and has no operations. The Indenture prohibits Globalstar Capital from conducting any trade or business. See "Description of Notes -- Covenants -- Business Activities of Globalstar Capital."

                                GLOBALSTAR, L.P.
            (In thousands, except per partnership interest amounts)

                                                YEAR ENDED DECEMBER 31, 1994
                                              --------------------------------
                                       PRE-CAPITAL
                                 SUBSCRIPTION PERIOD(1)          MARCH 23
                               ---------------------------     (COMMENCEMENT
                                YEAR ENDED    JANUARY 1 TO   OF OPERATIONS) TO       YEARS ENDED DECEMBER 31,
                               DECEMBER 31,    MARCH 22,       DECEMBER 31,      --------------------------------
                                   1993           1994             1994            1995        1996        1997
                               ------------   ------------   -----------------     ----        ----        ----
STATEMENT OF OPERATIONS DATA:
 Revenues....................    $    --         $   --          $     --        $      --   $      --   $     --
 Operating expenses..........     11,510          6,872            28,027           80,226      61,025     88,071
 Interest income.............         --             --             1,783           11,989       6,379     20,485
 Net loss applicable to
   ordinary partnership
   interests.................     11,510          6,872            26,244           68,237      71,969     88,788
 Net loss per weighted
   average
   ordinary partnership
   interest
   outstanding -- basic and
   diluted...................                                        0.73             1.50        1.53       1.74
 Cash distributions per
   ordinary partnership
   interest..................                                          --               --          --         --
OTHER DATA:
 Deficiency of earnings to
   cover fixed charges(2)....                                         N/A              N/A      81,869    184,683
CASH FLOW DATA:
 Used in operating
   activities................         --             --            23,052           38,368      51,756     97,128
 Used in investing
   activities................         --             --            50,549          280,345     379,130    591,025
 Provided by (used in)
   partners' capital
   transactions..............         --             --           147,161          318,630     284,714    132,990
 Provided by (used in) other
   financing activities......         --             --                --           (1,875)     95,750    998,137


                                                         CUMULATIVE
                                                       MARCH 23, 1994
                                   THREE MONTHS         (COMMENCEMENT
                                      ENDED           OF OPERATIONS) TO
                               --------------------       MARCH 31,
                                 1997       1998            1998
                                 ----       ----      -----------------
STATEMENT OF OPERATIONS DATA:
 Revenues....................  $     --   $      --      $       --
 Operating expenses..........    17,582      24,761         282,110
 Interest income.............     2,295       5,165          45,801
 Net loss applicable to
   ordinary partnership
   interests.................    20,588      24,896         280,134
 Net loss per weighted
   average
   ordinary partnership
   interest
   outstanding -- basic and
   diluted...................      0.44        0.48
 Cash distributions per
   ordinary partnership
   interest..................        --          --
OTHER DATA:
 Deficiency of earnings to
   cover fixed charges(2)....    32,848      64,379
CASH FLOW DATA:
 Used in operating
   activities................    19,878      14,559         224,863
 Used in investing
   activities................   136,265     152,974       1,454,023
 Provided by (used in)
   partners' capital
   transactions..............   118,084      (4,690)        878,805
 Provided by (used in) other
   financing activities......   376,090          --       1,092,012

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                 1995         1996        1997      MARCH 31, 1998
                                                                 ----         ----        ----      --------------
BALANCE SHEET DATA:
 Cash and cash equivalents..................................  $   71,602    $ 21,180    $464,154      $  291,931
 Working capital (deficiency)...............................      17,687     (53,481)    349,970         142,771
 Globalstar System under construction.......................     400,257     891,033    1,527,688      1,718,120
 Total assets...............................................     505,391     942,913    2,149,053      2,189,916
 Vendor financing liability.................................      42,219     130,694     197,723         271,459
 Senior notes...............................................          --          --    1,099,531      1,101,527
 Borrowings under long-term revolving credit facility.......          --      96,000          --              --
 Redeemable preferred partnership interests(3)..............          --     302,037     303,089         303,352
 Ordinary partners' capital.................................     386,838     315,186     380,828         356,601

---------------

(1) Reflects certain costs incurred by Loral and Qualcomm prior to March 23, 1994, which were reimbursed by Globalstar through a capital subscription credit or agreement for repayment in connection with the $275 million capital subscription and commencement of Globalstar's operations on March 23, 1994.

(2) The ratio of earnings to fixed charges is not meaningful as Globalstar is in the development stage and, accordingly, has incurred operating losses.

(3) GTL called for the redemption on, April 30, 1998, of all its outstanding
    6 1/2% Convertible Preferred Equivalent Obligations due 2006 (the "CPEOs"). All of the CPEOs were converted before the redemption date into 20,123,230 shares of GTL common stock. As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock in satisfaction of a required interest make-whole payment. A corresponding dividend make-whole payment was also made by Globalstar for which ordinary partnership interests were issued.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis addresses the financial condition and results of operations of Globalstar. Globalstar Capital, a wholly owned subsidiary of Globalstar, was formed solely for purposes of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar.

     Except for the historical information contained herein, the matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this Prospectus, are forward-looking statements that involve risks and uncertainties, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems relating to technical development of the system, testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. The actual results that Globalstar achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, cash and cash equivalents decreased to $291.9 million from $464.2 million at December 31, 1997. The net decrease is a result of expenditures for the Globalstar System of $128.8 million, expenditures for the additional spare satellites and user terminals of $23.3 million, net cash used in operating activities of $14.6 million and preferred distributions on the Redeemable Preferred Partnership Interests of $5.0 million.

     Current liabilities increased by $34.7 million from $143.8 million at December 31, 1997 to $178.5 million at March 31, 1998, primarily as a result of the classification of a portion of the vendor financing due within one year to current liabilities.

     Through March 31, 1998, Globalstar incurred costs of approximately $1.9 billion for the design and construction of the space and ground segments. Costs incurred through March 31, 1998, were approximately $207 million.

     On February 14, 1998, Globalstar launched its first four satellites and launched four additional satellites on April 24, 1998. Globalstar expects to begin commercial service in early 1999 following the launch of 36 additional satellites during 1998. The remaining 12 satellites, including eight in-orbit spares, will be launched in the first half of 1999.

     In April 1998, Globalstar's budgeted expenditures for the design, construction and deployment of the Globalstar System to commence commercial service, including working capital, cash interest on borrowings and operating expenses increased to approximately $2.8 billion, reflecting revised cost estimates from Qualcomm and other increased Globalstar expenditures. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software for the improvement of system functionality and the addition of new features beyond those planned for the commencement of commercial service.

     In addition, Globalstar has agreed to purchase from SS/L eight additional spare satellites at a cost estimated at $175 million. Further, in order to accelerate the deployment of gateways around the world Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. In December 1997, Globalstar ordered 40,000 fixed access terminals from Ericsson for $84 million. Globalstar has also agreed to finance approximately $67 million of the cost of handsets. Globalstar expects to recoup the amounts so financed following the acceptance by the service providers of the gateways, fixed access terminals and handsets.

     Globalstar and Globalstar service providers entered into contracts with Qualcomm, Ericsson OMC Limited and Telital S.p.A. for the initial manufacture and delivery of approximately 300,000 production handheld and fixed access terminals.

     On March 4, 1998, Qualcomm entered into a deferred payment agreement with Globalstar providing $100 million of vendor financing. The deferred payments will accrue interest at a rate of 5.75% per annum, and will be capitalized to principal quarterly. Globalstar will make eight equal principal payments on a quarterly basis commencing on January 1, 2000 with final payment due October 1, 2001 accompanied by all then unpaid accrued interest.

     On April 21, 1998, China Telecom (Hong Kong) Group Ltd. ("China Telecom"), through a subsidiary, exercised, an option to acquire 937,500 Globalstar ordinary partnership interests for an aggregate purchase price of $18,750,000. In addition, China Telecom has an option to acquire an additional 937,500 Globalstar ordinary partnership interests for an aggregate purchase price of $18,750,000. Globalstar had previously granted these options to China Telecom in connection with service provider arrangements in China under which China Telecommunications Broadcast Satellite Corporation ("ChinaSat") will act as the sole distributor of Globalstar service in China.

     As of June 15, 1998, Globalstar had raised or received commitments for approximately $2.9 billion. Globalstar believes that its current capital, vendor financing commitments and the availability of the Globalstar credit agreement ($250 million available at March 31, 1998) are sufficient to fund its requirements into the second quarter of 1999. Globalstar intends to raise the remaining funds required from a combination of sources including; debt issuance (which may include an equity component), financial support from the Globalstar partners, projected service provider payments, projected net service revenues from initial operations and anticipated payments from the sale of gateways and Globalstar subscriber terminals. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all.

     On March 31, 1998 (the "Call Date"), GTL called for the redemption on April 30, 1998 of all its outstanding CPEOs, $310 million aggregate principal amount. As of April 30, 1998, all the holders of the CPEOs had converted their holdings into 20,123,230 shares of GTL common stock (as adjusted for Stock Split). As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock (as adjusted for Stock Split) in satisfaction of a required interest make-whole payment totaling approximately $16.6 million. A corresponding dividend make-whole payment was also made by Globalstar for which additional ordinary partnership interests were issued. Prior to the conversion, interest on the CPEOs and, correspondingly, dividends on the RPPIs, were payable quarterly at the rate of 6 1/2% per annum. The conversion of the CPEOs and the related RPPIs will result in annual cash savings of approximately $20.1 million.

RESULTS OF OPERATIONS

  Comparison of Results for the Three Months Ended March 31, 1998 and 1997

     Globalstar is a development stage partnership and has not commenced operations. For the period March 23, 1994 (commencement of operations) to March 31, 1998, Globalstar has recorded cumulative net losses applicable to ordinary partnership interests of $280.1 million. The net loss applicable to ordinary partnership interests for the three months ended March 31, 1998 increased to $24.9 million as compared to $20.6 million for the three months ended March 31, 1997. The net loss increased primarily as a result of increased activity in the development of Globalstar user terminals, and increased in-house engineering and marketing efforts. Globalstar is expending significant funds for the design, construction, testing and deployment of the Globalstar System and expects such losses to continue until commencement of commercial operations.

     Globalstar has earned interest income of $45.8 million on cash balances and short term investments since commencement of operations. Interest income during the three months ended March 31, 1998 was $5.2 million as compared to $2.3 million for the three months ended March 31, 1997. Interest income for the current period increased as a result of higher average cash balances outstanding during the first quarter of 1998.

     Operating Expenses. Development costs during the three months ended March 31, 1998 were $16.5 million as compared to $11.2 million for the three months ended March 31, 1997. Development costs for the current period increased as a result of increased activity in the development of Globalstar user terminals and in-house engineering.

     Marketing, general and administrative expenses were $8.3 million and $6.3 million for the three months ended March 31, 1998 and 1997, respectively. The increase in marketing, general and administrative expenses is primarily the result of an increase in the number of employees as compared to the first quarter of 1997 as Globalstar gears up for operations and increased marketing costs.

     Depreciation. Globalstar intends to capitalize all costs, including interest as applicable, associated with the design, construction and deployment of the Globalstar System, except costs associated with the development of the Globalstar Phones and certain technologies under a cost sharing arrangement with Qualcomm. Globalstar will not record depreciation expense on the Globalstar System Under Construction until the commencement of commercial operations, as assets are placed into service.

     Income Taxes. Globalstar was organized as a limited partnership. As such, no income tax provision (benefit) is included in the accompanying financial statements since U.S. income taxes are the responsibility of its partners. Generally, taxable income (loss), deductions and credits of Globalstar will be passed through to its partners.

  Comparison of Results for the Years Ended December 31, 1997 and 1996

     For the period March 23, 1994 (commencement of operations) to December 31, 1997, Globalstar has recorded cumulative net losses applicable to ordinary partnership interests of $255.2 million. The net loss for the year ended December 31, 1997 increased to $67.6 million as compared to $54.6 million for the year ended December 31, 1996 due to an increase in total operating costs partially offset by an increase in interest income. The net loss applicable to ordinary partnership interests was $88.8 million during the current period reflecting $21.2 million of preferred distributions on the redeemable preferred partnership interests. Globalstar is expending significant funds for the design, construction, testing and deployment of the Globalstar System and expects such losses to continue until commencement of commercial operations.

     Globalstar has earned interest income of $40.6 million on cash balances and short term investments since commencement of operations. Interest income during the year ended December 31, 1997 was $20.5 million as compared to $6.4 million for the year ended December 31, 1996. Interest income for the current period increased as a result of higher average cash balances available for investment during 1997.

     Operating Expenses. Development costs of $62.5 million for the year ended December 31, 1997 represent the development of Globalstar user terminals and Globalstar's continuing in-house engineering. This compares with $42.2 million of development costs incurred during 1996. The increase during 1997 is primarily the result of the increased activity in the development of the Globalstar user terminals.

     Marketing, general and administrative expenses were $25.6 million for the year ended December 31, 1997 as compared to $18.9 million incurred during the year ended December 31, 1996. The increase in marketing, general and administrative expenses is primarily the result of an increase in the number of employees, as Globalstar gears up for operations and increased advertising costs.

  Comparison of Results for the Years Ended December 31, 1996 and 1995

     The net loss for the year ended December 31, 1996 decreased to $54.6 million as compared to $68.2 million for the year ended December 31, 1995 due to a decrease in development costs partially offset by a decrease in interest income. The net loss applicable to ordinary partnership interests was $72 million during 1996 reflecting $17.3 million of preferred distributions on the redeemable preferred partnership interests.

     Interest income during the year ended December 31, 1996 was $6.4 million as compared to $12 million for the year ended December 31, 1995. Interest income for 1996 decreased as a result of lower average cash balances available for investment during 1996.

     Operating Expenses. Development costs of $42.2 million for the year ended December 31, 1996, represent the development of certain technologies under a cost sharing arrangement in Globalstar's contract with Qualcomm, the development of Globalstar Phones and Globalstar's continuing in-house engineering. This compares with $62.9 million of development costs incurred during 1995. The decline during 1996 is primarily the result of the cost sharing arrangement in Globalstar's contract with Qualcomm reaching its funding limit in April 1996.

     Marketing, general and administrative expenses were $18.9 million for the year ended December 31, 1996 as compared to $17.4 million incurred during the year ended December 31, 1995.

FINANCIAL ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, Globalstar adopted the Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The requirements of SFAS 130 had no effect on the financial statements presented.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), and in February 1998, issued Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. SFAS 132 expands and standardizes the disclosure requirements for pensions and other postretirement benefits. Globalstar is required to adopt SFAS 131 and SFAS 132 in 1998 and the financial statements of Globalstar will reflect the appropriate disclosures.

YEAR 2000 ISSUE

     Globalstar is evaluating the potential effect on its information processing systems to determine what actions will be necessary or appropriate in connection with the "Year 2000 Issue." The Year 2000 Issue is the result of computer programs which were written using two digits rather than four to signify a year (i.e., the year 1997 is denoted "97" and not "1997"). Computer programs written using only two digits may recognize the year 2000 as the year 1900. This could result in a system failure or miscalculations causing disruption of operations. It is not known at this time what modifications, if any, will be required. All costs associated with any modification will be expensed as incurred. In addition, Globalstar has requested, and will continue to seek, information from third-party entities on which it relies, certifying that their computer systems will not negatively affect its operations. No assurance can be given that there will not be some unforeseen issue, in particular, in connection with third parties' systems, that may materially affect Globalstar's operations.

                                    BUSINESS

BUSINESS OVERVIEW

     Globalstar is nearing the completion of a LEO satellite-based digital telecommunications system designed to enable local service providers to offer low-cost, high quality wireless voice telephony and data services in virtually every populated area of the world. Globalstar has launched eight of the 56 satellites, including eight in-orbit spares, that will complete its full constellation and is scheduled to commence service in early 1999.

     The Globalstar System's worldwide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless telecommunications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. The Globalstar System has been designed to provide services at prices comparable to today's cellular service and substantially lower than the prices announced by Globalstar's anticipated principal competitors. Globalstar service providers will set their own retail pricing in their assigned service territories and will pay Globalstar approximately $0.35 to $0.55 per minute on a wholesale basis.

     Globalstar users will make and receive calls through a variety of Globalstar Phones, including hand-held and vehicle-mounted units similar to today's cellular telephones, fixed telephones similar either to phone booths or ordinary wireline telephones, and data terminals and facsimile machines. Dual-mode and tri-mode Globalstar Phones will provide access to both the Globalstar System and the subscriber's land-based cellular service. Each Globalstar Phone will communicate through one or more satellites to a local Globalstar service provider's interconnection point (known as a gateway) which will, in turn, connect into existing telecommunications networks.

     Globalstar achieved a significant milestone on April 30, 1998 when Qualcomm chairman Irwin Jacobs successfully placed a call from San Diego through the Globalstar System to Globalstar chairman Bernard Schwartz in New York City. In the call, an on-orbit Globalstar satellite received and relayed Mr. Jacobs's signal to the system's test-bed gateway in San Diego, which switched the call into the PSTN. The call was carried for the entire duration of the satellite pass, through multiple satellite beam switching, validating the adaptation of CDMA technology to Globalstar service, including variable rate vocoders, gateway software and switching, and the PSTN interconnect. Voice quality was consistent with the standards set by terrestrial CDMA implementations and no voice delay or interruption occurred as the call passed through multiple satellite beams during the call.

     As of June 15, 1998, each of the elements of the Globalstar System -- space and ground segments, user terminal supply, service provider arrangements and licensing -- is on schedule to permit Globalstar to commence commercial operations in early 1999, with a total of 44 satellites on orbit. The remaining 12 satellites, including eight in-orbit spares, will be launched in the first half of 1999.

          Space Segment. Globalstar launched its first four satellites on February 14, 1998 and its second group of four satellites on April 24, 1998. The first eight Globalstar satellites have reached their final orbital positions and are currently being used to test basic system functionality including, the system's inter-satellite hand-off capabilities. Globalstar has an additional 16 completed satellites on hand, 12 of which are to be launched on a Ukrainian Zenit launch vehicle. Production is proceeding for the remaining satellites to meet scheduled launch dates. Mission operations preparations, launch vehicle production and dispenser development are on schedule, and all U.S. export licenses necessary for foreign launches have been obtained. The most recent Zenit launch (which did not involve any Globalstar satellites) ended in failure. The next scheduled Zenit launch (of a Russian military spacecraft), originally scheduled for May 1998, has been rescheduled to July 1998, when another Zenit launch of a Russian payload is also scheduled. Globalstar's initial launch on this vehicle has consequently been rescheduled for August 1998, following the two scheduled Russian launches, but Globalstar does not believe that this rescheduling will delay the Globalstar in-service date. A Zenit launch failure could substantially delay Globalstar's launch program. A launch incident that destroys or substantially damages the Zenit launch pad (which is the only pad from which this rocket can be launched) would result in further delays in Zenit availability. In the event of any Zenit failure, Globalstar would be entitled to a free launch on Zenit, but if it elected to forgo this right and launch on another rocket, it would incur substantial additional expense. See "Risk Factors -- Development Stage
     Company -- Sources of Possible Delay and Increased Cost" and "Risk
     Factors -- Technological Risks -- Satellite Launch Risks."

          Ground Segment. In preparation for its first launch, Globalstar completed both its primary SOCC and a functionally-identical back-up facility, which performed well in support of the first two Globalstar launches. The SOCCs are fully-operational and have demonstrated their command and control capabilities with respect to the on-orbit Globalstar satellites, which they are currently monitoring and controlling. Qualcomm has completed its design of the Globalstar gateway hardware, has established the system's test-bed gateway in San Diego, and has shipped four additional gateways to Texas, France, Australia and South Korea which helped monitor the launch and orbital placement of Globalstar's satellites. Thirty-four additional gateways were initially ordered by Globalstar and are currently in production. Globalstar has resold substantially all of these gateways under contracts with strategic partners and other service providers. See "Risk Factors -- Operating Risks -- Dependence on Service Providers and Other Third Parties." Globalstar anticipates that these production gateways will be shipped and installed on schedule to commence commercial operations in early 1999 with a test version of their operating software that will be upgraded prior to the commencement of commercial operations to a more advanced version currently under development by Qualcomm.

          User Terminal Supply. Ericsson, Qualcomm, and Telital are in the process of manufacturing approximately 300,000 handheld and fixed user terminals under contracts totalling $353 million from Globalstar and its service providers. The first generation of Globalstar Phones will weigh about 0.8 pounds and will be available in attractive designs with dimensions (excluding antenna) of approximately 7.2" x 2.5" x 1.8". Globalstar users will be able to access terrestrial wireless systems where available through dual and tri-mode portable and mobile user terminals. Qualcomm will offer a tri-mode handset that can access Globalstar, AMPS (the U.S. analog cellular standard) and digital cellular systems using CDMA technology. Ericsson's and Telital's Globalstar/GSM dual mode phones will feature the GSM interface familiar to wireless customers in Europe and many other areas of the world.

          Service Providers. Globalstar and its partners have been seeking alliances with service providers throughout the world and have entered into a number of agreements in specific territories. Globalstar believes that these relationships with in-country service providers will facilitate the granting of local regulatory approvals -- particularly where the service provider and the licensing authority are one and the same -- as well as provide local marketing and technical expertise. Hyundai has recently informed Globalstar of its intention to withdraw as a service provider in light of the financial crisis in Asia. Globalstar is currently working with Hyundai, other strategic partners and prospective in-country service providers to transition the Hyundai territories, which include India, Finland and New Zealand. Globalstar's local service providers have already obtained some or all of the national regulatory approvals they will need to obtain in 28 nations, including China, the United States, Canada, Russia, Brazil, Indonesia, Saudi Arabia and Ukraine.

          Licensing. In January 1995, the FCC granted authority for the construction, launch and operation of the Globalstar System and assigned spectrum for its user links. Later that year, the WRC'95 allocated feeder link spectrum on an international basis for MSS systems such as Globalstar, and in November 1996 the FCC authorized Globalstar's feeder links. In September 1997, Globalstar applied to the FCC for authorization to launch and operate satellite systems at 2 GHz and 40 GHz. If these applications are granted (as to which there can be no assurance), Globalstar would be in a position to expand its capacity.

     In April 1998, Globalstar's budgeted expenditures for the design, construction and deployment of the Globalstar System to commence commercial service, including working capital, cash interest on borrowings and operating expenses, increased to approximately $2.8 billion, reflecting revised cost estimates from Qualcomm and other increased Globalstar expenditures. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software for the improvement of system functionality and the addition of new features beyond those planned for the commencement of commercial service. As of June 15, 1998, Globalstar has raised or received commitments for approximately $2.9 billion in equity, debt and vendor financing.

     In addition, Globalstar has agreed to purchase from SS/L, its satellite contractor, eight additional ground spares at a cost of approximately $175 million. Further, in order to accelerate the deployment of gateways around the world, Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. In December 1997, Globalstar ordered 40,000 fixed access terminals from Ericsson for $84 million. Globalstar has also agreed to finance approximately $67 million of the cost of handsets. Globalstar expects to recoup the amounts so financed following the acceptance by the service providers of the gateways, fixed access terminals and handsets, respectively.

     The Globalstar System has been designed to address the substantial and growing demand for telecommunications services worldwide, particularly in developing countries. More than three billion people today live without residential telephone service, many of them in rural areas where the cost of installing wireline service is prohibitively high. Moreover, even where telephone infrastructure is available in developing countries, outdated equipment often leads to unreliable local service and limited international access. The number of worldwide fixed phone lines has increased from 469 million in 1988 to 733 million in 1996 and is projected to increase to 1.2 billion by 2002. Nonetheless, during the same period, waiting lists for fixed service have increased from 30 million to 44 million, resulting in an average waiting time before installation of approximately one and a half years. Similarly, the cellular market has grown from four million worldwide subscribers in 1988 to an estimated 207 million in 1997 and is projected to increase to 457 million by 2001. At that time, it is projected that only 40% of the world's population will live in areas with cellular coverage. The remaining 60% of the world's population will have access to wireless telephone service principally through satellite-based systems like the Globalstar System. Globalstar believes that its addressable market exceeds 30 million people.

     The Globalstar System has been designed with attributes which Globalstar believes compare favorably to other proposed global MSS systems including: (i) Globalstar's unique combination of CDMA technology and path diversity through multiple satellite coverage, which will reduce call interruptions and signal blockage from obstructions and will use satellite power more efficiently; (ii) a proven space segment design without complex intersatellite links or on-board call processing and a ground segment with flexible, low-cost gateways and competitively priced Globalstar Phones; (iii) lower average wholesale prices than other proposed MSS systems and (iv) gateways installed in most major countries, minimizing tail charges (i.e. amounts charged by carriers other than the Globalstar service provider for connecting a Globalstar call through its network), resulting in low costs for domestic and regional calls, which will account for the vast majority of Globalstar's anticipated usage.

     Loral is a principal founder of Globalstar and, through a subsidiary, is its managing general partner. Loral owns, directly or indirectly, approximately 38% (on a fully diluted basis) of Globalstar. Subject to the successful completion of its offering of its common stock pursuant to a registration statement on Form S-3 initially filed with the Securities and Exchange Commission on April 28, 1998. Loral has agreed to purchase 30% of the Globalstar limited partnership interests (i.e., 4.2 million partnership interests in the aggregate, corresponding to 16.8 million shares of GTL Common Stock) held by the founding strategic partners of Globalstar for $420 million in cash. Strategic partners participating in this transaction will reinvest one half of their proceeds ($210 million in the aggregate) in the Globalstar System for the purchase of Globalstar gateways and user terminals. Concurrently, entities advised by or associated with Soros Fund Management L.L.C. will purchase from Loral 8.4 million shares of GTL Common Stock that Loral currently owns. Upon consummation of the Globalstar Purchase and the Soros Investment, Loral's fully diluted ownership in Globalstar will increase from approximately 38% to 42%, and Soros will own GTL shares equating to approximately 4% of Globalstar.

                         GLOBALSTAR STRATEGIC PARTNERS

     Globalstar has selected strategic partners whose marketing, operating and technical expertise will enhance Globalstar's capabilities. These partners are playing key roles in the construction, operation and marketing of the Globalstar System. Globalstar's founding partners are Loral and Qualcomm, the leading supplier of CDMA digital telecommunications technology. Globalstar's other strategic partners are:

                       TELECOMMUNICATIONS                     TELECOMMUNICATIONS EQUIPMENT
                       SERVICE PROVIDERS                  AND AEROSPACE SYSTEMS MANUFACTURERS
                       ------------------                 -----------------------------------
         - AirTouch                                      - Alcatel
         - China Telecom                                 - Alenia
         - Dacom                                         - DASA
         - France Telecom                                - Finmeccanica
         - Vodafone                                      - Hyundai
                                                         - SS/L

     On April 21, 1998, Globalstar announced that China Telecom had exercised an option to acquire 937,500 Globalstar partnership interests for an aggregate purchase price of $18.75 million. In addition, China Telecom has an option to acquire an additional 937,500 Globalstar partnership interests for an aggregate purchase price of $18.75 million. Globalstar had previously granted these options to China Telecom in connection with service provider arrangements in China under which an affiliate of China Telecom will act as the sole distributor of Globalstar service in China.

BUSINESS STRATEGY

     Globalstar's strategy for successful operation is based upon: (i) providing potential users worldwide with high quality telecommunications services, (ii) employing a system architecture designed to minimize cost and technological risks and (iii) leveraging the marketing, operating and technical capabilities of its strategic partners.

     WORLDWIDE HIGH QUALITY SERVICE

     To achieve rapid and sustained customer acceptance of the system, the Globalstar System has been designed to provide a high quality, worldwide service that combines the best of existing cellular service with the technological advantages of the Globalstar System as described herein to meet the needs of individual end users.

     Worldwide Coverage and Access. The Globalstar System's worldwide coverage has been designed to enable its service providers to extend modern telecommunications services rapidly and economically to significant numbers of people who currently lack basic telephone services and to enhance wireless telecommunications in areas underserved or not served by existing or contemplated cellular systems. Globalstar expects to provide a communications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. The Globalstar System has also been designed to enable international travelers to make and receive calls at a unique telephone number through their mobile Globalstar Phones anywhere in the world where Globalstar service is authorized by local regulatory authorities.

     Multiple Satellite Coverage; Soft Handoff. CDMA digital communications technology combined with continuous multiple satellite coverage and signal path diversity (a patented SS/L method of signal reception not available to competing systems) will enable the Globalstar System to provide service to a wide variety of locations, with less potential for signal blockage from buildings, terrain or other natural features. Globalstar Phones have been designed to operate with a single satellite in view, although typically signals from two to four satellites overhead will be combined to provide service. Therefore, the loss of an individual satellite is not expected to result in any gap in global coverage. Each mobile Globalstar Phone has been designed to communicate with as many as three satellites simultaneously, combining the signals received to ensure maximum service quality. As satellites are constantly moving in and out of view, they will be seamlessly added to and removed from the calls in progress, thereby reducing the risk of call interruption.

     Superior Call Quality; Increased Privacy. Based on terrestrial simulations and initial space based tests of the Globalstar System, Globalstar expects that Qualcomm's CDMA digital technology will enable Globalstar to provide digital voice services which will have clarity, quality and privacy similar to those of existing digital land-based cellular systems.

     Efficient Use of Satellite Resources. The Globalstar System's use of multiple satellites to communicate with each Globalstar Phone (a patented SS/L method of signal reception not available to competing systems) has been designed to allow its communications signals to bypass obstructions. Path diversity is expected to permit Globalstar to maintain its desired level of service quality while using less power and satellite resources than would be required in a system using single path satellites, which attempt to penetrate obstructions by using higher single satellite power and overall higher link margins.

     No Voice Delay. Globalstar satellites' low-earth orbits of 750 nautical miles are expected to result in no perceptible voice delay, as compared with the noticeable time delay of calls utilizing geosynchronous satellites, which orbit at an altitude of 22,500 nautical miles. Globalstar believes that its system will also entail noticeably less voice delay than medium-earth orbit MSS systems and, in many cases, than LEO systems requiring on-board satellite call processing to support satellite-to-satellite switching systems.

     EMPLOYING A SYSTEM ARCHITECTURE DESIGNED TO MINIMIZE COST AND RISK

     Simple, Cost-Effective System Architecture. To achieve low cost, reduce technological risk and accelerate its deployment, Globalstar has devised a system architecture using small satellites incorporating well-established design features, and located the system's call processing and switching operations on the ground, where they are accessible for maintenance and can benefit from continuing technological advances. Hand-held and vehicle-mounted Globalstar Phones are anticipated to be priced comparably and will be similar in function to current digital cellular telephones. Dual-mode and tri-mode Globalstar Phones will be able to access both Globalstar and a variety of local land-based analog and digital cellular services, where available. Multiple manufacturers have been licensed to manufacture Globalstar Phones in order to promote competition and reduce prices.

     Low-Cost Service. Globalstar intends to offer its service providers effective average prices substantially lower than those announced by its anticipated principal competitors. Globalstar's service providers will set their own retail pricing and will pay to Globalstar wholesale prices generally expected to range between $0.35 and $0.55 per minute. As a result of its pricing commitments to its service providers or as a result of competitive pressures, Globalstar may not be in a position to pass on to its service providers unexpected increases in the cost of constructing the Globalstar System. However, Globalstar believes that its low system and operating costs and high gross margins at target pricing and usage levels provide it with substantial additional pricing flexibility if necessary to meet competition.

     Simple Space Segment of Proven Design. To achieve lower cost, reduce technological risk and accelerate deployment of the Globalstar System, Globalstar's system architecture uses small satellites incorporating a well-established repeater design that acts essentially as a simple "bent pipe," relaying signals received directly to the ground. The Globalstar space segment is being manufactured under a fixed-price contract with SS/L. The contract provides for the construction of 56 satellites, including eight in-orbit spares, meeting designated performance specifications and for SS/L to obtain launch services and launch insurance. In addition, Globalstar has agreed to purchase from SS/L eight additional ground spares that will increase Globalstar's ability to have at least 40 satellites in service during 1999, even in the event of launch failures.

     Flexible, Low-Cost Ground Segment. Globalstar has been designed to offer local governments and service providers affordable telephone infrastructure where the cost of build-out of land-based wireline or wireless telephone systems is either too great or not economically justifiable. By purchasing a single gateway for approximately $5 million to $10 million (depending on the capacity desired), a service provider can extend basic telephone service to fixed terminals on a national basis in countries as large as Saudi Arabia and mobile service to cover an area almost as large as Western Europe. Each country with a Globalstar gateway will have access to domestic service without the imposition of international tail charges on in-country calls, thereby offering subscribers the lowest possible cost for domestic calls, which account for the vast majority of all cellular calls today.

     Competitively Priced Globalstar Phones. Ericsson, Qualcomm, and Telital are currently filling an initial order for approximately 300,000 handheld and fixed user terminals under contracts totalling $353 million from Globalstar and its service providers. After these initial production runs, Globalstar anticipates that competitive pressures and manufacturing efficiencies will reduce the cost of mobile and private fixed Globalstar Phones to less than $750 each. Private fixed Globalstar Phones will provide wireless local loop to government offices, businesses and homes beyond the current coverage area of the PSTN. Fully-installed, turn-key public telephone booths equipped with security features and credit, debit and phone-card reading capabilities are expected to cost between $4,000 and $6,000, depending on the number of units sharing a fixed antenna. In addition, dual mode and tri-mode Globalstar Phones will permit a Globalstar handset to access GSM, AMPS and CDMA-based digital cellular systems, and future phones are planned that will access additional modulations.

     LEVERAGING THE CAPABILITIES OF GLOBALSTAR'S STRATEGIC PARTNERS

     Loral has overall management responsibility for the design, construction, deployment and operation of the Globalstar System. Globalstar's strategic partners will play key roles in the design, construction, operation and marketing of the Globalstar System.

     Telecommunications service providers AirTouch, China Telecom, Dacom, France Telecom and Vodafone are providing in-country marketing and telephony expertise to Globalstar. Globalstar's strategic partner service providers have been granted exclusive rights to provide Globalstar service in 60 countries around the world in which they have particular marketing strength and experience and access to an established customer base. To maintain their service provider rights on an exclusive basis, these service providers and additional service providers are required to make minimum payments to Globalstar equal to 50% of target revenues. Based upon current targets (which are subject to adjustment in 1998 based upon an updated market analysis), such minimum payments total approximately $5 billion through 2006. There can be no assurance that the service providers will elect to retain their exclusivity and make such payments.

     Globalstar expects to add additional service providers in order to provide coverage throughout the world. Each service provider will, subject to obtaining required local regulatory approvals, market and distribute Globalstar service in its designated territories and own and operate the gateways necessary to serve its markets.

     Telecommunications equipment and aerospace systems manufacturers SS/L, Aerospatiale, Alcatel, Alenia, DASA, Finmeccanica and Hyundai have designed Globalstar's satellites, which are now being built and deployed under a fixed price contract with SS/L. Qualcomm, using its CDMA technology, is designing and will manufacture Globalstar Phones and gateways and has licensed its user terminal technology to Ericsson and Telital.

THE GLOBALSTAR SYSTEM

     Globalstar intends to offer low-cost, high quality telecommunications services throughout the world. The Globalstar System will be comprised of a 56-satellite LEO constellation (including eight in-orbit spare satellites) and a Ground Segment consisting of two SOCCs and two GOCCs, Globalstar gateways in each region served, and mobile and fixed Globalstar Phones. Globalstar will own and operate the satellite constellation, the SOCCs and the GOCCs. The remaining elements of the system will be owned by Globalstar's service providers and their subscribers. The descriptions of the Globalstar System are based upon current design and are subject to modification in light of future technical and regulatory developments.

     Globalstar Services and Globalstar Phones. Globalstar's most important service will be voice telephony service, which Globalstar is expected to offer through telephone booth-like installations and other fixed telephones located in areas without any landline or cellular telephone coverage, and through hand-held and vehicle-mounted Globalstar Phones, similar to existing cellular telephones. Globalstar is also expected to offer paging, facsimile and messaging services and position location capabilities, which may be integrated with its voice services or marketed separately, as well as environmental and asset monitoring from remote locations and other forms of data transmission.

  Voice Services

     Based on terrestrial simulations and space-based tests of the Globalstar System, Globalstar expects that its digital voice services will have clarity, quality and privacy similar to those of existing digital land-based cellular systems. Moreover, the system has been designed to minimize call interruptions ("dropped calls") resulting from movements on the part of the user or the satellites. Globalstar is expected to offer the full range of voice services provided by modern land-based telephone networks, including options such as call forwarding, conferencing, call waiting, call transfer and reverse charging ("collect calls"). Globalstar's voice services will be digital in nature and therefore difficult for unauthorized listeners to intercept and decode and, as a result, will be more secure than those offered by analog systems such as existing cellular telephones. The Globalstar System will function best when there is an unobstructed line-of-sight between the user and one or more of the Globalstar satellites overhead. Competing systems without Globalstar's path diversity depend on each user maintaining contact with a single satellite. Obstacles such as buildings, trees or mountainous terrain may degrade service quality, more so than would be the case with terrestrial cellular systems, and service may not be available in the core of high-rise buildings.

     By planning for volume production and utilizing commercially available off-the-shelf components where possible, Globalstar expects that its Globalstar Phones, unlike those of certain other proposed MSS systems, will be priced comparably to current state-of-the-art digital cellular telephones. Qualcomm has agreed to design and manufacture a number of versions of Globalstar Phones. It has granted a license to manufacture Globalstar Phones to each of Ericsson and Telital and has agreed to license at commercially reasonable royalty rates at least one additional qualified Globalstar Phone manufacturer.

     Fixed Globalstar Phones for No-Telephone Areas. The majority of the world's population does not have access to any of the basic telephone services that are available to most residents of developed nations. Public installations of one or more Globalstar Phones, configured as telephone booths and powered by local generators or solar panels connected to a directional antenna aimed at the satellites overhead, would be important resources for remote villages currently lacking basic telephone service. Government officials, among other individuals, as well as commercial enterprises in remote areas such as mining and logging operations, are expected to utilize private, fixed Globalstar Phones which will operate like landline telephones, but will be connected to directional Globalstar antennas. Directional antennae also provide for more efficient use of the system's capacity.

     Mobile Globalstar Phones for No-Cellular Areas. In certain regions, land-based cellular systems cannot be economically justified because of their population density or geographic characteristics. As a satellite-based system with worldwide coverage, Globalstar can efficiently offer both hand-held and vehicle-mounted mobile service in these areas through its single-mode mobile Globalstar Phones. These units are expected to be similar in function and cost to today's full-featured cellular telephones. Unlike cellular telephones, however, these units will have the ability to operate (both for making and receiving calls) in virtually every inhabited area of the world where Globalstar service is authorized.

     Globalstar mobile terminals will all be equipped with omnidirectional antennas, similar to cellular telephone antennas, that connect equally well regardless of the direction in which they are pointed. Each mobile terminal will communicate with all satellites in view and will have the built-in signal processing intelligence to constantly seek out and select the strongest signal transmitted from overhead, combining the signals received to ensure maximum service quality. Further, Globalstar Phones will automatically vary their power output as necessary to maintain call quality and connectivity. As a result of this efficiently-managed power system, mobile Globalstar Phones are expected to draw less power, on average, than conventional cellular telephones and are therefore expected to enjoy longer battery life.

     Dual-Mode and Tri-Mode Globalstar Phones for Local and Global
Roaming. Current cellular system subscribers who need a mobile telephone that also works when they travel to areas without compatible cellular coverage (or that have no cellular coverage at all) will be offered Globalstar service through dual-mode and tri-mode handsets and vehicle-mounted units. Dual-mode and tri-mode telephones will also permit the user to access Globalstar service when cellular access is temporarily blocked by interference, terrain or over-capacity. Like Globalstar's single-mode mobile telephones, dual-mode and tri-mode telephones will enable the user to make and receive calls through a unique access number anywhere in the world where service is authorized.

     Dual-mode and tri-mode Globalstar Phones can be programmed by the service provider to automatically utilize the chosen land-based cellular service whenever it is available and to otherwise process the call through Globalstar; they can also be programmed for manual selection between Globalstar and the land-based cellular system. Dual-mode and tri-mode Globalstar Phones are being developed for the most widely-based conventional cellular modulation. The dual-mode pairs are expected to include: Globalstar/CDMA, Globalstar/AMPS and Globalstar/GSM.

  Other Services

     Messaging and Paging Services. In addition to supporting voice services, the Globalstar System is also expected to function as a worldwide paging and alphanumeric messaging service. Hand-held or vehicle-mounted Globalstar Phones are currently being designed with a built-in paging and messaging feature that allows the user to receive a page or a short alphanumeric message while the unit is in a very-low-power "quiet listening only" mode. Separate Globalstar messaging and paging units may also be developed by Globalstar or by third party vendors. The Globalstar System can readily support these functions without taxing system resources since, as compared with voice services, messages and pages have a relatively low data content and do not require instantaneous, two-way transmission.

     Remote Monitoring. Globalstar data terminals integrated with automatic sensing equipment of various kinds can provide a continuous stream of valuable information concerning natural events such as weather conditions, seismic shifts and forest fires, as well as the condition of remote assets, such as oil and gas pipelines and electric utility transmission lines.

     Facsimile and Other Data Services. The Globalstar System is expected to support fax traffic, as well as transmissions of digital computer data.

     Position Location. Frequent, accurate readings of position location for large numbers of vehicles is critical information for the efficient management of fleets of trucks and railcars. Qualcomm's OmniTRACS system, which relays position location information to a central location and offers messaging capabilities, is expected to be deployed on the Globalstar System and offered to Globalstar service providers to address this need.

SATELLITE CONSTELLATION

     Globalstar service will be delivered through a constellation of 48 small, low-cost LEO satellites orbiting the earth in eight circular inclined planes with six satellites per plane which will provide a clear communications link with the Globalstar Phones and gateways below. Each satellite will transmit 16 spot beams, which will generate coverage cells on the surface of the Earth for links between users and gateways via the satellites. Each satellite's coverage area will have a typical diameter of 3,600 miles on the Earth's surface, resulting in an average area covered per satellite of approximately ten million square miles, an area larger than the area of China or the United States. Each spot beam will cover an average area of approximately 600,000 square miles, an area larger than that of any state in the United States or any country in Western Europe.

     Path Diversity from Multiple Satellites. The satellite constellation will orbit the Earth in a coordinated pattern 750 nautical miles above the surface of the Earth designed to provide users with continuous overlapping coverage from multiple satellites with diverse angles of view or "path diversity." The satellites will provide multiple-satellite global coverage in all areas of the world except for a small portion of the polar regions. This constellation and orbital plane design is expected to improve service quality significantly relative to current analog systems.

     LEO satellites are in constant motion overhead, relative to a user on the Earth's surface, and, as a result, the beam from the satellite transmitting a call could be blocked at any time by a building or natural
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

obstruction, placing the user in the beam's shadow and interfering with or interrupting the call. Similar effects may occur when a mobile user changes position. Globalstar Phones can operate with a single satellite in view, although typically two to four satellites will be overhead. This supports the benefits of path diversity for mobile terminals and also means that, in contrast to medium-earth orbit ("MEO") systems with fewer satellites and competing LEO systems lacking this feature, the loss of individual satellites will usually not result in gaps in global coverage. Globalstar's mobile terminals are designed to communicate with as many as three satellites simultaneously, combining the signals received to provide improved call quality and, when another satellite moves into an optimal position, reliably "handing off" the call to such satellite without interruption. This combination of path diversity and CDMA is a patented SS/L technology designed to minimize call fading, resulting in fewer dropped calls and higher overall call quality.

     Low-Cost Satellites. Globalstar has chosen a satellite architecture designed to offer reliable, high quality service and minimize technological risks. Globalstar's satellites will incorporate a repeater design which will act essentially as a "bent pipe," relaying received signals directly to the ground. This design follows the proven philosophy used in all commercial communications satellites currently in operation. Globalstar's call processing and switching operations are on the ground, where they are accessible for maintenance and can benefit from continuing technological advances. By contrast, competing systems whose satellites switch calls in space from satellite to satellite require on-board digital signal processing. Globalstar believes that this design results in higher system costs and precludes the accessible maintenance and easy upgrade to reflect technological advances which Globalstar can accomplish on the ground without a need to launch replacement satellites. Globalstar also believes that such systems' inherent ability to switch international calls in space, bypassing local service providers, many of which are state-owned, may limit their desirability in the eyes of some local regulatory authorities.

     No Perceptible Voice Delay. Globalstar expects that its combination of a low-earth orbit and simple repeaters will reduce voice delays over its system to between 150 and 200 milliseconds, a delay which is not perceptible to the subscriber in a normal phone conversation. Voice delays are comprised of a propagation delay, as signals move from the Earth to the satellite and back, and processing delays on-board the satellite. By contrast, geosynchronous satellite communications entail a noticeable voice delay of approximately 600 milliseconds. Globalstar expects, based on its own analysis, that MEO systems such as Global Communications' ICO system ("ICO") may entail voice delays of between 250 and 300 milliseconds. Although a proposed TDMA system will have an orbit lower than Globalstar's, thus reducing propagation delay somewhat, Globalstar believes that in most cases this advantage will be more than offset by the additional processing delay entailed by the proposed TDMA system's need to decode, recode, perform echo cancellation and otherwise process signals in space and the need, in many cases, for satellite-to-satellite linkages, with additional on-board processing at each step. However, quality differentials may not be of significant competitive importance in communications markets in developing countries that currently lack even basic telephone coverage.

     Constellation Life. The satellites in the first-generation constellation are designed to operate at full performance for a minimum of 7 1/2 years, after which time the cumulative effects of the space environment are expected to gradually reduce operating performance. The constellation has been designed so that the loss of a few satellites will, in most cases, not result in gaps in global coverage. In order to provide additional assurance of system integrity in the event of premature satellite failure, however, Globalstar plans to launch eight spare satellites to be relocated in space as required.

     Depending on the level of demand for services and the remaining effective capacity of the first-generation constellation, a second generation of satellites will be designed, built and launched. Globalstar currently expects to place a second-generation constellation in service in 2005 and 2006. While the precise technical capabilities and costs of the second generation of Globalstar satellites cannot be currently foreseen, the second-generation constellation may be designed with significantly greater call capacity than the first. In connection with such an increase in call capacity, Globalstar may be required to seek additional spectrum allocations from the applicable regulatory authorities. There is no assurance that such spectrum, if requested, would be obtained. Implementation and operation of a second-generation system will also require obtaining U.S. and other regulatory authorizations, and there is no assurance that these authorizations, if requested, would be obtained.

  The Ground Segment

     Globalstar's SOCCs will track and control the satellite constellation using telemetry and command units located in various gateways around the world and telemetry stations in two locations, at least one of which will be in the United States. The SOCCs will control satellite orbit positioning, maneuvers and station keeping, and will monitor satellite health and status in all subsystems. The SOCCs will also plan and implement satellite lifecycle maintenance procedures, including orbit adjustment maneuvers.

     The GOCCs, which will be in continuous operation 24 hours a day, will be responsible for planning and controlling satellite utilization by gateway terminals and coordinating information received from the SOCCs. In addition to these planning functions, the GOCCs will be responsible for monitoring system performance, collecting information for billings to service providers and ensuring that the gateways do not exceed allocated system capacity. The GOCCs will be responsible for dynamically allocating system capacity among nearby regions to optimally service changing patterns of demand. The primary SOCC and primary GOCC will be located at Globalstar's headquarters, with backup facilities at another location.

     The gateways are the interconnection points between the Globalstar satellite constellation and existing land-based telecommunications networks. Each gateway will contain up to four tracking antennas and radio frequency front ends that track the satellites orbiting in their view. A typical gateway is expected to cost between $5 million and $10 million, depending upon the number of subscribers being serviced by the gateway and assuming that the gateway will be located at the site of an existing cellular or other appropriate telecommunications switch. The Globalstar System is designed to prevent unauthorized use in those countries that have not licensed a Globalstar service provider. A single gateway is expected to be able to provide fixed coverage over an area larger than Saudi Arabia and mobile coverage over an area almost as large as Western Europe. As a result of the low cost of its gateways, Globalstar expects that its service providers will install gateways in most of the major traffic-generating countries in which they offer service. Each country with a Globalstar gateway will have access to domestic service without the imposition of international tail charges, thereby offering subscribers the lowest possible cost for domestic calls, which account for the vast majority of all cellular calls today.

     Although Globalstar has commissioned the design of the gateways to be used with the Globalstar System, ownership and operation of the gateways will be the responsibility of service providers in each country or region in which Globalstar operations are authorized. Qualcomm executed the initial Globalstar gateway design work under its original development contract with Globalstar. In 1997, in order to accelerate the deployment of gateways around the world, Globalstar placed $340 million in orders with Qualcomm for 38 production gateways. Globalstar has now resold substantially all of these gateways to its strategic partners and other service providers, subject to performance acceptance. Globalstar provided a total of $80 million in vendor financing for the first 32 of these gateway sales, which it will recover upon resale. See "Related Party Transactions -- Qualcomm Agreement" and "Related Party Transactions -- Gateway Program."

GLOBALSTAR SYSTEM CAPACITY

     The estimated capacity of the Globalstar System is anticipated to be in the range of approximately 800 million to 1 billion call minutes per month assuming equal fixed and mobile usage. However, Globalstar's total effective system capacity will depend on a number of variables. The number of call minutes per month the system can support will depend primarily on (i) the total bandwidth available to CDMA MSS systems, (ii) the number of systems sharing that bandwidth, (iii) the total number of subscribers, (iv) the type of Globalstar Phones (fixed or mobile) used and (v) the level of average system availability required. Capacity will also depend upon a number of other variables, including
(a) the peak hour system utilization pattern, (b) average call length and (c) the distribution of Globalstar Phones in use over the surface of the Earth.

COMPETITION

     Competition in the telecommunications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants on an international scale. Although no present participant is currently providing the same global personal telecommunications service proposed by Globalstar, Iridium is currently scheduled to commence its MSS service prior to Globalstar's commencement of operations, and several other competing systems are in various stages of development. If any of Globalstar's competitors succeed in marketing and deploying its system substantially earlier than Globalstar, Globalstar's ability to compete in areas served by such competitor may be adversely affected. A number of satellite-based telecommunications systems not involved in the MSS Proceeding have also been proposed using geosynchronous satellites and, in one case, the 2 GHz band for a MEO system.

     Globalstar's most direct competitors are the three other MSS applicants which currently hold FCC licenses, Iridium, MCHI/Ellipso and Constellation. On December 17, 1997, TRW announced that it would not construct its previously licensed Odyssey system but would instead invest in ICO. As of June 15, 1998, Iridium has launched all of its 72 satellites. ICO was not an applicant or a licensee in the MSS proceeding. ICO has, however, filed a request with the FCC to operate in a different frequency band not available for use by MSS systems under current international guidelines in place until 2000. Comsat, the U.S. signatory to Inmarsat, has applied to the FCC to participate in the procurement of facilities of the system proposed by ICO. It has also sought FCC approval of a proposal to extend the scope of services provided by Inmarsat, currently limited to maritime services, to include telecommunications services to land-based mobile units. These applications are currently pending before the FCC. Comsat has been instructed in the past by the U.S. government to seek to ensure that ICO does not receive preferred access to any market and that non-discriminatory access to such areas for all mobile satellite communications networks be established, subject to spectrum coordination and availability. Nonetheless, because ICO is affiliated with Inmarsat and because its investors include state-owned telecommunications monopolies in a number of countries, there can be no assurance that ICO will not be given preferential treatment in the local licensing process in those countries.

     Constellation and MCHI were granted FCC licenses in July 1997, after the FCC waived its financial qualification requirements with respect to such applicants. In granting such licenses, the FCC found that such applicants had failed to demonstrate that they were financially qualified, and it is not certain that they will be able to raise sufficient funds to construct, launch and operate their proposed systems. Even if ultimately built, such systems are not planned to enter the market until significantly after Globalstar's targeted in-service date.

     In addition to competing for investment capital, subscribers and service providers in markets all over the world, the MSS systems, including Globalstar, also compete with each other for the limited spectrum available for MSS operations. Unlike CDMA systems such as Globalstar, MCHI and Constellation, which permit multiple systems to operate within the same band, the design of Iridium's TDMA system requires a separate frequency segment dedicated specifically for its use. If more than two CDMA systems become operational, CDMA systems like Globalstar will effectively have a smaller spectrum segment within which to operate their user uplinks in the U.S. While CDMA permits spectrum sharing among competing systems, the capacity available to each system sharing such spectrum decreases as the number of systems operating in the band increases. The degree of decrease depends on a number of complex technological factors associated with each system's particular design including transmitter polarization and efficiency of spectrum usage. If the total number of operating MSS systems in the CDMA portion of the L-band (e.g., 1610-1626.5 Mhz) and S-band (i.e., 2483.5-2500 Mhz) increases from two to three and the other two operating CDMA systems have technical characteristics similar to Globalstar's and all such systems experience full capacity usage, then Globalstar estimates that its capacity over a given area would decrease by approximately 25%.

     The FCC has no authorization to extend the U.S. band plan for CDMA and TDMA Big LEO systems to other countries. However, it has stated that it plans to express the view in discussions with other administrations that global satellite systems are more likely to succeed if individual administrations adopt complementary systems for licensing them. The Conference of European Regulators
(CEPT) has recommended a band plan virtually identical to the U.S. band plan.

     Geostationary-based satellite systems, including AMSC and Comsat's Planet-1 are providing, and other proposed geostationary-based satellite systems, including APMT, ASC, ACeS, Thuraya and Satphone, plan to provide, satellite-based telecommunications services in areas proposed to be serviced by Globalstar. Certain of these systems are being proposed by governmental entities. Because some of these systems involve relatively simple ground control requirements and are expected to deploy no more than two satellites, they may succeed in deploying and marketing their systems before Globalstar. In addition, coordination of standards among regional geostationary systems could enable these systems to provide worldwide service to their subscriber

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

base, thereby increasing the competition to Globalstar. For example, Comsat offers a global mobile satellite service (Planet-l) with existing Inmarsat satellites, a six-pound, laptop-size phone, costing $3,000 with an expected per-minute usage rate of $3.00.

     It is expected that as land-based telecommunications service expands to regions currently not served by wireline or cellular services, demand for Globalstar service in those regions may be reduced. If such systems are constructed at a more rapid rate than that anticipated by Globalstar, the demand for Globalstar service may be reduced at rates higher than those assumed by Globalstar. Globalstar may also face competition in the future from companies using new technologies and new satellite systems. New technology could render Globalstar obsolete or less competitive by satisfying consumer demand in alternative ways, or through the introduction of incompatible telecommunications standards. A number of these new technologies, even if they are not ultimately successful, could have an adverse effect on Globalstar as a result of their initial marketing efforts. Globalstar's business would be adversely affected if competitors began operations or expanded existing operations in Globalstar's target markets before completion of its system.

RESEARCH AND DEVELOPMENT

     Globalstar has entered into a contract with Qualcomm whereby Qualcomm is performing certain development tasks related to the Globalstar System. In addition, Globalstar is performing certain in-house engineering tasks that are classified as development costs. Total development expenses incurred for the years ended December 31, 1997, 1996 and 1995 were $62 million, $42 million, and $63 million, respectively.

PATENTS AND PROPRIETARY RIGHTS

     In connection with the Globalstar System, Globalstar's design and development efforts have yielded nine patents issued and 30 patents pending in the United States, as well as 13 patents issued and more than 152 patents pending internationally for various aspects of communication satellite system design and implementation of CDMA technology relating to the Globalstar System. Qualcomm has obtained 149 issued patents and 380 patents pending in the United States applicable to Qualcomm's implementation of CDMA. The issued patents cover, among other things, Globalstar's process of combining signals received from multiple satellites to improve the signal received and minimize call fading.

     There can be no assurance that any of the pending patent applications by Globalstar will be issued. Moreover, because the U.S. patent application process is confidential, there can be no assurance that third parties, including competitors of Globalstar, do not have patents pending that could result in issued patents which Globalstar would infringe. In such an event, Globalstar could be required to redesign its system or satellite, as the case may be, or pay royalties to obtain a license, which could increase cost or delay implementation of the system or construction of the satellite, as the case may be.

EMPLOYEES

     As of March 31, 1998, Globalstar had approximately 210 full-time employees, none of whom is subject to any collective bargaining agreement.

PROPERTIES

     Globalstar currently leases approximately 79,000 square feet of office space in San Jose, California. The lease expires in August 2000 and Globalstar has options to renew for up to an additional ten years. In addition, Globalstar leases 12,000 square feet for its back-up GOCC in El Dorado Hills, California. The lease expires in November 2006 with options to renew for up to an additional six years. Management believes that the facilities are sufficient for Globalstar's operations.

LEGAL PROCEEDINGS

     Globalstar is not a party to any pending legal proceedings material to its financial condition or results of operations.

                                   REGULATION

UNITED STATES FCC REGULATION

     The FCC is the United States agency with jurisdiction over commercial uses of the radio frequency spectrum. All commercial MSS systems such as Globalstar must obtain an authorization from the FCC to provide MSS services in assigned spectrum segments in the United States. The FCC may also adopt from time to time rules applicable to MSS systems, which may impose constraints on the operation of Globalstar satellites, subscriber terminals and/or gateway earth stations.

     The Globalstar System requires regulatory authorization for two pairs of frequencies: user links (from the user to the satellites, and vice versa) and feeder links (from the gateways to the satellites, and vice versa). On January 31, 1995, the FCC authorized the construction, launch and operation of the Globalstar System and assigned bands of the radio frequency spectrum for the user links. A modification of this authorization on November 19, 1996 assigned feeder link frequencies. This license is held by L/Q Licensee, a subsidiary of LQP which has agreed to use the FCC license exclusively for the benefit of Globalstar. The FCC license grants authority to construct, launch and operate the Globalstar System with user links in the 1.6 and 2.4 GHz bands, consistent with the United States band plan for MSS Above 1 GHz Systems, and feeder link frequencies in the 5 and 7 GHz bands. These feeder link frequencies were allocated internationally for non-geostationary MSS feeder links at WRC '95, and the FCC assigned them for use by Globalstar in the United States in accordance with this international allocation. However, use of the feeder link frequencies remains subject to any applicable restrictions which may be promulgated in an FCC proceeding to adopt the international allocations into the U.S. Table of Frequency Allocations.

     The FCC license for Globalstar requires that construction, launch and operation of the system must be accomplished in accordance with the technical specifications set forth in the Globalstar FCC application, as amended, and consistent with the FCC's rules unless specifically waived. During the process of constructing the Globalstar System, there may be certain modifications to the design set forth in the application on file with the FCC which may require filing an application to modify the authorization. There can be no assurance that the FCC will grant these requests or do so in a timely manner. Denial of such requests or delay in grant of such requests could adversely affect the performance of the Globalstar System or result in schedule delays or cost increases. In addition, use and operation of Globalstar's feeder and user links are subject to FCC regulations regarding interference protection and coordination with other systems which may have an adverse effect on the usefulness of such frequencies.

     LQP's MSS application was one of six considered concurrently by the FCC. On January 31, 1995, Motorola Satellite Communications, Inc. and TRW Inc. also were granted FCC licenses for systems providing MSS Above 1 GHz Service. One of the three remaining applicants withdrew and, on June 30, 1997, the applications of MCHI and Constellation were granted. The FCC Staff's decisions granting these licenses to MCHI and Constellation have been appealed to the full FCC, and these appeals remain pending. Before grant of MCHI's application, Motorola, TRW and L/Q Licensee had requested that the FCC investigate the propriety of certain presentations to FCC staff made in support of MCHI, one of the two pending applicants. Thereafter, MCHI asked the FCC to initiate an investigation into the qualifications of Motorola, TRW and L/Q Licensee to hold FCC licenses based on alleged abuse of the agency's processes. On June 27, 1997, the FCC issued an order stating that the evidence was insufficient to support a finding against any of the parties involved in these requests. This decision with respect to MCHI was appealed to the full FCC by L/Q Licensee and TRW, and these appeals remain pending. Subsequently, in January 1998, TRW voluntarily returned its MSS Above 1 GHz authorization to the FCC for cancellation.

     The FCC license only authorizes the construction, launch and operation of the Globalstar System's satellite constellation. Separate authorizations must be obtained from the FCC for operation of gateways and Globalstar Phones in the United States. AirTouch, the exclusive Globalstar service provider in the United States, has received a license for the Texas gateway, and its application for a license for Globalstar Phones is still pending. The manufacturer will apply for equipment authorization for Globalstar Phones. Failure to obtain, or delay in obtaining, such licenses would adversely affect the implementation of the Globalstar System. Similar procedures are expected to apply internationally.

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

     Globalstar proposes to operate on an international basis, but the FCC license only authorizes construction and launch of the system for operation in the United States. Even though the Globalstar System is licensed to operate in the United States by the FCC, in order to provide MSS service in other countries, Globalstar or its service providers must obtain the required regulatory authorizations in those countries. There can be no assurance that the required regulatory authorizations will be obtained in any other country in which Globalstar proposes to operate, or that they will be obtained in a timely manner, or that, if granted, they will authorize MSS service on the same terms as the U.S. license. Failure or delay in obtaining licenses for the Globalstar System in other countries or grant of licenses on substantially different terms and conditions would have an adverse effect on the operation of Globalstar.

     The operation of Globalstar in the assigned user links and feeder links must be coordinated with licensees of other existing radio services operating in these bands in accordance with FCC and international rules and policies. Such coordination may adversely affect the usefulness of the frequencies for Globalstar operations.

     As a CDMA system, Globalstar must coordinate its operations in the United States with other licensed MSS CDMA systems and the TDMA system. The FCC's band plan provides that up to four CDMA systems may be licensed to operate in the 1.6 GHz and 2.4 GHz user links, but the FCC did not adopt specific guidelines for coordination among CDMA systems. There may be an adverse effect on the implementation of Globalstar depending upon the number of CDMA systems with which it must coordinate and their willingness to coordinate in good faith and in a timely manner. L/Q Licensee, MCHI and Constellation are all authorized to construct their systems using CDMA technology, and so, must coordinate use of the spectrum assigned for CDMA systems. The CDMA systems must also coordinate with the TDMA system. There can be no assurance that such intersystem coordinations would not have an adverse effect on Globalstar operations. The FCC has adopted rules to permit satellite services to be provided within the United States by satellites authorized by foreign countries. If a foreign satellite system were authorized to operate in the United States using frequencies assigned to Globalstar, additional coordination obligations may be required.

     In granting the applications of MCHI and Constellation, the FCC noted that protection requirements imposed upon U.S.-licensed MSS above 1 GHz service systems for the Russian Glonass aeronautical radionavigation system operating below 1610 MHz might call into question the premises for the FCC's determination that five systems can be accommodated in the available spectrum for user uplinks at 1.6 GHz. It stated that if regulatory measures taken for protection of Glonass diminish the amount of spectrum available to CDMA systems operating at
1.6 GHz, it would consider whether MCHI and Constellation should bear the principal burden of any operating constraints. The National Telecommunications and Information Administration has proposed to the FCC out-of-band emissions limits for protection of Glonass and Global Positioning System which would be applicable to mobile earth stations operating in the 1.6 GHz band. The FCC has requested comment on these proposals, but has not initiated a rulemaking proceeding to consider the proposal.

     In the orders granting licenses to MCHI and Constellation, the FCC authorized these two applicants to use the 7 GHz frequencies for feeder downlinks also assigned to Globalstar. In so doing, the FCC noted that it may not be feasible for Globalstar, MCHI and Constellation to share the 6875-7075 MHz band. The FCC made the feeder downlink assignments of both MCHI and Constellation subject to the condition that before commencing operation, MCHI and Constellation must demonstrate that they can feasibly share the spectrum with all other persons or organizations with full or conditional authority to use any part of this band for feeder downlinks in the United States. Constellation was also authorized to use the same 5 GHz frequencies (5091-5250
MHz) as Globalstar for its feeder uplinks. Globalstar must coordinate use of these feeder link frequencies with those MSS licensees which are authorized to use the same frequencies.

     On January 9, 1997, the FCC adopted rules which make available 300 MHz of bandwidth in the 5 GHz band, including frequencies from 5150 to 5250 MHz, for use by unlicensed devices for wireless high speed data services. The FCC adopted rules which are designed to ensure that these devices do not cause harmful interference with licensed services using these bands, such as MSS feeder links. In the November 1996 order modifying the Globalstar license, the FCC stated that Globalstar gateway earth station licenses may be subject to sharing with unlicensed transmitters in accordance with rules adopted in this proceeding. This

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

proceeding is not yet final. There can be no assurance that adoption of these rules as initially promulgated or as they may be modified during the rulemaking process, would not have an adverse effect on the timing or the adoption in the United States of the WRC '95 allocation for MSS feeder links at 5 GHz or on the usefulness of these bands for MSS feeder links.

     In its Order adopting rules and policies for MSS Above 1 GHz Service, the FCC stated that a license for MSS Above 1 GHz Service would impose implementation milestones on licensed systems. In the November 1996 order modifying the Globalstar license to assign feeder links, the FCC also imposed these implementation milestones on Globalstar. If these milestones are not met, the FCC has stated that the license would be deemed null and void. Globalstar's current estimated implementation schedule falls within the milestones adopted by the FCC. Delays in construction, launch or commencing operations of the Globalstar System could result in loss of the FCC license. The FCC license will be effective for 10 years from the date on which the licensee certifies to the FCC that its initial satellite has been successfully placed into orbit and that the operations of that satellite conform to the terms and conditions of its MSS license. While a licensee may apply to replace its MSS license to continue operations beyond the initial 10-year license term, there can be no assurance that, if applied for, such a replacement license would be granted.

     The rules and policies adopted for MSS Above 1 GHz Service in the Order were challenged in a judicial appeal. The U.S. Court of Appeals for the D.C. Circuit dismissed the appeal of the FCC's rules on September 3, 1997; the court, however, left open the possibility of future review of certain aspects of those rules. In the event that the FCC were to be judicially required to reconsider its licensing procedures, there is a risk that the FCC would reprocess the MSS applicants and adopt a different licensing procedure. Under these circumstances, there can be no assurance that the FCC would not use an auction procedure to award licenses. If the FCC were to use an auction procedure, there can be no assurance that Globalstar or its affiliates would be willing or able to outbid other applicants to obtain a license for the spectrum needed to operate the Globalstar System. In addition, even if Globalstar or its affiliates were successful in obtaining an MSS license in the spectrum auction, the increased cost and expenses incurred in bidding for the license would adversely affect Globalstar. Three petitions for reconsideration and/or clarification of the Order regarding issues related to protection requirements for GLONASS remain pending at the FCC.

     Applicable statutes and regulations permit a judicial appeal of the grant of the FCC license in order to seek reversal of the FCC's decision to grant the license. Petitions for reconsideration and an application for review of the order granting LQP's FCC license were filed and have been denied. Two judicial appeals of the order resolving these petitions have been filed and remain pending. There can be no assurance that such appeals will not be granted, or that the court will take timely action. If such an appeal were successful, there can be no assurance that on remand the FCC would not decide to deny the application for the Globalstar System, or that on remand the FCC would take action on the application in a timely manner.

UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS

     The United States International Traffic in Arms Regulations under the United States Arms Export Control Act authorize the President of the United States to control the export and import of articles and services that can be used in the production of arms. Among other things, these regulations limit the ability to export certain articles and related technical data to certain nations. The scope of these regulations is very broad and extends to certain spacecraft, including certain satellites. Certain information involved in the performance of Globalstar's operations will fall within the scope of these regulations. As a result, Globalstar may have to restrict access to that information.

EXPORT REGULATION

     From time to time, Globalstar requires import licenses and general destination export licenses to receive and deliver components of the Globalstar System.

     The United States Department of Commerce has imposed restrictions on certain transfers of technology, including rocket technology, to certain republics of the former Soviet Union. Because Globalstar's launch

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

strategy contemplates using Russian and Ukrainian launch providers with launch sites located in Kazakhstan, special export licenses are required to be obtained by SS/L in connection with these launches.

     While Globalstar and SS/L have obtained all necessary U.S. export licenses for Globalstar's remaining scheduled launches, a deterioration in the relationships between the United States and these countries, a change in government policy or legislation or other factors could adversely effect the licenses already granted.

     The Export Administration Act and the regulations thereunder control the export and re-export of United States-origin technology and commodities capable of both civilian and military applications (so-called "dual use" items). These regulations may prohibit or limit export and re-export of certain telecommunications equipment and related technology that are not affected by the International Traffic in Arms Regulations by requiring a license from the Department of Commerce before controlled items may be exported or re-exported to certain destinations. Although these regulations should not affect Globalstar's ability to deploy the satellite constellation, the export or re-export of Globalstar Phones, as well as gateways and related equipment and technical data, may be subject to these regulations, if such equipment is manufactured in the United States and then exported or re-exported. These regulations may also affect the export, from one country outside the United States to another, of United States-origin technical data or the direct products of such technical data. As a result, Globalstar may not be able to ensure the unrestricted availability of such equipment or technical data to certain customers and suppliers. Globalstar does not believe that these regulations will have a material adverse effect on its operations.

INTERNATIONAL COORDINATION

     The Globalstar System proposes to operate in frequencies which were allocated on an international basis for MSS user links at WARC '92 and for MSS feeder links at WRC '95. Globalstar is required to engage in international coordination procedures with other proposed MSS systems under the aegis of the ITU. Globalstar and the two other U.S. MSS licensees have entered into an agreement pursuant to which they have agreed to promote the FCC's spectrum allocation plan before other governmental and international bodies and to seek authorization for "landing rights" based on that plan.

     Because Globalstar's proposed feeder link bands are allocated on an international basis for LEO MSS feeder links, foreign LEO MSS systems may also seek to use these bands for MSS feeder links. ICO has filed with the ITU its plans to use the same feeder link spectrum as Globalstar. Globalstar will be required to coordinate the use of its feeder links with ICO and any other foreign system which has similar plans. Both a Russian and a Brazilian LEO MSS system have filed with the ITU their intention to use the same feeder link spectrum as Globalstar. There can be no assurance that such coordination will not adversely affect the use of these bands by Globalstar.

     Pursuant to the Intelsat and Inmarsat treaties, international satellite operators are required to demonstrate that they will not cause economic or technical harm to Inmarsat or Intelsat and to coordinate with Intelsat and Inmarsat under obligations imposed on United States satellite systems by international treaties. Globalstar will engage in technical coordination of its feeder downlinks with Intelsat, which uses the same frequency band for an uplink. Globalstar believes that the proposed provision of competitive MSS service by ICO, in which Inmarsat is a significant investor, may effectively eliminate the requirement to demonstrate lack of economic harm. Globalstar expects such coordination to be successful.

EUROPEAN UNION

     European Union competition law proscribes agreements that have the effect of appreciably restricting or distorting competition in the European Union. Globalstar and others have responded to an inquiry from the Commission of the European Union requesting information regarding their activities. On March 24, 1998, the Commission issued a letter stating that the Globalstar System does not raise competitive concerns. In addition, the Commission has proposed legislation at the European Union level which, if adopted, would give the Commission broad regulatory authority over satellite telecommunications systems such as the Globalstar System. The legislation proposed by the Commission of the European Union is under reconsideration at the direction of the European Union ministers, and Globalstar is unable to predict what effect, if any, the results of any inquiry or proposed legislation may have on Globalstar's operations.

REGULATION OF SERVICE PROVIDERS

     In order to operate gateway earth stations, including the user uplink frequency, the Globalstar service provider in each country will be required to obtain a license from that country's telecommunications authority. In addition, the Globalstar service provider will need to enter into appropriate interconnection and financial settlement agreements with local and interexchange telecommunications providers. Globalstar intends to use in-country service providers to facilitate the obtaining of such licenses and agreements. In October 1996 the ITU's Policy Forum on Global Mobile Personal Communications by Satellite adopted a set of voluntary principles which, if enacted or adopted by individual countries, would help facilitate the licensing of in-country service providers.

     Although many countries have moved to privatize the provision of telecommunications service and to permit competition in the provision of such service, some countries continue to require that all telecommunications service be provided by a government-owned entity. While service providers have been selected, in part, based upon their perceived qualifications to obtain the requisite local approvals, there can be no assurance that they will be successful in doing so. If a service provider does not obtain a license, Globalstar will have the right to substitute another service provider to attempt to obtain such a license, but if no service provider in a territory is successful in obtaining the requisite local authorization, Globalstar service will not be available in such territory. In that event, depending upon geographical and market considerations, Globalstar may or may not have the ability to redirect the system capacity that such territories would have otherwise used to serve territories in which service is authorized.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of Globalstar and Globalstar Capital as of the date of this Prospectus.

                NAME                   AGE                          POSITION
                ----                   ---                          --------
Bernard L. Schwartz*.................  72     Chief Executive Officer and Chairman of the General
                                              Partners' Committee of Globalstar; Chairman and Chief
                                              Executive Officer of Globalstar Capital
Gregory J. Clark*....................  55     Vice Chairman of the General Partners' Committee of
                                              Globalstar; President and Director of Globalstar
                                              Capital
Michael P. DeBlasio..................  61     Senior Vice President of Globalstar Capital
Nicholas C. Moren....................  51     Vice President and Treasurer of Globalstar Capital
Harvey B. Rein.......................  44     Vice President and Controller of Globalstar Capital
Eric J. Zahler.......................  47     Vice President, Secretary and Director of Globalstar
                                              Capital
Douglas G. Dwyre.....................  65     President of Globalstar; Vice President of Globalstar
                                              Capital
Anthony J. Navarra...................  50     Executive Vice President, Strategic Development, of
                                              Globalstar; Vice President of Globalstar Capital
William Adler........................  52     Vice President, Legal and Regulatory Affairs, of
                                              Globalstar; Assistant Secretary of Globalstar Capital
Gloria Everett.......................  54     Senior Vice President of Globalstar
John Klineberg.......................  59     Executive Vice President, Satellite Constellation
                                              Establishment, of Globalstar
Joel Schindall.......................  57     Senior Vice President, Systems Development, of
                                              Globalstar
Robert A. Wiedeman...................  59     Vice President, Systems and Regulatory Engineering,
                                              of Globalstar
Stephen C. Wright....................  41     Vice President and Chief Financial Officer of
                                              Globalstar; Vice President and Assistant Treasurer of
                                              Globalstar Capital
Sir Ronald Grierson*.................  75     Member of the General Partners' Committee of
                                              Globalstar
A. Robert Towbin*....................  62     Member of the General Partners' Committee of
                                              Globalstar

---------------
* Member of the Globalstar General Partners' Committee. Messrs. Grierson and Towbin are the Independent Representatives.

     Mr. Schwartz has been Chief Executive Officer and Chairman of the General Partners' Committee of Globalstar since 1994 and Chairman and Chief Executive Officer of Globalstar Capital since its formation in July 1995. Mr. Schwartz has also been the Chairman and Chief Executive Officer of GTL since its initial public offering in 1995. Mr. Schwartz has been the Chairman and Chief Executive Officer of Loral since March 1996 and had been Chairman and Chief Executive of Old Loral since 1972. He has been Chairman of the Board of Directors of SS/L since February 1991. He is also Chairman and Chief Executive Officer of K&F Industries, Inc., as well as a director of Reliance Group Holdings, Inc. and certain of its subsidiaries, Sorema International Holding N.V. and First Data Corporation. Mr. Schwartz is also a Trustee of New York University Medical Center.

     Dr. Clark has been the Vice Chairman of the General Partners' Committee of Globalstar and Vice Chairman and President of GTL since March 1998. He has been the President and a director of Globalstar Capital since May 1998. Since January 1998, he has been the President and Chief Operating Officer of Loral. Prior to that time, Dr. Clark was President of News Technology Group, a division of News Corporation since September 1994. Prior to that, Dr. Clark was Director of Science and Technology of IBM in Australia since 1988.

     Mr. DeBlasio has been Senior Vice President, Chief Financial Officer and Director of Globalstar Capital since its formation in July 1995 and Senior Vice President, Chief Financial Officer and Director of GTL since May 1996. Mr. DeBlasio has been First Senior Vice President of Loral since February 1998 and Senior Vice

President and Chief Financial Officer of Loral since March 1996 and had been Senior Vice President, Finance and Chief Financial Officer of Old Loral since 1979. Mr. DeBlasio is also a director of SS/L.

     Mr. Moren has been Vice President and Treasurer of Globalstar Capital since its formation in July 1995 and Vice President and Treasurer of GTL since its initial public offering in 1995. Mr. Moren has been Senior Vice President of Loral since February 1998 and Vice President and Treasurer of Loral since March 1996 and had been Vice President and Treasurer of Old Loral since April 1991.

     Mr. Rein has been Vice President and Controller of Globalstar Capital since its formation in July 1995 and Vice President and Controller of GTL since May 1996. Mr. Rein has been Vice President and Controller of Loral since April 1996 and had been Assistant Controller of Old Loral since 1985.

     Mr. Zahler has been Vice President and Secretary of Globalstar Capital since its formation in July 1995 and Vice President and Secretary of GTL since May 1996. Mr. Zahler has been Senior Vice President of Loral since February 1998 and Vice President, Secretary and General Counsel of Loral since March 1996 and had been Vice President and General Counsel of Old Loral since 1992. Prior to that time, he was a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson.

     Mr. Dwyre has been President of Globalstar since March 1994. Mr. Dwyre has been Senior Vice President of GTL since May 1996 and, prior thereto, had been Vice President of GTL since its initial public offering in 1995. Mr. Dwyre was President of Northern Telecom's STC Submarine Systems from 1988 to 1992.

     Mr. Navarra has been Executive Vice President, Strategic Development of Globalstar since March 1994 and Vice President of GTL since its initial public offering in 1995. He was Executive Vice President, Business Development at Loral Aerospace Corp. from 1992 to 1994.

     Mr. Adler has been Vice President of Legal and Regulatory Affairs of Globalstar since January 1996 and Assistant Secretary of GTL since May 1996. He was a partner with Fleschman and Walsh, L.L.P. from May 1994 to November 1995, specializing in domestic and international telecommunications law, regulation legislation and policy. Prior to that time, he was the Executive Director of Federal Regulatory Relations with Pacific Telesis Group.

     Ms. Everett has been Senior Vice President of Globalstar since March 1998. Prior to that time, she was Vice President, Network Engineering and Operations, with AirTouch Communications.

     Dr. Klineberg has been Executive Vice President of Satellite Constellation Establishment of Globalstar since January 1998. Dr. Klineberg was Executive Vice President, Globalstar Program at SS/L from 1995 to January 1998. Prior to that time, Dr. Klineberg held a variety of technical and management positions with NASA, including Director of the Goddard Space Flight Center and NASA's Lewis Research Center.

     Mr. Schindall has been Senior Vice President of Systems Development for Globalstar since May 1997. Prior to that time, Mr. Schindall was Vice President of Systems Applications for Globalstar since May 1994. Prior to that time, he was President of Conic, a division of Old Loral.

     Mr. Wiedeman has been Vice President of Systems and Regulatory Engineering since March 1994. Prior to that time, he was Vice President of Loral Aerospace Corp.

     Mr. Wright has been Vice President and Chief Financial Officer of Globalstar since January 1996 and Vice President of GTL since May 1996. He was a Production Director from April 1995 to December 1995 at SS/L. Prior to that time, he was a Business Manager at SS/L.

     Mr. Grierson has been director of GTL since May 1996 and a member of the General Partners' Committee of Globalstar since may 1996. Mr. Grierson retired as Vice Chairman of General Electric Company plc (U.K.) in 1991. He is also director of Daily Mail and General Trust plc, Safic-Alcan S.A. (France) and Chime Communications plc and Chairman of international advisory boards of Bain & Co. and Blackstone Group.

     Mr. Towbin has been director of GTL since its initial public offering in 1995 and a member of the General Partners' Committee of Globalstar since 1994. Mr. Towbin has been a Managing Director of C.E. Unterberg, Towbin since August 1995. He was President and Chief Executive Officer of the Russian-American Enterprise Fund from January 1994 to August 1995. From 1987 until 1993, he was a Managing Director at Lehman Brothers Inc. He is a director of Bradley Real Estate Inc., Columbus New Millennium Fund (London), Gerber Scientific, Inc., Globecomm Systems Inc and K & F Industries, Inc.

GOVERNANCE

     Globalstar is governed by the General Partners' Committee, consisting of four members appointed by LQSS, the managing general partner of Globalstar, two of whom are not affiliated with Globalstar. See "Governance of Globalstar." The current members of the Committee are Mr. Schwartz, Mr. Clark, Mr. Grierson and Mr. Towbin. Members of the Committee and directors of Globalstar Capital are not compensated for such services.

SUMMARY COMPENSATION

     The salaries of the executive officers of Globalstar are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz, Clark and DeBlasio and the other officers of the Issuers who are also officers of Loral. The following table sets forth, for the three fiscal years ended December 31, 1997, individual compensation information for the Chief Executive Officer of Globalstar and each of the four other most highly compensated executive officers of Globalstar who were serving as executive officers at December 31, 1997 and who receive compensation from Globalstar (the "Named Executive Officers"). The officers of Globalstar Capital are not compensated for such services.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                             ANNUAL COMPENSATION             ----------------
                                    --------------------------------------      SECURITIES
                                                            OTHER ANNUAL        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(A)   BONUS(B)   COMPENSATION(C)   STOCK OPTIONS(D)   Compensation(e)
---------------------------  ----   ---------   --------   ---------------   ----------------   ---------------
                                                                             (AS ADJUSTED FOR
                                                                               STOCK SPLIT)
Douglas G. Dwyre             1997   $230,000    $150,000            --            35,000            $17,012
Senior Vice President of     1996   $195,932    $125,000            --                --            $ 9,132
GTL; President of            1995   $176,220    $125,000            --            60,000            $ 5,400
Globalstar

Anthony J. Navarra           1997   $188,640    $ 90,000            --            25,000            $ 5,700
Vice President of GTL;       1996   $179,229    $ 90,000            --                --            $ 5,026
Executive Vice President -   1995   $168,334    $ 90,000            --            50,000            $ 5,151
Strategic Development of
Globalstar

Joel Schindall               1997   $162,180    $ 55,000            --            20,000            $ 5,501
Senior Vice President -      1996   $157,339    $ 45,000            --                --            $   500
Systems Development          1995   $153,300    $ 15,000            --             4,800            $ 5,374
of Globalstar

William F. Adler             1997   $153,000    $ 48,000            --            12,000            $16,940
Vice President and           1996   $135,692    $ 45,000       $73,546            20,000            $ 4,084
Assistant Secretary of GTL;
Vice President and General
Counsel of Globalstar

Robert Wiedeman              1997   $132,900    $ 50,000            --            15,000            $41,582
Vice President, Systems      1996   $117,968    $ 40,000            --                --            $ 6,623
and Regulatory Engineering   1995   $104,040    $ 35,000            --            30,000            $ 5,466
of Globalstar

---------------
(a) 1996 amounts reflect salary actually paid to Mr. Adler, who commenced employment with Globalstar on January 15, 1996. The annual salary for Mr. Adler, as of December 31, 1996, was $144,000.

(b) Reflects bonuses earned for the fiscal year ended December 31, 1997, paid in 1998, for the fiscal year ended December 31, 1996, paid in 1997 and for the fiscal year ended December 31, 1995, paid in 1996.

(c) Represents a relocation payment in 1996 to Mr. Adler.

(d) Does not reflect grants during 1996 of stock options to acquire 25,000, 20,000, 8,000, 5,000 and 10,000 shares of Loral common stock granted by Loral to Messrs. Dwyre, Navarra, Schindall, Adler and Wiedeman, respectively (the "Loral Options"). The Loral Options are exercisable at $10.50 per share, vest in 20% increments over five years and have a 10-year term.

(e) Reflects 1997 company matching contributions to the Savings Plan in the amounts of $7,622 for Mr. Dwyre, $5,700 for Mr. Navarra, $5,501 for Mr. Schindall, $5,420 for Mr. Adler and $4,582 for Mr. Wiedeman, respectively. Also reflects a payout in 1997 of life insurance of $9,390 to Mr. Dwyre and of invention compensation of $37,000 to Mr. Wiedeman.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants to the Named Executive Officers during 1997 of options to purchase common stock of GTL (as adjusted for Stock Split).

                                NUMBER OF      % OF TOTAL                     MARKET
                                SECURITIES      OPTIONS        EXERCISE      PRICE ON                   GRANT
                                UNDERLYING     GRANTED TO       OR BASE       DATE OF                    DATE
                                 OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION   PRESENT
             NAME               GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE      Value(b)
             ----               ----------   --------------   -----------   -----------   ----------   --------
Douglas G. Dwyre..............    35,000          6.63%         $24.625       $24.625     9/29/2007    $480,008
Anthony J. Navarra............    25,000          4.74%         $24.625       $24.625     9/29/2007    $342,863
Joel Schindall................    20,000          3.79%         $24.625       $24.625     9/29/2007    $274,290
William F. Adler..............    12,000          2.27%         $24.625       $24.625     9/29/2007    $164,574
Robert Wiedeman...............    15,000          2.84%         $24.625       $24.625     9/29/2007    $205,718

---------------
(a) The options become exercisable over a four and one half-year period as follows: 25% on each of the second, third, fourth and four and one half-year anniversary from the date of grant.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6%, stock price volatility of 30% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on exercises by the Named Executive Officers during 1997 of options to purchase common stock of GTL and year-end option values (as adjusted for Stock Split).

                          NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                           SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          ACQUIRED                          AT YEAR-END                       AT YEAR-END(A)
                             ON       REALIZED   ---------------------------------         --------------------
          NAME            EXERCISE     VALUE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
          ----            ---------   --------    -----------      -------------      -----------      -------------
Douglas G. Dwyre........   --          --            15,000            80,000           $306,094          $918,281
Anthony J. Navarra......   --          --            12,500            62,500           $255,078          $765,234
Joel Schindall..........   --          --             1,200            23,600           $ 24,488          $ 73,462
William F. Adler........   --          --            --                32,000            --               $173,594
Robert Wiedeman.........   --          --             7,500            37,500           $153,047          $459,141

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT ARRANGEMENTS

     Except for the Retirement Plan, including a Supplemental Executive Retirement Plan, the 401(k) Savings Plan, and the 1994 Stock Option Plan, there are no compensatory plans or arrangements with respect to any of the Named Executive Officers under which payments or benefits are triggered by, or result from, the resignation, retirement or any other termination of such Named Executive Officer's employment, a change-in-control of Globalstar, or a change in such Named Executive Officer's responsibilities following a change-in-control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The General Partners' Committee of Globalstar does not have a compensation committee. Compensation of Globalstar's executive officers is determined by the chief executive officer of Globalstar in consultation with the Compensation Committee of the Board of Directors of GTL. The members of the Compensation Committee of GTL are Sir Ronald Grierson and A. Robert Towbin. Neither Mr. Grierson nor Mr. Towbin is a present or former officer or employee of Globalstar or its subsidiaries. Mr. Towbin is a managing director of C.E. Unterberg, Towbin, which firm provided services to Globalstar during 1997.

PENSION PLAN

     The Retirement Plan (the "Plan") provides a non-contributory benefit for each year of non-contributory participation, and additional benefits associated with contributory participation. Globalstar also has a Supplemental Executive Retirement Plan ("SERP") under which eligible employees receive benefits which generally make up for certain required reductions in Plan benefits caused by the Code limitations. For non-contributory participation, the annual retirement benefit is $252 times credited years of service. For contributory participation, the following table shows the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later). Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service and attained age 21 will receive the contributory benefit if they contribute to the Plan at the rate of 1% of salary.

                               PENSION PLAN TABLE

                                                     YEARS OF CONTRIBUTORY SERVICE
                                         -----------------------------------------------------
         FINAL AVERAGE SALARY              20         25         30          35          40
         --------------------              --         --         --          --          --
   $100,000............................  $30,950    $38,690    $46,430    $ 54,160    $ 60,660
   $125,000............................  $39,700    $49,630    $59,550    $ 69,480    $ 77,600
   $150,000............................  $48,450    $60,560    $72,680    $ 84,790    $ 94,540
   $175,000............................  $57,200    $71,500    $85,800    $100,100    $111,480
   $200,000............................  $65,950    $82,440    $98,930    $115,410    $128,410

     The table above shows total estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight annuity basis. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts. The compensation covered by the Plan and SERP is the employee's base salary, and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The Plan and SERP benefits are computed on the basis of the average of an employee's highest five consecutive annual salaries out of the last ten years contributions are made. As of December 31, 1997, the contributory credited years of service for each of the executives in the Summary Compensation Table are as follows:
Douglas G. Dwyre, 24 years; Anthony J. Navarra, 6 years; Joel Schindall, 3 years; William F. Adler, one year; and Robert Wiedeman, one year. In addition, Mr. Wiedeman had 31 years of non-contributory service.

                           RELATED PARTY TRANSACTIONS

     SS/L Agreement and Subcontracts. SS/L, which is an affiliate of Globalstar and a wholly owned subsidiary of Loral, has entered into a contract with Globalstar to design, manufacture, test and launch its satellite constellation. The price of the contract consists of three parts, the first for non-recurring work at a price not to exceed $117.1 million, the second for recurring work at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. In addition, Globalstar has agreed to purchase from SS/L eight additional ground spare satellites at a cost estimated at $175 million.

     SS/L is designing, building and launching the 56 satellites (including eight in-orbit spares) in Globalstar's constellation, which are designed to have a minimum life span of 7 1/2 years. SS/L has agreed to obtain insurance on Globalstar's behalf for the cost of replacing satellites lost in hot failures and any relaunch costs not covered by the applicable launch contract. SS/L has also agreed pursuant to the agreement to obtain launch vehicles and arrange for the launch of Globalstar's satellites on Globalstar's behalf. The estimated total cost for launch services and launch insurance for all 56 satellites (including eight in-orbit spares) is $459 million, subject to equitable adjustments in light of future market conditions, which may, in turn, be influenced by international political developments. Termination by Globalstar of this agreement will result in termination fees, which may be substantial. Such termination fees are generally limited to SS/L's cost incurred and uncancellable obligations under subcontracts and outstanding orders for satellite materials at the time of termination plus a reasonable fee.

     Globalstar has granted SS/L an irrevocable, royalty-free, non-exclusive license to use certain intellectual property expressly developed in connection with the SS/L agreement provided that SS/L will not use, or permit others to use, such license for the purpose of engaging in any business activity that would be in material competition with Globalstar. Globalstar has similarly agreed that it will not license such intellectual property if it will be used for the purpose of designing or building satellites that would be in competition with SS/L.

     The agreement provides for liquidated damages to Globalstar in the event SS/L fails to supply the satellites at the times specified in the contract. Liquidated damages of approximately $45,000 are payable by SS/L for each day of delay, subject to an overall cap of approximately $33 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by SS/L in the delivery of the satellites or for any events of default specified in the agreement.

     SS/L and its subcontractors have committed approximately $310 million of vendor financing to Globalstar of which $220 million will be non-interest bearing. Globalstar will repay the non-interest bearing portions as follows: $49 million following the launch and acceptance of 24 or more satellites, $61 million upon the launch and acceptance of 48 or more satellites, and the remainder in equal installments over the five-year period following acceptance of the preliminary and final Globalstar constellations. The remaining $90 million will bear interest, the payment of which will be deferred until December 31, 1998, or the Full Constellation Date, whichever is earlier. Thereafter, interest and principal will be repaid in twenty equal quarterly installments during the next five years. In addition, under the contract for the additional eight ground spare satellites, SS/L will provide an additional $43 million of vendor financing, of which $19 million will be interest bearing. The repayment terms are substantially the same as those for the vendor financing relating to the first 56 satellites.

     On March 23, 1994, Globalstar entered into an agreement with Hyundai pursuant to which it agreed to cause the prime contractor of its satellite constellation to enter into certain arrangements with Hyundai, including offering Hyundai the right to provide assembly, integration and testing with respect to satellites in Globalstar's constellation beyond the first 56 and in any second generation satellite system and supporting Hyundai in its efforts as a satellite vendor, through for instance, providing training and transferring certain know-how to Hyundai.

     Qualcomm Agreement. Globalstar and Qualcomm have entered into an agreement providing for the design, development, manufacture, installation, testing and maintenance by Qualcomm of four gateways, two ground operations control centers and 300 pre-production Globalstar Phones (the "Qualcomm Segment"). A portion of the GOCC is being developed and manufactured by Globalstar. The contract is a cost-plus-fee contract that provides for payment to Qualcomm of a 12% fee, along with reimbursement for costs incurred in performing such contract, such as labor, material, travel, license fees, royalties and general administrative expenses. The contract also includes a cost sharing arrangement for certain technologies being developed by Qualcomm.

     Except for the intellectual property contained in certain software relating to the public switched networks and the GOCCs (excluding any software or technical data contained in Qualcomm's CDMA technology) which will be owned by Globalstar, Qualcomm retains all intellectual property in the Qualcomm Segment. However, Qualcomm has granted Globalstar a license to use its CDMA technology for MSS commercial applications.

     Globalstar has granted to Qualcomm an irrevocable, non-exclusive, worldwide perpetual license to intellectual property owned by Globalstar in the Qualcomm Segment and developed pursuant to the Qualcomm agreement. Qualcomm may, pursuant to such grant, use the intellectual property for applications other than the Globalstar System provided that Qualcomm may not for a period of three years after its withdrawal as a strategic partner or prior to the third anniversary of the Full Constellation Date, whichever is earlier, engage in any business activity that would be in competition with the Globalstar System. The grant of intellectual property to Qualcomm described above is generally royalty free.

     Qualcomm has agreed to grant at least one vendor a nonexclusive worldwide license to use Qualcomm's intellectual property to manufacture and sell gateways to Globalstar's service providers. The foregoing license will be granted by Qualcomm to one or more such vendors on reasonable terms and conditions, which will in any event not provide for royalty fees in excess of 7% of a gateway's sales price (not including the approximately $400,000 per gateway in recoupment expenses payable to Globalstar). Qualcomm has granted a license to manufacture Globalstar Phones to each of Ericsson and Telital and has also agreed to grant a similar license to at least one additional qualified manufacturer to enable it to manufacture and sell the Globalstar Phones to service providers. On March 23, 1994, a letter agreement was entered into among Qualcomm, Globalstar and Hyundai pursuant to which Hyundai may elect to become a licensee authorized to manufacture and sell Globalstar Phones to service providers. Should Hyundai so elect, it would, for a five-year period following Globalstar's Full Constellation Date, be the exclusive licensee authorized to manufacture and sell such units in South and North Korea.

     Globalstar will receive a payment of approximately $400,000 on each installed gateway sold to a Globalstar service provider. Globalstar will also receive up to $10 on each Globalstar Phone, which will be payable until Globalstar's funding of that design has been recovered.

     The agreement provides for liquidated damages to Globalstar in the event Qualcomm fails to supply the Qualcomm Segment at the times specified in the contract. Liquidated damages of approximately $29,000 are payable by Qualcomm for each day of delay, subject to an overall cap of approximately $11 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by Qualcomm in the delivery of the Qualcomm Segment or for any other events of default specified in the agreement. Qualcomm's obligation to license the intellectual property necessary to manufacture gateways and Globalstar Phones to Globalstar or a third-party manufacturer will continue even upon a default or breach by Qualcomm under the agreement. Termination by Globalstar of this agreement will result in termination fees, which may be substantial.

     On March 4, 1998, Qualcomm entered into a financing agreement with Globalstar to provide $100 million principal amount of vendor financing. The principal amount will accrue interest at a rate of 5.75% per annum and will be capitalized to principal quarterly. Globalstar will make eight principal payments on a quarterly basis commencing on January 1, 2000 with the final payment due October 1, 2001 accompanied by all then unpaid accrued interest.

     Qualcomm executed the initial Globalstar gateway design work under its original development contract with Globalstar. In 1997, in order to accelerate the deployment of gateways around the world, Globalstar placed $340 million in orders with Qualcomm for 38 production gateways. Globalstar has now resold substantially all of these gateways to its strategic partners and other service providers, subject to performance

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

acceptance. Globalstar provided a total of $80 million in vendor financing for the first 32 of these gateway sales, which it will recover upon resale.

     Qualcomm Support Agreement. A support agreement was entered into among Qualcomm, Loral and Globalstar pursuant to which Qualcomm agreed to (i) assist Globalstar and SS/L with Globalstar's system design, (ii) support Globalstar and Loral with respect to various regulatory matters and (iii) assist Globalstar and Loral in their marketing efforts with respect to Globalstar. As compensation for its efforts, Qualcomm would be paid an amount equal to the costs incurred in rendering such support and assistance.

     Vodafone Agreements. Mr. E. John Peett, a director of the Company, was, until his retirement in October 1997, an executive officer of Vodafone, which is a limited partner of Globalstar. Globalstar has entered into consulting agreements with Vodafone for approximately $650,000 under which Vodafone will develop Globalstar's security architecture design and billing system requirements. A subsidiary of Vodafone has executed service provider agreements, granting it the right to provide Globalstar System services to users in eight countries, including Australia, Sweden, South Africa and the United Kingdom, on an exclusive basis, as long as specified minimum levels of subscribers are met. The Vodafone subsidiary will receive certain discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Mr. Peett has entered into a consulting arrangement with GTL pursuant to which GTL will pay to Mr. Peett a fee of $4,200 per day for consulting services rendered to Globalstar or LQSS. GTL will also reimburse Mr. Peett for certain expenses incurred in connection therewith. In addition, Mr. Peett received stock options to purchase 40,000 shares of GTL Common Stock at an exercise price of $23.63 per share (as adjusted for Stock Split), which options will vest in three annual installments commencing January 2, 1999.

     Service Provider Agreements. Limited partners of Globalstar or affiliates thereof have entered into service provider agreements with Globalstar granting them the right to provide Globalstar System service to users in designated countries as long as specified minimum levels of subscribers are met. These service providers will receive certain discounts from Globalstar's expected pricing generally over a five-year period.

     OmniTRACS Services Agreement. Globalstar has granted Qualcomm the worldwide exclusive right to utilize the Globalstar System to provide OmniTRACS-like services, including certain data-messaging and position-determination services offered by Qualcomm, primarily to fleets of motor vehicles and rail cars and/or vessels and supervisory control and data acquisition services. Qualcomm will utilize the Globalstar System in particular territories to provide its OmniTRACS-like services if the Globalstar service provider in such region or country offers pricing that is the most favorable rate charged by it for a comparable service and that is at least as favorable as the pricing then charged to Qualcomm for geostationary satellite capacity in the United States. In the event Qualcomm and the service provider fail to reach an agreement with respect to such access, Globalstar has agreed to provide Qualcomm with access to the Globalstar System at Globalstar's most favorable rates. To the extent consistent with Qualcomm's prior commitments, Qualcomm has also agreed to offer each Globalstar service provider certain rights of first refusal to participate with Qualcomm in the provision of OmniTRACS-like services using the Globalstar System in the service provider's territory.

     Guarantee Fee and Warrants. On December 15, 1995, Globalstar entered into the Globalstar Credit Agreement providing for a $250 million credit facility. Following the consummation of the Merger, Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Globalstar Credit Agreement, and SS/L and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral has agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Globalstar Credit Agreement.

     In connection with such guarantees and indemnity of the Globalstar Credit Agreement, GTL issued to Loral, Lockheed Martin, SS/L and the other strategic partners participating in such guarantee or indemnity, the GTL Guarantee Warrants to purchase 16,741,272 shares of GTL common stock (as adjusted for Stock Split). In connection with the issuance of GTL Guarantee Warrants, GTL received (i) warrants to acquire 4,185,318 ordinary partnership interests in Globalstar plus (ii) Additional Warrants to purchase an additional 1,131,168 ordinary partnership interests, on terms and conditions generally similar to those of the GTL Guarantee Warrants. In addition, Globalstar has also agreed to pay to Loral and the other guaranteeing

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

partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. LQSS may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     The holders of the warrants to purchase 16,741,272 shares of GTL Common Stock issued in connection with the Globalstar Credit Agreement have exercised such warrants at $6.625 per share (as adjusted for Stock Split), and GTL has registered for resale the GTL common stock issued upon exercise of such warrants.

     Subscription Rights. In May 1997, GTL issued 4,524,672 GTL shares at a price of $6.625 per share (as adjusted for Stock Split) in connection with the exercise of subscription rights. In addition to shares purchased pursuant to the exercise of subscription rights issued to it, Loral purchased pursuant to a standby agreement with GTL 64,008 shares of GTL Common Stock (as adjusted for Stock Split) underlying rights not subscribed for by the holders of such rights. GTL received proceeds of approximately $140.9 million from the exercise of the GTL Guarantee Warrants and subscription rights discussed above, which it used to exercise rights to purchase 5,316,486 Globalstar partnership interests at $26.50 per interest.

     Globalstar Managing Partner's Allocation and Distribution. Commencing on the Full Constellation Date, Globalstar will make distributions to LQSS equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Loral and Qualcomm ultimately will receive 80% and 20% of such distribution, respectively. Should Globalstar incur a net loss in any year following commencement of operations, the distribution for that year will be reduced by 50% and Globalstar will be reimbursed for Managing Partner's Allocations, if any, made in any prior quarter of such year, sufficient to reduce the Managing Partner's Allocation for such year by 50%. Any Managing Partner's Allocation may be deferred (with interest at 4% per annum) in any quarter in which Globalstar would report negative cash flow from operations if the Managing Partner's Allocation were made.

     LQSS has a right to a preferred allocation of gross operating revenue until such allocated revenue cumulatively equals LQSS's distributions payable (whether or not deferred for a shortfall in cash flow from operations). To the extent that distributions exceed such allocated profit, they will be charged against LQSS's capital account and will not be allocated among the Globalstar partners as a Globalstar expense.

     Joint Ventures. Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures the exclusive rights to provide Globalstar system services to users in Canada, Mexico and Brazil, as long as specified minimum levels of subscribers are met. Certain Globalstar service providers, including Loral, receive specified discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Services. Mr. Robert B. Hodes, a director of GTL, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to Globalstar. Mr. A. Robert Towbin, a member of the General Partners' Committee of Globalstar and a director of GTL, is a managing director in the investment banking firm of C.E. Unterberg, Towbin, which has rendered advisory and investment banking services to Globalstar.

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                            GOVERNANCE OF GLOBALSTAR

     The following discussion summarizes provisions of the Globalstar partnership agreement.

GENERAL PARTNERS' COMMITTEE

     Globalstar has two general partners, LQSS and GTL. LQSS is the managing general partner of Globalstar. Globalstar is governed by the General Partners' Committee, consisting of four members who are appointed by LQSS two of whom are not affiliated with Globalstar. The day-to-day activities of Globalstar are managed by its officers, subject to the supervision of the Committee. However, LQSS has agreed that certain material partnership decisions will not be put to a vote of the partners as described below without the consent of at least one of the Independent Representatives on the Committee. See "-- Certain Actions." In addition, personnel decisions involving Globalstar officers of the rank of senior vice president or above cannot be made without the approval of at least one of the Independent Representatives, provided that LQSS retains the right to appoint provisional candidates and, under certain circumstances, may override the veto of the Independent Representatives. GTL directors not affiliated with Loral, including the Independent Representatives, will determine the vote of Ordinary Partnership Interests held by GTL in votes submitted to the partners in Globalstar as to the approval or disapproval of the financial terms and conditions of material transactions between Globalstar and Loral or any of its affiliates (or which are deemed to be transactions in which Loral is an interested party pursuant to the Globalstar partnership agreement). In addition, Globalstar has agreed with GTL that for so long as GTL remains a general partner of Globalstar, Globalstar will not issue more than 5,000,000 additional partnership interests without either the consent of at least one of GTL's Independent Representatives or the vote of a majority in interest of the Globalstar partners. The Independent Representatives will determine the vote of Globalstar partnership interests held by GTL with respect to any such vote submitted to the partners. Loral through its majority representation on the Board of Directors of GTL controls GTL's votes in all other matters.

     Matters relating to the FCC License for the Globalstar System, including compliance and other regulatory matters related thereto, will be under the exclusive control of L/Q Licensee. L/Q Licensee has agreed to use such license exclusively for the benefit of Globalstar.

     Actions by the Committee may be taken only with the concurrence of a majority of the members whether present in person at a meeting or by written consent. Written notice of all proposed Committee action will be given to all members prior to the taking of any such action, unless notice has been waived by any such member. The Committee may delegate any or all of its powers to officers of Globalstar except for transactions involving amounts in excess of $100,000 other than transactions taken in the ordinary course of business or actions taken to implement any business plan previously approved by the Committee.

CERTAIN ACTIONS

     The Committee will not take any action that would result in Globalstar being engaged in a business other than the development and operation of the Globalstar System without the prior written consent of all the partners of Globalstar. Certain decisions by the Committee not to construct and launch satellites in addition to the satellites for the 48-satellite constellation and the eight spare satellites will be subject to the approval by a majority in interest of the partners if such construction and launch could be made without additional contributions from the partners and satisfy certain thresholds relating to rates of return on investment. In addition, Globalstar will not, absent the consent of the affected partner, enter into any agreements with any persons that would conflict with or prejudice in any material respects the rights of such partner under either the Globalstar partnership agreement or any agreement entered into between such partner or its affiliate and Globalstar. The Committee may also not undertake the following actions unless it shall have first received the consent of a majority of votes cast at a meeting at which only those Globalstar partners without a financial interest, whether direct or indirect, in such transaction would be qualified to vote, where each Ordinary

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

Partnership Interest would equal one vote and a majority of the qualified Ordinary Partnership Interests outstanding would constitute a quorum ("Consent of the Disinterested Partners"):

          (i) Enter into any agreements involving amounts in excess of $1,000,000 with any partner, any strategic partner (including any direct or indirect corporate parent of any such partner or strategic partner), any Alliance Partner or any of their respective affiliates;

          (ii) Enter into loans by a general partner or its affiliate to Globalstar; and

          (iii) Consent to a limited partner acquiring more than 20% of Globalstar's outstanding partnership interests.

     The following actions may not be undertaken by the Committee unless it shall have first received the consent described below and, in the case of the items described in clauses (i) through (iv), will not be put to a vote of the partners without the consent of at least one of the Independent Representatives:

          (i) Make any material amendments to the Globalstar partnership agreement or adopt any business plan that would materially change Globalstar's business purpose;

          (ii) Acquire either a controlling interest in, or a majority of the voting stock or equity of, any corporation or other entity, or assets not in the ordinary course of business, in either case if the aggregate fair market value is greater than $10 million;

          (iii) Sell, lease, exchange or dispose of Globalstar's material assets (other than to an entity controlled by Globalstar);

          (iv) Cause or permit the dissolution and/or liquidation of Globalstar or file bankruptcy proceedings or consent to such filing;

          (v) Adopt any increase in capital expenditures or operating expenses of more than 10% of the amount set forth in Globalstar's business plan dated March 1994 (or any revised business plan as approved by a majority in interest of the partners) and any subsequent increases in such expenditures or expenses (except as required to account for increases in the Consumer Price Index);

          (vi) Commence any litigation or arbitration, or settle any pending or threatened litigation, by or against Globalstar, if the damages sought are in excess of $100,000 or if such litigation or arbitration is against, or names as an adverse party, a partner;

          (vii) Adopt any modification to the specification of the Globalstar System that would change any major parameter by more than 10% or otherwise result in a material adverse effect on any service provider;

          (viii) Enter into any material business outside the scope of the partnership agreement;

          (ix) Undertake material commitments with respect to Globalstar's launch strategy, provided that Globalstar may nevertheless undertake material commitments with respect to its launch strategy absent such consent if Globalstar undertakes a detailed review of such strategy and submits a written report of its analysis to the partners;

          (x) Appoint a successor to the office of President of Globalstar;

          (xi) Issue any equity interests other than partnership interests or issue or reserve for issuance after February 14, 1995 more than 8,198,837 additional partnership interests plus the partnership interests issuable in connection with the conversion of the CPEOs and the exercise of the GTL Guarantee Warrants and the Additional Warrants; and

          (xii) Incur any indebtedness, including certain sale and leaseback transactions, if immediately after the incurrence thereof Globalstar's outstanding indebtedness would exceed 110% of the maximum amount of debt obligations contemplated by the then-current Globalstar business plan.

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

     In order to take the actions described above, Globalstar must receive the consent of a majority of votes cast at a meeting of Globalstar partners where each Ordinary Partnership Interest would equal one vote and a majority of the Ordinary Partnership Interests outstanding would constitute a quorum for the meeting provided that there has been no veto by partners casting 9,000,000 or more qualifying votes. All Ordinary Partnership Interests held on behalf of a partner may cast one qualifying vote, provided that no more than 6,000,000 qualifying votes may be cast on behalf of any single partner regardless of the total number of Ordinary Partnership Interests held, and, provided further, that no more than 3,000,000 qualifying votes may be cast on behalf of GTL in respect of Ordinary Partnership Interests acquired using the proceeds from GTL's initial public offering or pursuant to the exercise of a partner's Exchange Right ("Consent of the Partners"). For purposes solely of determining the number of qualifying votes LQSS or a limited partner may cast against an action as described above, a partner will be deemed to continue to own the number of Ordinary Partnership Interests equal to the shares of Common Stock acquired by such Partner pursuant to the Exchange Rights and which have not been disposed of.

     Except as otherwise described above, each partner has the right to cast one vote for each Ordinary Partnership Interest held by such partner with respect to the matters set forth above and for which it is qualified to vote. GTL, together with the limited partners not affiliated with Loral, hold more than 50% of Globalstar's outstanding Ordinary Partnership Interests. LQSS will cast its vote with respect to the above matters in accordance with the instructions of its partners, weighted to reflect the amount of partnership interests held by such partners in LQSS. LQSS will cast against any proposal the number of votes equal to the amount of Ordinary Partnership Interests held by it in Globalstar multiplied by the total percentage interests in LQSS held by all of its partners who oppose the proposal. The number of votes equal in amount to the remainder of LQSS's Ordinary Partnership Interests in Globalstar will be cast in favor of any such proposal.

     The Preferred Partnership Interests have no voting rights, other than as may be required by law.

     Each partner has agreed not to acquire any direct or indirect interest in any MSS applicant other than Globalstar until after the third anniversary of the In-Service Date, although each reserves the right, on behalf of itself and its affiliates, to conduct other business activities. Under certain circumstances, this restriction may not apply.

GTL CHANGE OF CONTROL AND REDUCTION IN INTEREST

     A GTL Change of Control is defined in Globalstar's partnership agreement as an event or series of events by which (i) any "person" or "group" (as such terms are defined in Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 30% of the Common Stock of GTL then outstanding, (ii) GTL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets, including all or substantially all of its partnership interests in Globalstar, to any person, or any corporation consolidates with or merges into GTL, in either event pursuant to a transaction in which GTL's outstanding Common Stock is changed into or exchanged for cash, securities or other property, other than any transaction (A) between GTL and either Loral, an affiliate of Loral or a wholly-owned subsidiary of GTL or (B) after which the shareholders who beneficially owned GTL Common Stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no other person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted GTL's Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (iv) GTL makes on any day any distribution or distributions of cash, property or securities (other than regular dividends, Common Stock or rights to acquire Common Stock) to its shareholders, or purchases or otherwise acquires its Common Stock, and the sum of the fair market value of such distribution or purchase, plus the fair market value of all other such distributions and purchases which have occurred during the preceding twelve months, exceeds 30% of the fair market value of GTL's outstanding Common Stock.
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

     GTL would lose its rights as a general partner of Globalstar and would automatically revert to the status of a limited partner upon (i) a GTL Change of Control at a time when GTL owns less than 50% of the Globalstar partnership interests outstanding or (ii) a Reduction in Interest, which in the event of either clause (i) or (ii) above, has not been approved either by LQSS or by Consent of the Partners. In either event, the special governance rights described above will terminate and GTL might be deemed to be an investment company, subject to regulation under the Investment Company Act.

COUNCIL OF SERVICE OPERATORS

     Globalstar has established a Council of Service Operators (the "Council of Service Operators" or "CSO"), made up initially of the chief executive officer of Globalstar, two representatives appointed by the Committee, two representatives appointed by each of the limited partners (other than Finmeccanica) who have committed to act, whether directly or indirectly, as service providers of Globalstar service and one representative appointed by Finmeccanica. Thereafter, the Committee may nominate three representatives of service providers not otherwise represented on the CSO, subject to approval by a majority of the members of the CSO. In addition, any new service provider who has irrevocably committed to make a capital commitment of $37.5 million to Globalstar will also be allowed to designate two representatives to the CSO. The role of the CSO is to give advice to the Committee regarding the practical implementation of the Globalstar System, thereby allowing the service providers a voice in the design and operation of Globalstar. Globalstar believes that this arrangement benefits both Globalstar and the service providers. Globalstar will benefit from the service providers' expertise and practical on-the-ground knowledge while at the same time giving the service providers an active role in the design and coordination of the system that they will ultimately be using. The CSO will make recommendations to the Committee on matters such as tariffs, system architecture for the Globalstar System, capacity allocation among Globalstar service providers and administration of the Qualcomm agreement and the SS/L agreement. The Committee has agreed to consider in good faith any recommendations made by the CSO. In certain cases where the interests of the service providers and Globalstar are not adverse to each other, as determined by the Committee, or when Loral or its affiliate is the service provider in question, as determined by those members who are not affiliated with Loral, the recommendations made by the CSO will be binding on Globalstar.

INDEMNIFICATION AND FIDUCIARY STANDARDS

     Globalstar has agreed to indemnify its partners, the partners in LQSS and LQP, their respective affiliates and all of their respective officers, directors, partners, controlling shareholders, employees, and agents (each an "Indemnitee") from and against any and all losses and liabilities arising out of or incidental to the business of Globalstar so long as such Indemnitee's conduct did not constitute actual fraud, gross negligence, knowing breach of specific provisions of the Globalstar partnership agreement or willful or wanton misconduct. The Globalstar partnership agreement further provides that LQSS, GTL, the partners in LQSS and LQP, their respective affiliates and all of their respective officers, directors, partners, controlling shareholders, employees and agents (each a "General Partner Person") will not be liable to Globalstar or the limited partners for any losses sustained or liabilities incurred as a result of any act or omission of a General Partner Person, if such person or entity acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the best interest of Globalstar and the conduct did not constitute gross negligence or non-performance. LQSS and GTL, as applicable, will indemnify the limited partners for losses and liabilities resulting from conduct of their respective General Partner Person that is found to have constituted bad faith, gross negligence or non-performance.

ALLOCATIONS AND DISTRIBUTIONS

     Allocations. Adjusted income will be allocated first to the Preferred Partnership Interests (after the Managing Partner's Allocation and any allocation necessary to bring all partners' capital accounts up to zero) to bring their capital account to an amount equal to the principal amount of the CPEOs and unpaid distributions on the Preferred Partnership Interests. Adjusted income for this purpose is computed by adding amortization and depreciation expenses to profits and will include increases in the fair market value of

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

Globalstar's assets that will be recognized as income when partnership interests are issued or redeemed. The preferred allocation will be increased by the amount of the U.S. regular and branch profits taxes that are imposed at a rate of approximately 60% on GTL's U.S. source income. Losses will be allocated to the Ordinary Partnership Interests until the capital accounts for such interests have been reduced to zero. Thereafter losses will be allocated to the Preferred Partnership Interests until their capital accounts have been reduced to zero and then to the general partners. GTL expects that U.S. source income will be a minor portion of its total profit allocation.

     Distributions. Globalstar intends to distribute to its partners, including GTL, its net cash received from operations, less amounts required to repay outstanding indebtedness, satisfy other liabilities and fund capital expenditures and contingencies. Distributions after the distribution of the Managing Partner's Allocation and the Preferred Partnership Interests will generally be made in accordance with the partners' percentage interests in Globalstar. Distributions on liquidation will be made in accordance with capital account balances.

     Effect on Common Stock of Globalstar Liquidation. In the absence of sufficient Globalstar adjusted income, under certain circumstances involving a liquidation of Globalstar (including a disposition of all its assets), payments with respect to the CPEOs could exceed Globalstar's liquidating distributions with respect to the Preferred Partnership Interests and would then reduce the payment that otherwise would be made with respect to the Common Stock. In such event, the amount received by the holders of the Common Stock would be less than the amount that they would have otherwise received and would be less than the amount they would have received if they had owned Ordinary Partnership Interests in Globalstar directly.

DISSOLUTION OF GLOBALSTAR

     The Globalstar partnership will continue until December 31, 2044, unless sooner dissolved upon the occurrence of any of the following: (i) the withdrawal of a general partner, or any other event that results in its ceasing to be a general partner (i.e., removal, bankruptcy or dissolution) unless at the time LQSS or a successor to LQSS remains a general partner; (ii) a sale of all or substantially all of the assets of Globalstar; (iii) the bankruptcy or the dissolution of LQSS or any successor managing general partner; (iv) upon the Consent of the Partners; or (v) any other event under Delaware law that would cause its dissolution. The Globalstar partnership will be reconstituted if a majority in interest of the partners (or remaining partners, in the event of a dissolution resulting from the withdrawal, bankruptcy or dissolution of LQSS or any successor managing general partner) vote to form a new partnership and, in the case of a dissolution resulting from the withdrawal, bankruptcy or dissolution of LQSS or any successor managing general partner, to appoint a successor managing general partner.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Additional Ordinary Partnership Interests may be offered by Globalstar from time to time as determined by the Committee, but no additional partner will be admitted without the Consent of the Partners. Such consent to the admittance of an additional partner, however, will not be unreasonably withheld. Issuances of partnership interests are, however, subject to preemptive rights by the partners except for issuances of partnership interests in connection with the execution of a service provider agreement or in connection with an underwritten public offering. Any issuance of partnership interests at a price below the price per partnership interest paid by Globalstar's strategic partners at the March 23, 1994 closing, or resulting in the issuance of more than 8,198,837 additional partnership interests (other than the partnership interests issued upon exercise of the GTL Guarantee Warrants and the Additional Warrants) will be subject to the Consent of the Partners. In addition, Globalstar has agreed with GTL that for so long as GTL remains a general partner of Globalstar, Globalstar will not issue more than 5,000,000 additional partnership interests without either the consent of at least one of GTL's Independent Representatives or the vote of a majority in interest of the Globalstar partners. The Independent Representatives will determine the vote of Ordinary Partnership Interests held by GTL with respect to any such vote submitted to the partners.

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

LIMITATIONS OF TRANSFER OF PARTNERSHIP INTERESTS

     Transfer by General Partners. Under the Globalstar partnership agreement, any transfer of partnership interests by a general partner would be subject to the Consent of the Disinterested Partners. A general partner may transfer any or all of its partnership interests to an affiliate without requiring the Consent of the Disinterested Partners. In the case of GTL, however, a transfer may be made only to a 100%-owned affiliate and is subject to the consent of LQSS. In addition, any transfer of partnership interests by GTL would be subject to a right of first offer to the other partners of Globalstar and to Globalstar itself. Any successor to a general partner must be found by a Consent of the Disinterested Partners to have the financial, technical and managerial capabilities to permit it to perform the duties under the Globalstar partnership agreement. For the three-year period following the Full Constellation Date, Loral will not withdraw as a general partner or otherwise permit Globalstar to be managed by any entity other than Loral. Following such three-year period, Loral will be required to hold, through a general partner, at least 15% of the total number of Globalstar partnership interests outstanding, unless it shall have received the Consent of the Disinterested Partners.

     Transfer by the Limited Partners. Transfers of partnership interests by a Globalstar limited partner will be subject to a right of first offer to the other partners of Globalstar and to Globalstar itself. The limited partners may, subject to the provision set forth below, freely transfer their partnership interests under the following circumstances: (i) the transfer is made to an affiliate; (ii) Globalstar is no longer managed, directly or indirectly, by Loral; or (iii) Loral shall itself have undergone a change of control.

     The limitations on transfers described above (other than Loral's required 15% minimum ownership, described above) will not apply to an exchange of Ordinary Partnership Interest by a partner electing to exercise its Exchange Right.

     Neither LQSS, GTL nor any limited partner of Globalstar will transfer any or all of their respective partnership interests in Globalstar if such transfer will adversely affect Globalstar's tax status.

                              DESCRIPTION OF NOTES

     The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Definitions."

GENERAL

     The Notes were issued pursuant to the Indenture among Globalstar and Globalstar Capital, as joint and several obligors, and The Bank of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The Notes are unsecured senior obligations of the Issuers and will rank senior in right of payment to any existing and future subordinated Debt of the Issuers, and pari passu in right of payment with all existing and future senior Debt of the Issuers. As of March 31, 1998, the Notes ranked senior to no Debt and ranked pari passu with approximately $1.4 billion of Debt of the Issuers.

     As of the date of this Prospectus, Globalstar has no Subsidiaries other than Globalstar Capital, Globalstar Corporation, Globalstar Services Company, Inc., J.S.C. GlobalTel, a Russian company, and a Transitory Equipment Subsidiary in Australia. If Globalstar creates or acquires any Subsidiary in the future, such Subsidiary will be required to guarantee the Notes unless such Subsidiary is a Transitory Equipment Subsidiary or is designated by Globalstar as an Unrestricted Subsidiary. Any such Unrestricted Subsidiaries will not be subject to the restrictive covenants contained in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are unsecured senior obligations of the Issuers, will be limited to $300 million aggregate principal amount and will mature on June 1, 2005. The Notes will bear interest at the rate of 11 1/2% per annum, payable semi-annually on June 1 and December 1, of each year, commencing December 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 20, 1998. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Issuers' option prior to June 1, 2003. Thereafter, the Notes are subject to redemption at the option of the Issuers, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.750%
2004........................................................   102.875

     In the event that, on or before June 1, 2001, Globalstar receives net proceeds from any Equity Offering by Globalstar or GTL, up to a maximum of 33 1/3% of the aggregate principal amount of the Notes originally issued will, at the option of Globalstar, be redeemable from the net cash proceeds of such sale at a redemption price equal to 111 1/2% of the stated principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided, however, that (i) at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding after such redemption and (ii) such redemption shall occur within 90 days of the date of such offering.

     "Equity Offering" means (i) any sale or issuance for cash by Globalstar of Globalstar partnership interests to a Strategic Investor and (ii) any offering or sale of GTL Common Stock (a) to the public pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company) or (b) to any Strategic Investor, provided that all of the net cash proceeds of such offering or sale of GTL Common Stock are applied promptly to the purchase of Globalstar partnership interests. An issuance or sale of Globalstar partnership interests shall be deemed to be "for cash" only to the extent that the net cash proceeds of such issuance or sale exceed the value of any amounts paid (in cash or otherwise) by Globalstar to redeem Globalstar partnership interests during the prior six months.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Issuers repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) due on the relevant interest payment date).

     "Change of Control" means:

          (i) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of Globalstar and the Restricted Subsidiaries;

          (ii) the adoption of a plan relating to the liquidation or dissolution of Globalstar or Globalstar Capital;

          (iii) one or more Dispositions which cause Loral's direct and indirect equity interest in Globalstar to be reduced by more than 30% as compared to its direct and indirect equity interest in Globalstar as of December 31, 1996; or

          (iv) the first day on which:

             (a) Globalstar fails to own, of record and beneficially, 100% of the equity interests and voting stock of Globalstar Capital; or

             (b) Loral fails to be, or, directly or indirectly, fails solely to control, the sole managing general partner of Globalstar.

     Notwithstanding clauses (i), (ii) and (iv)(b) above, neither the acquisition by GTL, Loral or any wholly owned subsidiary of Loral of a majority of the partnership interests in, or substantially all the assets of, Globalstar, nor the merger of Globalstar with and into GTL, Loral or any wholly owned subsidiary of Loral shall constitute a change in control; provided, however, that with respect to clause (iv)(b), Loral continues to control, or is, the corporate successor to Globalstar.

     "Disposition" means (i) the sale, transfer or other conveyance by Loral or any of its Subsidiaries (other than to a wholly owned subsidiary of Loral) of
(a) Globalstar partnership interests or (b) equity interests in any entity (an "intermediate entity") which owns, directly or indirectly, Globalstar partnership interests or (ii) the issue and sale by any such intermediate entity of its equity securities to one or more third parties if and to the extent the proceeds of such issue and sale are distributed by such intermediate entity to Loral or any of its Subsidiaries.

     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(iv) the instructions determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. Management has no present intention and is not aware that Loral has any present intention to engage in a transaction involving a Change of Control. Subject to the limitations discussed below, the Issuers or Loral could, in the future, enter into certain transactions, including, dispositions, acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could change the ownership, increase the amount of indebtedness outstanding or otherwise affect Globalstar's capital structure or credit ratings. Restrictions on the ability of the Issuers to Incur additional Debt are contained in the covenants described under "-- Covenants -- Limitation on Consolidated Debt" and "-- Covenants -- Limitation on Liens". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness of the Issuers may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Globalstar. Finally, the Issuers' ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Issuers' obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

ASSET DISPOSITIONS

     The Issuers may not, and may not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless: (i) Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as determined by the General Partners' Committee of Globalstar in good faith and evidenced by a resolution filed with the Trustee; (ii) at least 80% of the consideration thereof received by Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, consists of (a) cash or Marketable Securities or
(b) the assumption of Debt (other than Subordinated Obligations) of Globalstar, Globalstar Capital or such Restricted Subsidiary and the release of the Issuers and the Restricted Subsidiaries, as applicable, from all liability on the Debt assumed; and (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition in assets that comply with the covenant described under "-- Covenants -- Business Activities", are applied within 180 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreement or facility would require such application or prohibit payments pursuant to the following clause (2), (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase thereon and, to the extent required by the terms thereof, any other Debt of Globalstar, Globalstar Capital or a Restricted Subsidiary that ranks pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase and (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of Globalstar or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, Globalstar and the Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Indenture. Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of Globalstar's properties or assets as described under "-- Covenants -- Merger, Consolidation or Sale of Assets".

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Issuers' obligation to make an Offer to Purchase the Notes as described in this covenant may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON CONSOLIDATED DEBT

     The Issuers may not, and may not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that the Issuers or any Restricted Subsidiary may Incur Debt so long as the ratio of (i) the aggregate consolidated principal amount of Debt of the Issuers and the Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters ending on the date of such balance sheet determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than
4.0 to 1.0 (the "Debt Coverage Ratio").

     Notwithstanding the foregoing limitation, the Issuers and any Restricted Subsidiary may Incur the following:

          (i) Debt Incurred under any one or more Bank Credit Agreements, Vendor Financing Facilities or other agreements or arrangements to finance the Build-out; provided, however, that Debt Incurred pursuant to this clause
     (i), other than Debt Incurred pursuant to a Bank Credit Agreement or a Vendor Financing Facility, shall not have a Stated Maturity on or earlier than the Stated Maturity of the Notes, and shall not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes;

          (ii) Debt under any one or more Bank Credit Agreements or other agreements or arrangements to finance working capital requirements of Globalstar and any Refinancing Debt in respect of such Debt; provided, however, at the time of the Incurrence of such Debt and after giving effect thereto, the aggregate principal amount of all Debt Incurred pursuant to this clause (ii) and then outstanding shall not exceed $100 million;

          (iii) Debt owed by the Issuers to any Wholly-Owned Restricted Subsidiary or Debt owed by any Wholly-Owned Restricted Subsidiary to the Issuers or to another Wholly-Owned Restricted Subsidiary; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Issuers of any Debt so permitted to a Person other than the Issuers or another Wholly-Owned Restricted Subsidiary or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Issuers or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such issuance, sale, lease, transfer or other disposition;

          (iv) Refinancing Debt Incurred to Refinance Debt Incurred pursuant to the first paragraph of this covenant or pursuant to clause (i), (vi) or
     (vii) or this clause (iv) of this paragraph;

          (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

          (vi) Debt represented by the Notes;

          (vii) Debt outstanding on the Issue Date (other than Debt described in clause (i), (ii), (iii), (vi) or (viii) of this paragraph);

          (viii) Debt (including Capital Lease Obligations) of Globalstar or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property and any Refinancing Debt in respect of such Debt, provided, however, that (x) the amount of such Debt (net of original issue discount) does not exceed, at the time initially Incurred, 90% of the fair market value of such acquired property or equipment and (y) at the time of the Incurrence of such Debt and after giving effect thereto, the aggregate amount of all Debt Incurred pursuant to this clause (viii) and then outstanding shall not exceed $100 million;

          (ix) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Issuers or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

          (x) Debt in an aggregate principal amount which, together with all other Debt of the Issuers and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Debt permitted by clauses (i) through (ix) above or the first paragraph of this covenant) does not exceed $50 million.

     For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Issuers and the Restricted Subsidiaries are permitted to Incur, the Issuers or such Restricted Subsidiary, as the case may be, shall have the right, in their sole discretion, to classify such item of Debt at the time of its Incurrence and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified.

     LIMITATION ON LIENS

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to Incur or permit to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for the following Liens (each, a "Permitted Lien"):

          (i) Liens to secure up to $700 million of Debt (including the amount of Debt outstanding at the time under the 11 3/8% Indenture, the 11 1/4% Indenture and the 10 3/4% Indenture) permitted to be incurred under the Indenture so long as effective provision is made to secure the Notes equally and ratably with (or prior to) the obligations so secured;

          (ii) Liens in favor of Holders of the Notes;

          (iii) Liens in favor of the Issuers;

          (iv) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries (other than inventory and receivables generated in the ordinary course of business and substitute property);

          (v) Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

          (vi) Liens securing Debt Incurred pursuant to clause (viii) of the second paragraph of the covenant described under "-- Limitation on Consolidated Debt"; provided, however, that the Lien may not extend to any assets owned by an Issuer or any Restricted Subsidiary other than (a) the assets being financed or refinanced and income and proceeds therefrom and
     (b) any other assets of such obligor securing other Debt of such obligor to the same secured party;

          (vii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (viii) Liens existing on the Issue Date;

          (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (x) Liens incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding and that:

             (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

             (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers and the Restricted Subsidiaries.

     LIMITATION ON RESTRICTED PAYMENTS

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time such Issuer or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Issuers are not able to Incur an additional $1.00 of Debt pursuant to the first paragraph of the covenant described under "-- Limitation on Consolidated Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (a) 50% of the Consolidated Net Income of Globalstar accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (b) the aggregate Net Cash Proceeds received by Globalstar from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Globalstar and other than an issuance or sale to an employee stock ownership plan or to a trust established by Globalstar or any of its Subsidiaries for the benefit of their employees);

          (c) the amount by which Debt of Globalstar is reduced on the balance sheet of Globalstar upon the conversion or exchange (other than by a Subsidiary of Globalstar) subsequent to the Issue Date of any Debt of Globalstar convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Globalstar (less the amount of any cash, or the fair value of any other property, distributed by Globalstar upon such conversion or exchange); and

          (d) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Globalstar or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Globalstar's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Globalstar or any Restricted Subsidiary in such Unrestricted Subsidiary.

     Notwithstanding the foregoing, Globalstar may (i) subject to clause (vi) below, pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, Globalstar could have paid such dividend in accordance with the foregoing provisions; (ii) repurchase any shares of its Capital Stock or options to acquire its Capital Stock from Persons who were formerly officers or employees of Globalstar; provided however, that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by Globalstar since the Issue Date of its Capital Stock or options to acquire its Capital Stock to members, officers, managers and employees of Globalstar or any of its Subsidiaries; (iii) Refinance, and permit its Restricted Subsidiaries to Refinance, any Debt otherwise permitted to be Refinanced by clause (iv) of the second paragraph under "-- Limitation on Consolidated Debt" above; (iv) so long as Globalstar is treated as a partnership for U.S. federal income tax purposes, make distributions in respect of members' or partners' income tax liability with respect to Globalstar in an amount not to exceed the Tax Amount; (v) make distributions to GTL to pay GTL's ordinary and reasonable operating expenses related to Globalstar, as set forth in an Officers' Certificate delivered to the Trustee; (vi) pay any scheduled dividend on Special Preferred Obligations; provided, however, that at the time of payment of any such dividend (other than a dividend paid only by distributions of additional Special Preferred Obligations), no other Default shall have occurred and be continuing (or result therefrom); (vii) make any Restricted Payment by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Globalstar (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Globalstar or an employee stock ownership plan or to a trust established by Globalstar or any of its Subsidiaries for the benefit of their employees);
(viii) contribute its Investment in Globaltel Russia to an Unrestricted Subsidiary; and (ix) make other Restricted Payments in an aggregate amount not to exceed $10 million.

     Any Restricted Payment made pursuant to clauses (ii), (iii), (iv), (vi),
(vii), (viii) and (ix) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made since the Issue Date; provided, however, that the Net Cash Proceeds from the issuance of Capital Stock pursuant to clauses (ii) and (vii) of the immediately preceding paragraph shall be excluded from the calculation of amounts under clause (b) of the second preceding paragraph.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (i) pay dividends or make any other distributions to the Issuers or any of their Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (ii) pay any indebtedness owed to the Issuers or any Restricted Subsidiary;

          (iii) make loans or advances to the Issuers or any Restricted Subsidiary; or

          (iv) transfer any of its properties or assets to the Issuers or any Restricted Subsidiary.

     Notwithstanding the foregoing, the Issuers may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction
(a) pursuant to any agreement in effect on the Issue Date; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries; (c) pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above or clause (d) below, provided, however, that the provisions contained in such Refinancing agreement relating to such encumbrance or restriction are no more restrictive taken as a whole (as determined in good faith by the Chief Financial Officer of Globalstar) than the provisions contained in the predecessor agreement the subject thereof; (d) in the case of clause
(iii) above, consisting of restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Issuers or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iv) above, consisting of customary nonassignment provisions entered into in the ordinary course of business in leases governing leasehold interests, but only to the extent such provisions restrict the transfer of the lease or the property thereunder; (f) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided however, that after giving effect to such transaction no Default shall have occurred or be continuing, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;
(g) imposed pursuant to applicable law or regulations; (h) imposed pursuant to the Indenture and the Notes; or (i) consisting of any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property.

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     The Issuers may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any person other than Globalstar, Globalstar Capital or a Wholly-Owned Restricted Subsidiary except (i) in a transaction consisting of a sale of all the Capital Stock of such Restricted Subsidiary and that complies with the provisions described under "-- Asset Dispositions" above to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares; (iii) in a transaction in which, or in connection with which, an Issuer or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction; and (iv) Disqualified Stock of a Restricted Subsidiary Incurred to Refinance Disqualified Stock of such Restricted Subsidiary; provided, however, that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being Refinanced.

     TRANSACTIONS WITH AFFILIATES

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to enter into any transactions (or series of related transactions) with an Affiliate or Related Person of the Issuers (other than the Issuers or a Wholly-Owned Restricted Subsidiary) (an "Affiliate Transaction") unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to Globalstar, Globalstar Capital or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, with an unrelated Person; and

          (ii) Globalstar delivers to the Trustee:

             (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million (other than financing transactions that are not vendor financing transactions pursuant to a Vendor Financing Facility) and entered into in connection with the Build-out, a certificate of the Chief Executive Officer of Globalstar to the effect that a majority of the disinterested limited partners of Globalstar have approved such Affiliate Transaction; provided, however, that there is at least one disinterested limited partner at the time of such Affiliate Transaction; provided further, however, that any limited partner receiving any compensation in respect of its approval shall be deemed not to be a disinterested limited partner; or

             (b)(1) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million, a certificate of the Chief Executive Officer of Globalstar to the effect that such Affiliate

        Transaction complies with clause (i) above; and (2) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness to Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to telecommunications-related matters, a recognized expert in the satellite telecommunications industry;

provided, however, that the following shall be deemed not to be Affiliate
Transactions:

          (1) employee compensation arrangements entered into in the ordinary course of business and approved by the General Partners' Committee of Globalstar;

          (2) transactions solely between or among the Issuers and the Restricted Subsidiaries;

          (3) Restricted Payments permitted by the covenant described under "-- Limitation on Restricted Payments";

          (4) Investments by an Affiliate or Related Person of Globalstar or Globalstar Capital in the Capital Stock (other than Disqualified Stock) of Globalstar or any Restricted Subsidiary; and

          (5) an Affiliate or Related Person of the Issuers acting as agent for the placement or acquisition of launch services or insurance on behalf of the Issuers or any Restricted Subsidiary.

     BUSINESS ACTIVITIES

     The Issuers may not, and may not permit any Restricted Subsidiary to, engage in any business other than that which is related to the design, development, procurement, installation, operation and ownership of telecommunications systems and businesses.

     MAINTENANCE OF INSURANCE

     The Issuers shall:

          (i) maintain, with respect to each satellite in the Globalstar System, for the period beginning at least 45 days prior to, and at all times up to and including, the launch of such satellite, launch insurance with respect to such satellite in an amount sufficient to provide for the construction, launch and insurance of a replacement satellite to be payable in the event of a launch failure; and

          (ii) in the event that more than 16 of Globalstar's satellites have ceased Operating for 90 consecutive days and fewer than 44 satellites are Operating as part of the Globalstar System (such an event, an "In-orbit Insurance Event"), obtain (within 60 days of such In-orbit Insurance Event), and thereafter maintain, in-orbit insurance in an amount sufficient to provide for the construction, launch and insurance of replacement satellites for at least 16 of Globalstar's satellites still operating or, if such in-orbit insurance in such amount is not then commercially available from traditional insurance providers, such lesser amount as is so available.

     The obligation of the Issuers to maintain insurance pursuant to this covenant may be satisfied by any combination of:

          (i) insurance commitments obtained from any recognized insurance provider;

          (ii) insurance commitments obtained from any other entity if the General Partners' Committee of Globalstar determines in good faith that such entity is creditworthy and otherwise capable of bearing the financial risk of providing such insurance;

          (iii) unrestricted cash segregated and maintained by Globalstar in a segregated account (the "Insurance Account") solely for disbursement in accordance with the last paragraph of this covenant ("Cash Insurance"); and

          (iv) in respect of the insurance described in clause (i) of the preceding paragraph, self-insurance for the launch of up to 12 satellites; provided, however, that no earlier than 60 days prior to the scheduled launch of any such satellites:

             (a) the Issuers deliver an Officers' Certificate to the Trustee certifying that they have sufficient committed capital to construct, launch and insure at least 44 satellites, in addition to the satellites with respect to which the Issuers are self-insuring; and

             (b) the Issuers obtain an opinion from an investment banking firm that is an Independent Financial Advisor to the effect that the Issuers would be able to raise sufficient capital in the capital markets to replace, relaunch and insure such satellites in the event of a failure to successfully launch such satellites.

     Within 30 days following any date on which the Issuers are required to obtain insurance pursuant to the Indenture, the Issuers will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and an Officers' Certificate stating that such insurance, together with any other insurance or Cash Insurance maintained by the Issuers, complies with the Indenture. In addition, the Issuers will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee to:

          (i) notice of any claim under any such insurance policy; and

          (ii) at least 30 days notice from the provider of such insurance prior to the cancellation of any such insurance.

In the event that the Issuers maintain any Cash Insurance in satisfaction of any part of their obligation to maintain insurance pursuant to this covenant, the Issuers shall deliver an Officers' Certificate to the Trustee in lieu of any insurance certificate otherwise required by this covenant.

     In the event that the Issuers receive any proceeds of any launch or in-orbit insurance that they are required to maintain pursuant to this covenant, such proceeds shall constitute "Insurance Proceeds." In addition, if the Issuers maintain any Cash Insurance in satisfaction of any part of their obligations to maintain in-orbit insurance pursuant to this covenant, then upon the occurrence of the event (i.e., the in-orbit failure) that would have entitled the Issuers to the payment of insurance had the Issuers purchased insurance from an insurance provider, the cash maintained in the Insurance Account shall constitute "Insurance Proceeds." Promptly following the receipt of any Insurance Proceeds, the Issuers shall apply such Insurance Proceeds in accordance with the covenant described under "-- Asset Dispositions"; provided, however, that Insurance Proceeds shall only be required to be so applied to the extent that the aggregate amount of all Insurance Proceeds received by the Issuers exceeds $5 million in any 12-month period.

     SEC REPORTS

     Notwithstanding that the Issuers may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers shall file with the Commission (unless the Commission will not accept such filing) and provide the Trustee and Holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

     In addition, for so long as any Notes remain outstanding, the Issuers shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither Globalstar nor Globalstar Capital may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person; provided, however, that Globalstar may consolidate with or merge with or into, or convey, transfer or lease, all or substantially all its assets to, any Person, if (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Globalstar) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Globalstar under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to the terms of the first paragraph of the covenant described under "-- Limitation on Consolidated Debt"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Globalstar immediately prior to such transaction; and (v) Globalstar shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with the Indenture.

     Globalstar may not permit any Subsidiary Guarantor (as defined below) to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a guaranty agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) Globalstar delivers to the Trustee a certificate of an officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture.

     The Successor Company shall be the successor to Globalstar and shall succeed to, and be substituted for, and may exercise every right and power of, Globalstar under the Indenture, and the predecessor Company (other than in the case of a lease) shall be released from the obligation to pay the principal of and interest and Liquidated Damages (if any) on the Notes.

     The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has not clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Globalstar or Globalstar Capital, and therefore it may be unclear whether the foregoing provisions are applicable.

     FUTURE GUARANTORS

     In the event that, after the Issue Date, Globalstar shall acquire or create a Subsidiary, Globalstar shall cause such Subsidiary (unless such Subsidiary is a Transitory Equipment Subsidiary or is an Unrestricted Subsidiary) to Guarantee the Notes on terms and conditions set forth in the Indenture (such Guarantee, a "Subsidiary Guaranty").

     The form of the Subsidiary Guaranty provided by Restricted Subsidiaries (each, a "Subsidiary Guarantor") is provided for in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor
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

without rendering the Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Upon the sale or other disposition of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to Globalstar or an Affiliate of Globalstar) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty.

     BUSINESS ACTIVITIES OF GLOBALSTAR CAPITAL

     Globalstar Capital shall not engage in any trade or business, and shall conduct no business activity, other than the Incurrence of Debt permitted by the covenant described under "-- Limitation on Consolidated Debt" and the issuance of Capital Stock to Globalstar or any Wholly Owned Restricted Subsidiary and activities incidental thereto.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest or Liquidated Damages (if any) on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Issuers to comply with their obligations under "--Covenants--Merger, Consolidation or Sale of Assets" above, (iv) the failure by the Issuers to comply for 30 days after notice with any of their obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase Notes) or "-- Asset Dispositions" (other than a failure to purchase Notes) or under "--Covenants" under "--Limitation on Consolidated Debt", "--Limitation on Liens", "--Limitation on Restricted Payments", "--Dividend and Other Payment Restrictions Affecting Subsidiaries", "--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries", "--Transactions with Affiliates", "--Business Activities", "--Maintenance of Insurance", "--SEC Reports", "--Future Guarantors" and "--Business Activities of Globalstar Capital", (v) the failure by the Issuers to comply for 60 days after notice with their other agreements contained in the Indenture, (vi) Debt of the Issuers or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Globalstar, Globalstar Capital or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is entered against Globalstar, Globalstar Capital or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clauses
(iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest and Liquidated Damages (if any) on all the Notes to be due and payable. Upon such a declaration, such principal, interest and Liquidated Damages shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either Issuer occurs and is continuing, the principal of and interest and Liquidated Damages (if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest or Liquidated Damages (if any) when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or Liquidated Damages (if any) on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the Holders of the Notes. In addition, Globalstar is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Globalstar also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Globalstar is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, partner (including general partners), employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under "--Change of Control" and "--Asset Dispositions" and under the covenants described under "--Covenants" (other than the covenant described under "--Covenants --Merger, Consolidation and Sale of Assets"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Events of Default and Remedies" above and the limitations contained in clauses (iii) and (iv) under "--Covenants--Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Events of Default and Remedies" above or because of the failure of the Issuers to comply with clause (iii) or (iv) under "--Covenants--Merger, Consolidation and Sale of Assets" above. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to such Subsidiary Guaranty.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest and Liquidated Damages (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change after the Issue Date in applicable Federal income tax law).

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Notes selected for redemption. Also, the Issuers are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or Liquidated Damages (if any) on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest and Liquidated Damages (if any) on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (viii) make any change in any Subsidiary Guaranty that would adversely affect the the rights of Noteholders.

     Without the consent of any Holder of the Notes, the Issuers and Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Globalstar under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to release such guarantees, to secure the Notes, to add to the covenants of the Issuers for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuers are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt or Lien was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specific Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be decreed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (collectively, any "disposition") by the Issuers or any Restricted Subsidiary (including any disposition by means of a consolidation, merger or similar transaction) but excluding a disposition by a Restricted Subsidiary to the Issuers or a Wholly-Owned Restricted Subsidiary or by the Issuers to a Wholly-Owned Restricted Subsidiary of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary, (ii) all or substantially all of the assets of the Issuers or any Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries other than a disposition (a) in the ordinary course of business, (b) that constitutes a Restricted Payment which is permitted under "-- Covenants -- Limitation on Restricted Payments" above or (c) that is subject to the provisions set forth in the first paragraph under "-- Covenants -- Merger, Consolidation or Sale of Assets" above; provided, however, that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only to the extent that the aggregate consideration for all such transfers, conveyances, sales, leases or other dispositions exceeds $5 million in any 12-month period.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between Globalstar, Globalstar Capital or any Restricted Subsidiary and one or more banks or other financial institutions providing financing for the business of Globalstar and its Restricted Subsidiaries.

     "Build-out" means the construction, acquisition, improvement, operation and development (including all costs related thereto) of the Globalstar System, until such time as Globalstar shall have (i) constructed at least 64 satellites for use in the Globalstar System; (ii) launched or attempted to launch (through "intentional ignition") at least 56 satellites for use in the Globalstar System; and (iii) commenced commercial service of the Globalstar System with at least 44 satellites in orbit and Operating.

     "Capital Lease Obligation" of any Person means an obligation that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP (a "Capital Lease"). The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The amount of such Debt represented by such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and shall (i) include any Special Preferred Obligations and other preferred equivalent obligations and (ii) exclude debt securities convertible into Capital Stock.

     "Commission" means the Securities and Exchange Commission and any successor agency.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of Globalstar and its Restricted Subsidiaries for such period plus Consolidated Interest Expense of Globalstar and its Restricted Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense of Globalstar and its Restricted Subsidiaries for such period, (ii) the consolidated depreciation and amortization expense included in the income statement of Globalstar and its Restricted Subsidiaries for such period and
(iii) any non-cash expense related to the issuance to employees of Globalstar or any Restricted Subsidiary of Globalstar of options to purchase Capital Stock of Globalstar or such Restricted Subsidiary; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for Globalstar) that is subject to a restriction which prevents the payment of dividends or the making of distributions to Globalstar or another Restricted Subsidiary to the extent of such restriction; provided further, however, that if Consolidated Cash Flow Available For Fixed Charges for any period shall be less than $1, Consolidated Cash Flow For Fixed Charges for such period shall be deemed to be $1.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of Globalstar and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the consolidated interest expense included in a consolidated income statement (excluding interest income) of Globalstar and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, plus, to the extent not so included, cash dividends paid during such period on Special Preferred Obligations.
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

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Globalstar and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, less the amount of any cash dividends paid during such period on Special Preferred Obligations; provided, however, that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by Globalstar or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (and loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to Globalstar or a Restricted Subsidiary by such Person during such period, (iii) gains (but not losses) on Asset Dispositions by Globalstar or any Restricted Subsidiary, (iv) all extraordinary gains and losses, (v) the cumulative effect of changes in accounting principles, (vi) non-cash gains or losses resulting from fluctuations in currency exchange rates,
(vii) any noncash gain or loss realized on the termination of any employee pension benefit plan and (viii) the tax effect of any of the items described in clauses (i) through (vii) above; provided further, however, that for purposes of any determination pursuant to the provisions described under "-- Covenants -- Limitation on Restricted Payments," (a) there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to Globalstar or another Restricted Subsidiary of Globalstar to the extent of such restriction and (b) there shall further be deducted therefrom an amount equal to the Tax Amount paid by Globalstar during such period.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person; provided, however, that, with respect to Globalstar, adjustments following the date of the Indenture to the accounting books and records of Globalstar in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Globalstar by another Person shall not be given effect to.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) all Attributable Debt, (ix) every obligation under Interest Rate and Currency Protection Agreements of such Person, (x) every obligation of the type referred to in clauses (i) through (ix) of another Person secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured and (xi) every obligation of the type referred to in clauses (i) through (x) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than Globalstar or a Wholly-Owned Restricted Subsidiary) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof and (e) any Permitted Interest Rate or Currency Protection Agreement shall be zero. In no event shall Debt include any liability for taxes. For purposes of determining any particular amount of Debt, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included.

     "Default" means an event that is, or after the passing of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the final Stated Maturity of the Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Globalstar to repurchase or redeem such Preferred Stock upon the occurrence of a change of control occurring prior to the first anniversary of the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "-- Change of Control" and such Preferred Stock specifically provides that Globalstar will not repurchase or redeem any such stock pursuant to such provisions prior to Globalstar's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Change of Control"; provided further, however, that all Special Preferred Obligations shall be deemed to be Disqualified Stock.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)) respectively, at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "-- Events of Default and Remedies" above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "General Partners' Committee" means the committee consisting of representatives of the general partners of Globalstar that governs the activities of Globalstar.

     "Globalstar System" means Globalstar's worldwide, low-earth orbit, satellite-based digital telecommunications system as described in Globalstar's Offering Memorandum dated May 20, 1998 with respect to the Notes.

     "Globaltel Russia" means Globalstar-Space Telecommunications, a Russian closed joint stock company.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted Average Life to maturity of not more than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person, (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such

Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Holders" means the registered holders from time to time of the Notes.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt. Notwithstanding the foregoing, Globalstar may elect to treat all or any portion of revolving credit debt of Globalstar or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to Globalstar or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by Globalstar or a Subsidiary under such commitment up to the amount of such commitment designated by Globalstar as Incurred shall not be deemed to be new Incurrences of Debt by Globalstar or such Subsidiary; provided, however, that the undrawn portion of any such revolving credit debt shall be deemed to be outstanding Debt until such time as the commitment thereunder is terminated. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Debt.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgement of the General Partners' Committee of Globalstar, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuers and their Subsidiaries and Affiliates.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of Globalstar or any Restricted Subsidiary in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

     "Issue Date" means May 20, 1998.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of Globalstar) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc. or

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

"A-1" or higher according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and
(vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or Marketable Securities received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to Globalstar or another Subsidiary of Globalstar) required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the General Partners' Committee of Globalstar, in its reasonable good faith judgment evidenced by a board resolution filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and (v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means Debt:

          (i) as to which neither the Issuers nor any Restricted Subsidiary:

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt);

             (b) is directly or indirectly liable (as a guarantor or otherwise); or

             (c) constitutes the lender;

          (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Issuer or any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuers or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.

     "Offer to Purchase" means a written offer (the "Offer") sent by Globalstar by first class mail, postage prepaid, to each holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Issuers shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of Globalstar's obligation to make an Offer to Purchase, and the Offer shall be mailed by Globalstar or, at Globalstar's request, by the Trustee in the name and at the expense of Globalstar. The Offer shall contain information concerning the business of Globalstar and its Subsidiaries which Globalstar in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in Globalstar's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring Globalstar to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Globalstar to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase.

     "Operating" means, with respect to any satellite, that at least 50% of the call circuits of such satellite are operating at design performance specifications.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means an Investment by an Issuer or any Restricted Subsidiary (i) in any Person as a result of which such Person becomes a Restricted Subsidiary, (ii) in Marketable Securities, (iii) in Permitted Interest Rate or Currency Protection Agreements, (iv) made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Asset Dispositions" and (v) consisting of loans or advances to employees made in the ordinary course of business not to exceed $3 million in the aggregate outstanding at any one time.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Debt" means Debt that Refinances any Debt of the Issuers or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced,
(iv) in the event the Debt being Refinanced constitutes a Subordinated Obligation, the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being Refinanced and (v) Special Preferred Obligations may only be Refinanced with Preferred Stock (other than Preferred Stock that is Disqualified Stock), other Special Preferred Obligations or Subordinated Obligations; provided further, however, that Refinancing Debt shall not include
(x) Debt of a Subsidiary that Refinances Debt of the Issuers or (y) Debt of the Issuers or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding common equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuers or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the an Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuers (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuers that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Globalstar, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby an Issuer or a Restricted Subsidiary transfers such property to a Person and an Issuer or a Restricted Subsidiary leases it from such Person.

     "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Special Preferred Obligations" means (i) preferred partnership interests of Globalstar existing as of the Issue Date and (ii) any preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date to finance the Build-out; provided, however, that any such preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date shall not constitute Special Preferred Obligations if such interest or obligation, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; provided further, however, that any such interest or obligation which would constitute Special Preferred Obligations but for provisions thereof giving holders thereof the right to require Globalstar to repurchase or redeem such interest or obligation upon the occurrence of a change of control occurring prior to the final Stated Maturity of the Notes shall constitute Special Preferred Obligations if the change of control provisions applicable to such interest or obligation are no more favorable to the holders of such interest or obligation than the provisions applicable to the Notes contained in the covenant described under "-- Change of Control" and such interest or obligation specifically provides that Globalstar will not repurchase or redeem any such interest or obligation pursuant to such provisions prior to Globalstar's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Change of Control". Notwithstanding the foregoing, preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date shall not be Special Preferred Obligations unless, at the time of their issuance, Globalstar shall certify to the Trustee that such interests or obligations shall be designated Special Preferred Obligations.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Strategic Investor" means any person that, as of the Business Day immediately before and the Business Day immediately after the date of such person's purchase of equity in GTL or Globalstar, has, or whose Parent has, a total market capitalization of at least $1.0 billion on a consolidated basis, after giving effect to such purchase (including any Debt incurred in connection with such purchase).

     "Subordinated Obligation" means any Debt of the Issuers (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or
(ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Tax Amount" means, with respect to any year, an amount not to exceed the sum of the ordinary income from trade or business activities and other items of income, loss and deduction reported by Globalstar for that year for United States federal income tax purposes multiplied by a percentage equal to the sum of (a) the highest applicable federal corporation income tax rate for that year (expressed as a percentage) plus (b) 8% multiplied by the excess of 100% over the highest applicable federal corporate income tax for that year (expressed as a percentage).

     "Transitory Equipment Subsidiary" means a Subsidiary of Globalstar whose only business activity is acquiring equipment from Globalstar for the sole purpose of selling such equipment to a service provider of Globalstar; provided, however, that Globalstar retains a security interest in such equipment so long as it is owned by such Subsidiary; provided further, however, that such Subsidiary has no Debt outstanding at any time other than Debt represented by such security interest.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Globalstar designated as such by the General Partner's Committee as set forth below where (a) neither Globalstar nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (1) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), (2) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, or (3) has any obligation to make additional Investments in such Subsidiary or any Subsidiary of such Subsidiary, (b) such Subsidiary has no Debt other than Non-Recourse Debt; provided, however, that if any Unrestricted Subsidiary Incurs any Debt other than Non-Recourse Debt or any Non-Recourse Debt Incurred by such Unrestricted Subsidiary shall thereafter cease for any reason to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of such Debt by Globalstar and such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary for purposes of the covenant described under "-- Covenants -- Future Guarantors" and (c) such Subsidiary and each Subsidiary of such Subsidiary has at least one director on its board of directors that is not a director or executive officer of Globalstar or any Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary. The General Partner's Committee may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary or any Subsidiary of such Subsidiary owns any Capital Stock or Debt of, or owns or holds any Lien on any property of, Globalstar or any other Subsidiary of Globalstar which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) immediately after giving effect to such designation, Globalstar could incur an additional $1.00 of Debt pursuant to the first paragraph under "Covenants -- Limitation on Consolidated Debt" above and provided further, however, that Globalstar could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "-- Covenants -- Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The General Partners' Committee may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, Globalstar could incur an additional $1.00 of Debt pursuant to the first paragraph under "-- Covenants -- Limitation on Consolidated Debt" above. Notwithstanding the foregoing, neither Globalstar Capital nor any of its Subsidiaries shall be Unrestricted Subsidiaries.

     "Vendor Financing Facility" means any agreements between Globalstar, Globalstar Capital and/or any Restricted Subsidiary and one or more vendors or lessors of equipment to Globalstar, Globalstar Capital and/or any Restricted Subsidiary (or any affiliate of any such vendor or lessor) providing financing for the acquisition by Globalstar or any such Restricted Subsidiary of equipment from any such vendor or lessor.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by Globalstar or by one or more Wholly-Owned Restricted Subsidiaries of Globalstar or by Globalstar and one or more Wholly-Owned Restricted Subsidiaries of Globalstar.

REGISTRATION RIGHTS

     The Issuers and the Initial Purchasers have entered into a registration rights agreement (the "Registration Rights Agreement") dated May 20, 1998, pursuant to which the Issuers agreed to file with the Commission a registration statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for the Exchange Notes. If the Issuers are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or under certain other circumstances, the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement also provides that (i) the Issuers will use their reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or the Commission's policy, the Issuers will commence the Exchange Offer and use their reasonable efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iii) if obligated to file the Shelf Registration Statement, the Issuers will use their reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 180 days after the Issue Date) and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 30 days after such obligation arises. If (a) any of the registration statements required by the Registration Rights Agreement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (b) the Issuers fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (c) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Issuers will pay liquidated damages ("Liquidated Damages") to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following is a general discussion of the material U.S. Federal income tax consequences to a holder of exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer. This discussion assumes that a holder of Original Notes purchased such Original Notes for cash at original issue and holds such Original Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not deal with all U.S. Federal income tax consequences that may be relevant to particular investors in light of their personal investment circumstances, including persons holding Original Notes as part of a conversion or constructive sale transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, nor does it discuss U.S. Federal income tax consequences applicable to certain types of investors subject to special treatment under U.S. Federal income tax laws, including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign corporations, partnerships and individuals. In addition, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor.

     This discussion is based upon current provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Issuers have not and will not seek any rulings or opinions from the IRS with respect to the matters discussed herein, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

EXCHANGE OFFER

     The Issuers will be required to pay Liquidated Damages in respect of the Original Notes if they fail to comply with certain of their obligations under the Registration Rights Agreement. Such Liquidated Damages should be taxable to a holder as ordinary interest income at the time such Liquidated Damages accrue or are received in accordance with each such holder's usual method of tax accounting. It is possible, however, that the IRS might take a different position, in which case a holder might be required to include such Liquidated Damages in income as such Liquidated Damages accrue or become fixed (regardless of such holder's usual method of tax accounting).

     The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event for U.S. Federal income tax purposes. As a result, (i) a holder of Original Notes will not recognize taxable gain or loss as a result of the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer, (ii) the holding period of the Exchange Notes will include the holding period of the Original Notes surrendered in exchange therefor and (iii) a holder's adjusted tax basis in the Exchange Notes will be the same as such holder's adjusted tax basis in the Original Notes surrendered in exchange therefor.

     HOLDERS OF ORIGINAL NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES AND OF OWNING AND DISPOSING OF ORIGINAL OR EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for existing Notes where such existing Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until             , 1998 (90
days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer for the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The validity of the Notes and certain United States tax matters described under "Certain Federal Income Tax Considerations" will be passed upon for Globalstar by Willkie Farr & Gallagher, New York, New York, counsel to Globalstar. As of June 15, 1998, partners in Willkie Farr & Gallagher beneficially own approximately 170,000 shares of the common stock of GTL. Mr. Robert B. Hodes is of counsel to the law firm of Willkie Farr & Gallagher, and a Director of Loral and GTL and a member of the Audit and Executive Committees of the Boards of Directors of both Loral and GTL.

                                    EXPERTS

     The annual consolidated financial statements of Globalstar, GTL and LQSS, and the balance sheets of Globalstar Capital Corporation as of December 31, 1997 and 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance on the reports of such firm given upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

GLOBALSTAR, L.P. (A development stage limited partnership)
Annual Financial Statements:
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Cash Flows.....................  F-5
  Consolidated Statements of Ordinary Partners' Capital and
     Subscriptions Receivable...............................  F-6
  Notes to Consolidated Financial Statements................  F-7
Interim Financial Statements:
  Condensed Consolidated Balance Sheets.....................  F-22
  Condensed Consolidated Statements of Operations...........  F-23
  Condensed Consolidated Statements of Cash Flows...........  F-24
  Notes to Condensed Consolidated Financial Statements......  F-25
GLOBALSTAR CAPITAL CORPORATION (A Wholly-Owned Subsidiary of
  Globalstar, L.P.)
  Independent Auditors' Report..............................  F-28
  Balance Sheets............................................  F-29
  Notes to Balance Sheets...................................  F-30
GLOBALSTAR TELECOMMUNICATIONS LIMITED (A General Partner of
  Globalstar, L.P.)
Annual Financial Statements:
  Independent Auditors' Report..............................  F-32
  Balance Sheets............................................  F-33
  Statements of Operations..................................  F-34
  Statements of Shareholders' Equity........................  F-35
  Statements of Cash Flows..................................  F-36
  Notes to Financial Statements.............................  F-37
Interim Financial Statements:
  Condensed Balance Sheets..................................  F-43
  Condensed Statements of Operations........................  F-44
  Condensed Statements of Cash Flows........................  F-45
  Notes to Condensed Financial Statements...................  F-46
LORAL/QUALCOMM SATELLITE SERVICES, L.P. (A General Partner
  of Globalstar, L.P.)
Annual Financial Statements:
  Independent Auditors' Report..............................  F-48
  Balance Sheets............................................  F-49
  Statements of Operations..................................  F-50
  Statements of Partners' Capital and Subscriptions
     Receivable.............................................  F-51
  Statements of Cash Flows..................................  F-52
  Notes to Financial Statements.............................  F-53
Interim Financial Statements:
  Condensed Balance Sheets..................................  F-57
  Condensed Statements of Operations........................  F-58
  Notes to Condensed Financial Statements...................  F-59

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Globalstar, L.P.:

     We have audited the accompanying consolidated balance sheets of Globalstar, L.P. (a development stage limited partnership) and its subsidiaries (collectively the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and subscriptions receivable and cash flows for each of the three years in the period ended December 31, 1997 and cumulative. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for the periods stated above in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
March 6, 1998
(June 8, 1998, as to the third paragraph of Note 10)

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
                  (In thousands, except partnership interests)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  464,154    $   21,180
  Other current assets......................................      29,626           606
                                                              ----------    ----------
          Total current assets..............................     493,780        21,786
Property and equipment, net.................................       2,574         1,720
Globalstar System under construction:
  Space segment.............................................   1,153,344       730,513
  Ground segment............................................     374,344       160,520
                                                              ----------    ----------
                                                               1,527,688       891,033
Additional satellite spares.................................      99,225
Deferred FCC license costs..................................      10,342         8,690
Deferred financing costs....................................      14,631        19,577
Other assets................................................         813           107
                                                              ----------    ----------
          Total assets......................................  $2,149,053    $  942,913
                                                              ==========    ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..........................................  $    1,272    $    4,401
  Payable to affiliates.....................................     105,357        63,937
  Accrued expenses..........................................       8,312         6,929
  Accrued interest on senior notes..........................      28,869
                                                              ----------    ----------
     Total current liabilities..............................     143,810        75,267
Deferred revenues...........................................      23,652        23,652
Vendor financing liability..................................     197,723       130,694
Borrowings under long-term revolving credit facility........                    96,000
Deferred interest payable...................................         420            77
11 3/8% Senior notes payable ($500,000 principal amount)....     475,579
11 1/4% Senior notes payable ($325,000 principal amount)....     303,641
10 3/4% Senior notes payable ($325,000 principal amount)....     320,311
Commitments and contingencies (Notes 4,6,7,9,11 and 13)
Redeemable preferred partnership interests (4,769,230
  outstanding at December 31, 1997 and 1996, $310,000
  redemption value).........................................     303,089       302,037
Ordinary partners' capital:
  Ordinary partnership interests (52,319,076 and 47,000,000
     outstanding at December 31, 1997 and 1996,
     respectively)..........................................     368,618       292,585
  Warrants..................................................      12,210        22,601
                                                              ----------    ----------
          Total ordinary partners' capital..................     380,828       315,186
                                                              ----------    ----------
          Total liabilities and partners' capital...........  $2,149,053    $  942,913
                                                              ==========    ==========

                See notes to consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (In thousands, except per ordinary partnership interest)

                                                                                   CUMULATIVE
                                                                                 MARCH 23, 1994
                                                  YEAR ENDED DECEMBER 31,       (COMMENCEMENT OF
                                               -----------------------------     OPERATIONS) TO
                                                1995       1996       1997      DECEMBER 31, 1997
                                               -------    -------    -------    -----------------
Operating expenses:
  Development costs..........................  $62,854    $42,152    $62,478        $188,763
  Marketing, general and administrative......   17,372     18,873     25,593          68,586
                                               -------    -------    -------        --------
Total operating expenses.....................   80,226     61,025     88,071         257,349
Interest income..............................   11,989      6,379     20,485          40,636
                                               -------    -------    -------        --------
Net loss.....................................   68,237     54,646     67,586         216,713
Preferred distributions and related increase
  in redeemable preferred partnership
  interests..................................              17,323     21,202          38,525
                                               -------    -------    -------        --------
Net loss applicable to ordinary partnership
  interests..................................  $68,237    $71,969    $88,788        $255,238
                                               =======    =======    =======        ========
Net loss per ordinary partnership
  interest -- basic and diluted..............  $  1.50    $  1.53    $  1.74
                                               =======    =======    =======
Weighted average ordinary partnership
  interests outstanding -- basic and
  diluted....................................   45,575     47,000     50,981
                                               =======    =======    =======

                See notes to consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                     CUMULATIVE
                                                                                                   MARCH 23, 1994
                                                                   YEAR ENDED DECEMBER 31,        (COMMENCEMENT OF
                                                              ---------------------------------    OPERATIONS) TO
                                                                1995        1996        1997      DECEMBER 31, 1997
                                                              ---------   ---------   ---------   -----------------
Operating activities:
  Net loss..................................................  $ (68,237)  $ (54,646)  $ (67,586)     $  (216,713)
  Deferred revenues.........................................     21,913       1,739                       23,652
  Stock compensation transactions...........................                    317       1,290            1,607
  Depreciation and amortization.............................        398         724       1,016            2,253
  Changes in operating assets and liabilities:
    Other current assets....................................       (506)       (100)    (29,020)         (29,626)
    Other assets............................................                   (107)       (706)            (813)
    Accounts payable........................................        857       1,723      (2,017)           1,201
    Payable to affiliates...................................      4,865      (3,553)     (1,488)            (177)
    Accrued expenses........................................      2,342       2,147       1,383            8,312
                                                              ---------   ---------   ---------      -----------
Net cash used in operating activities.......................    (38,368)    (51,756)    (97,128)        (210,304)
                                                              ---------   ---------   ---------      -----------
Investing activities:
  Globalstar System under construction......................   (328,261)   (490,776)   (636,655)      (1,527,688)
  Payable to affiliates for Globalstar System under
    construction............................................      8,863      19,921      42,908           96,734
  Capitalized interest accrued..............................                  5,211      39,552           44,763
  Accounts payable..........................................         67         608      (1,112)            (437)
  Vendor financing liability................................     42,219      88,475      67,029          197,723
                                                              ---------   ---------   ---------      -----------
    Cash used for Globalstar System.........................   (277,112)   (376,561)   (488,228)      (1,188,905)
  Additional satellite spares...............................                            (99,225)         (99,225)
  Purchases of property and equipment.......................       (888)       (935)     (1,870)          (4,812)
  Deferred FCC license costs................................     (2,535)     (1,634)     (1,652)          (8,107)
  Purchases of investments..................................   (126,923)                                (129,923)
  Maturity of investments...................................    126,923                                  129,923
  Other current assets......................................        190
                                                              ---------   ---------   ---------      -----------
Net cash used in investing activities.......................   (280,345)   (379,130)   (591,025)      (1,301,049)
                                                              ---------   ---------   ---------      -----------
Financing activities:
  Net proceeds from issuance of $500,000, 11 3/8% Senior
    Notes...................................................                            472,090          472,090
  Proceeds from warrants issued in connection with $500,000,
    11 3/8% Senior Notes....................................                             12,210           12,210
  Net proceeds from issuance of $325,000 11 1/4% Senior
    Notes...................................................                            301,850          301,850
  Net proceeds from issuance of $325,000 10 3/4% Senior
    Notes...................................................                            320,197          320,197
  Deferred financing costs..................................     (1,875)       (250)                      (2,125)
  Proceeds from capital subscriptions receivable............    133,780                                  282,441
  Payment of accrued capital raising costs..................       (900)                                  (2,400)
  Sale of partnership interests to GTL......................    185,750                 140,930          326,680
  Sale of redeemable preferred partnership interests to
    GTL.....................................................                299,500                      299,500
  Distributions on redeemable preferred partnership
    interests...............................................                (14,833)    (20,150)         (34,983)
  Prepaid interest on redeemable preferred partnership
    interests...............................................                     47                           47
  Borrowings under long-term revolving credit facility......                106,000      65,000          171,000
  Repayment of borrowings under long-term revolving credit
    facility................................................                (10,000)   (161,000)        (171,000)
                                                              ---------   ---------   ---------      -----------
Net cash provided by financing activities...................    316,755     380,464   1,131,127        1,975,507
                                                              ---------   ---------   ---------      -----------
Net increase (decrease) in cash and cash equivalents........     (1,958)    (50,422)    442,974          464,154
Cash and cash equivalents, beginning of period..............     73,560      71,602      21,180
                                                              ---------   ---------   ---------      -----------
Cash and cash equivalents, end of period....................  $  71,602   $  21,180   $ 464,154      $   464,154
                                                              =========   =========   =========      ===========
Noncash transactions:
  Payable to affiliates.....................................                                         $     9,308
                                                                                                     ===========
  Accrual of capital raising costs..........................                                         $     2,400
                                                                                                     ===========
  Deferred FCC license costs................................                                         $     2,235
                                                                                                     ===========
  Warrants issued in exchange for debt guarantee............  $  22,601                              $    22,601
                                                              =========                              ===========
  Increase in redemption value of preferred partnership
    interests...............................................              $   2,537   $   1,052      $     3,589
                                                                          =========   =========      ===========
Supplemental Information:
    Interest paid...........................................              $     515   $  48,527      $    49,042
                                                                          =========   =========      ===========

                See notes to consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

    CONSOLIDATED STATEMENTS OF ORDINARY PARTNERS' CAPITAL AND SUBSCRIPTIONS
                                   RECEIVABLE

                           ORDINARY PARTNERS' CAPITAL

                                                               ORDINARY
                                                              PARTNERSHIP
                                                               INTERESTS    WARRANTS    TOTAL
                                                              -----------   --------   --------
Capital subscription, March 23, 1994 General partner (18,000
  interests)................................................   $ 50,000                $ 50,000
  Limited partner (18,000 interests)........................    225,000                 225,000
Cost of raising capital.....................................     (2,400)                 (2,400)
Net losses -- pre-capital subscription period:
  Year ended December 31, 1993..............................    (11,510)                (11,510)
  January 1, 1994 to March 22, 1994.........................     (6,872)                 (6,872)
Net loss applicable to ordinary partnership
  interests -- March 23, 1994 (commencement of operations)
  to December 31, 1994......................................    (26,244)                (26,244)
Capital subscription, December 31, 1994 (1,000 limited
  partnership interests)....................................     18,750                  18,750
                                                               --------                --------
Capital balances, December 31, 1994.........................    246,724                 246,724
Sale of 10,000 general partnership interests to GTL,
  February 22, 1995.........................................    185,750                 185,750
Warrant agreement in connection with debt guarantee.........                $ 22,601     22,601
Net loss applicable to ordinary partnership interests--Year
  ended December 31, 1995...................................    (68,237)                (68,237)
                                                               --------     --------   --------
Capital balances--December 31, 1995.........................    364,237       22,601    386,838
Stock compensation transactions by managing general partner
  for the benefit of Globalstar.............................        317                     317
Net loss applicable to ordinary partnership interests--Year
  ended December 31, 1996...................................    (71,969)                (71,969)
                                                               --------     --------   --------
Capital balances--December 31, 1996.........................    292,585       22,601    315,186
Exercise of warrants in March 1997..........................    163,488      (22,601)   140,887
Warrant agreement in connection with issuance of senior
  notes.....................................................                  12,210     12,210
Stock compensation transactions by managing general partner
  for the benefit of Globalstar.............................      1,290                   1,290
Sale of ordinary partnership interests in connection with
  GTL stock option exercises................................         43                      43
Net loss applicable to ordinary partnership interests--Year
  ended December 31, 1997...................................    (88,788)                (88,788)
                                                               --------     --------   --------
Capital balances--December 31, 1997.........................   $368,618     $ 12,210   $380,828
                                                               ========     ========   ========
SUBSCRIPTIONS RECEIVABLE
Capital subscriptions:
  March 23, 1994............................................   $275,000                $275,000
  December 31, 1994.........................................     18,750                  18,750
                                                               --------                --------
  Total subscriptions.......................................    293,750                 293,750
                                                               --------                --------
  Cash received.............................................   (148,661)               (148,661)
  Credit for pre-capital subscription costs.................    (11,309)                (11,309)
                                                               --------                --------
                                                               (159,970)               (159,970)
                                                               --------                --------
Subscriptions receivable, December 31, 1994.................    133,780                 133,780
  Cash received.............................................   (133,780)               (133,780)
                                                               --------                --------
Subscriptions receivable, December 31, 1995, 1996 and
  1997......................................................   $     --                $     --
                                                               ========                ========

                See notes to consolidated financial statements.

                                GLOBALSTAR, L.P.

                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Globalstar, L.P. ("Globalstar"), a Delaware limited partnership with a December 31 fiscal year end, was formed in November 1993. It had no activities until March 23, 1994, when it received capital subscriptions for $275 million and commenced operations. The accompanying financial statements reflect the operations of the Partnership from that date.

     On April 23, 1996, a merger between Loral Corporation ("Old Loral") and Lockheed Martin Corporation ("Lockheed Martin") was completed. In conjunction with the merger, Old Loral's direct and indirect interests in Globalstar, Globalstar Telecommunications Limited ("GTL"), Space Systems/Loral, Inc. ("SS/L") and other affiliated businesses, as well as certain other assets and liabilities, were transferred to Loral Space & Communications Ltd., a Bermuda company (and with its subsidiaries "Loral").

     The managing general partner of Globalstar is Loral/QUALCOMM Satellite Services, L.P. ("LQSS"). The general partner of LQSS is Loral/QUALCOMM Partnership, L.P. ("LQP"), a Delaware limited partnership comprised of subsidiaries of Loral and Qualcomm. The managing general partner of LQP is Loral General Partner, Inc. ("LGP"), a subsidiary of Loral.

     Globalstar was founded to design, construct and operate a worldwide, low-earth orbit ("LEO") satellite-based digital telecommunications system (the "Globalstar System"). The Globalstar System's worldwide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless communications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. On January 31, 1995, the U.S. Federal Communications Commission ("FCC") granted the necessary license to a wholly-owned subsidiary of LQP to construct, launch and operate the Globalstar System. LQP has agreed to use such license for the exclusive benefit of Globalstar.

     On November 23, 1994, GTL was incorporated as an exempted company under the Companies Act 1981 of Bermuda. GTL's sole business is acting as a general partner of Globalstar. On February 14, 1995, GTL completed an initial public offering of 40,000,000 shares of common stock (as adjusted for two-for-one stock splits, see Note 10) resulting in net proceeds of $185,750,000. Effective February 22, 1995, GTL purchased 10,000,000 partnership interests from Globalstar with the net proceeds of the initial public offering. The partners in Globalstar have the right to convert their partnership interests into shares of GTL common stock on a one-for-two basis following the Full Constellation Date, as defined, of the Globalstar System and after at least two consecutive reported fiscal quarters of positive net income, subject to certain annual limitations.

     At December 31, 1997, Loral had a direct and indirect ownership of 20,962,211 (40.1%) ordinary partnership interests of Globalstar, including 10,879,356 shares of GTL's outstanding common stock (as adjusted for two-for-one stock splits, see Note 10).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage Company

     Globalstar is devoting substantially all of its present efforts to the design, licensing, construction, testing, and financing of the Globalstar System, and establishing its business. Its planned principal operations have not commenced. Accordingly, Globalstar is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS No. 7") "Accounting and Reporting by Development Stage Enterprises."

     Globalstar may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system,

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of expenses reported for the period. Actual results could differ from estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Globalstar and its wholly-owned subsidiaries, including Globalstar Capital Corporation. All intercompany accounts and transactions are eliminated.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

  Concentration of Credit Risk

     Financial instruments which potentially subject Globalstar to concentrations of credit risk are cash and cash equivalents. Globalstar's cash and cash equivalents are maintained with high-credit-quality financial institutions. The creditworthiness of such institutions is generally substantial and management believes that its credit evaluation, approval and monitoring processes mitigate potential credit risks.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to eight years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

  Globalstar System Under Construction

     Globalstar System under construction expenditures include and will include progress payments and costs for the design, manufacture, test, launch and launch insurance for 56 low-earth orbit satellites, including eight in-orbit spare satellites (the "Space Segment"), and ground and satellite operations control centers, gateways and user terminals (the "Ground Segment").

     Globalstar intends to depreciate the Space Segment over 7 1/2 years and to depreciate the Ground Segment over eight years as assets are placed in service. Service is currently anticipated to commence in early 1999. Losses from unsuccessful launches and in-orbit failures of Globalstar's satellites, net of insurance proceeds, will be recorded in the period when the loss occurs.

     Costs incurred related to the development of certain technologies, pursuant to a cost sharing arrangement included in Globalstar's contract with Qualcomm, and for the engineering and development of subscriber terminals, are being charged to operations as incurred.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Financing Costs and Interest

     Deferred financing costs represent costs incurred in obtaining a long-term credit facility and the estimated fair value of a warrant agreement in connection with a guarantee of this facility (see Note 6). Such costs are being amortized over the term of the credit facility as interest. Total amortization of deferred financing costs for the years ended December 31, 1997, 1996 and 1995 was approximately $4,946,000, $5,134,000 and $15,000, respectively.

     Interest costs incurred during the construction of the Globalstar System are capitalized. Total interest costs capitalized for the years ended December 31, 1997, 1996 and 1995 was approximately $95,895,000, $9,900,000 and $300,000, respectively.

  FCC License Costs

     Expenditures, including license fees, legal fees and direct engineering and other technical support, for obtaining the required FCC licenses are capitalized and will be amortized over 7 1/2 years, the expected life of the first generation satellites.

  Deferred Revenues

     Advance payments from Globalstar strategic partners to secure exclusive rights to Globalstar service territories are deferred. These advance payments are recoverable by the service providers through credits against a portion of the service fees payable to Globalstar after the commencement of services.

  Vendor Financing

     Globalstar's contracts with SS/L call for a portion of the contract price to be deferred as vendor financing and to be repaid, over as long as a five-year period, commencing upon the initial service and full coverage dates of the Globalstar System or placing certain assets in service. Amounts deferred as vendor financing are capitalized as costs of the assets to which they relate as incurred.

  Notes Payable

     Interest accrues on the $500 million, $325 million and $325 million principal amount Senior Notes at 11 3/8%, 11 1/4% and 10 3/4% per annum, respectively. Globalstar is increasing the carrying value of the senior notes payable to their ultimate redemption value.

  Preferred Partnership Distributions

     Distributions accrue on the Redeemable Preferred Partnership Interests ("RPPIs") at 6 1/2% per annum. Globalstar is increasing the carrying value of the redeemable preferred partnership interests to their ultimate redemption value. The distributions are recorded as reductions against the ordinary partnership capital accounts.

  Stock-Based Compensation

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") Globalstar accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Net (Loss) Income Allocation

     Net losses are allocated among the partners in proportion to their percentage interests until the adjusted capital account of a partner is reduced to zero, then in proportion to, and to the extent of, positive adjusted capital account balances and then to the general partners.

     Net income is allocated among the partners in proportion to, and to the extent of, the distributions made to the partners from distributable cash flow for the period, as defined, then in proportion to and to the extent of negative adjusted capital account balances and then in accordance with percentage interests.

     Under the terms of the Partnership Agreement, adjusted partners' capital accounts are calculated in accordance with the principles of U.S. Treasury Regulations governing the allocation of taxable income and loss including adjustments to reflect the fair market value (including intangibles) of partnership assets upon certain capital transactions including a sale of partnership interests. Such adjustments are not permitted under generally accepted accounting principles and, accordingly, are not reflected in the accompanying consolidated financial statements.

  Income Taxes

     Globalstar was organized as a Delaware limited partnership. As such, no income tax provision (benefit) is included in the accompanying financial statements since U.S. income taxes are the responsibility of its partners. Generally, taxable income (loss), deductions and credits of Globalstar will be passed proportionately through to its partners.

  Earnings Per Ordinary Partnership Interest

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The adoption of SFAS 128 had no effect on reported net loss per ordinary partnership interest. Due to Globalstar's net losses for the years ended December 31, 1997, 1996 and 1995, diluted average ordinary partnership interests outstanding excludes the assumed conversion of the Redeemable Preferred Partnership Interests and the assumed issuance of ordinary partnership interests upon exercise of GTL's outstanding options and warrants as their effect would have been anti-dilutive. Accordingly, basic and diluted weighted average ordinary partnership interests outstanding is based on net loss applicable to ordinary partnership interests and the weighted average ordinary partnership interests outstanding during the years ended December 31, 1997, 1996 and 1995.

  Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), and in February 1998, issued Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disclosures about its products, services, geographic areas and major customers. SFAS 132 expands and standardizes the disclosure requirements for pensions and other postretirement benefits. Globalstar is required to adopt SFAS 130, SFAS 131 and SFAS 132 in 1998 and the financial statements of Globalstar will reflect the appropriate disclosures.

  Reclassifications

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

3. PROPERTY AND EQUIPMENT

                                                                  DECEMBER 31,
                                                             ----------------------
                                                              1997           1996
                                                             -------        -------
                                                                 (IN THOUSANDS)
Leasehold improvements.....................................  $   612        $   473
Furniture and office equipment.............................    4,200          2,469
                                                             -------        -------
                                                               4,812          2,942
Accumulated depreciation and amortization..................   (2,238)        (1,222)
                                                             -------        -------
                                                             $ 2,574        $ 1,720
                                                             =======        =======

     Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995, was $1,016,000, $724,000, and $383,000, respectively.

4. GLOBALSTAR SYSTEM UNDER CONSTRUCTION

  Total System Cost

     As of December 31, 1997, Globalstar's current budgeted expenditures for the design, construction and deployment of the Globalstar System, including working capital, cash interest on borrowings and operating expenses is approximately $2.7 billion. Most of the ground segment costs are incurred under a cost-plus contract with Qualcomm. Actual amounts may vary from this estimate and additional funds would be required in the event of unforeseen delays, cost overruns, launch failures, technological risks, adverse regulatory developments, or to meet unanticipated expenses.

     In addition, Globalstar has agreed to purchase from SS/L eight additional spare satellites, for approximately $175 million, increasing Globalstar's ability to have at least 40 satellites in service during 1999, even in the event of a launch failure. If the launch program is successful, the additional satellites will serve as ground spares, readily available to replenish the constellation as needed to respond to satellite attrition during the first generation, or to increase system capacity as required. If Globalstar were to experience a launch failure, the costs associated with the construction and launch of replacements would be substantially covered by insurance.

     Further, in order to accelerate the deployment of gateways around the world Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. Globalstar expects to recover this financing upon resale of such gateways to its partners and service providers. At December 31, 1997, other current assets included $24.1 million of advances made under this agreement.

     In December 1997, an order for 40,000 fixed access terminals totalling $84 million was placed with Ericsson. Globalstar expects to recover this cost through resale of these terminals to vendors.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. GLOBALSTAR SYSTEM UNDER CONSTRUCTION (CONTINUED)
     As of December 31, 1997, Globalstar had raised or received commitments for approximately $2.6 billion, including the vendor financing arrangements. Globalstar intends to raise the remaining funds required for the Globalstar System from a combination of sources, including debt issuance (which may include an equity component), financial support from the Globalstar partners, projected service provider payments, projected net service revenues from initial operations, and anticipated payments from the sale of gateways and Globalstar phones. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all.

\   The Space Segment

     Globalstar has entered into a contract with SS/L, an affiliate of Loral and a limited partner of LQSS, to design, manufacture, test and launch its 56 satellite constellation, including eight in-orbit spares. The price of the contract consists of three parts, the first for non-recurring work at a price not to exceed $117.1 million, the second for recurring work at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. SS/L has agreed to obtain launch vehicles and arrange for the launch of Globalstar's satellites on Globalstar's behalf for all 56 satellites, and obtain insurance to cover the replacement cost of satellites or launch vehicles lost in the event of a launch failure. In certain circumstances these amounts are subject to equitable adjustment in light of future conditions, which may, in turn, be influenced by international political developments. Any change in such assumptions may result in an increase in the costs paid by Globalstar, which may be substantial. Termination by Globalstar of this contract would result in termination fees, which may be substantial.

     Globalstar has authorized SS/L to alter its original launch plans and procure three launches of the Starsem Soyuz launch vehicle, which will launch four Globalstar satellites each. As a result of this decision, total costs for launch vehicles and insurance are expected to be approximately $459 million.

     SS/L has entered into fixed-price subcontracts aggregating approximately $710 million, with certain of Globalstar's direct or indirect limited partners. Some of these contracts are subject to adjustment.

     Globalstar's space segment contract with SS/L calls for a portion of the contract price to be deferred as vendor financing (see Note 6).

  The Ground Segment

     Globalstar has entered into a contract with Qualcomm providing for the design, development, manufacture, installation, testing and maintenance of four gateways, two ground operations control centers and 300 pre-production subscriber terminals. The contract provides for reimbursement to Qualcomm, subject to a cap for certain joint development efforts, for contract costs incurred, plus a 12% fee thereon. Termination by Globalstar of its contract with Qualcomm would result in delays and termination fees, which may be substantial. A portion of the ground operations control center software is being developed by Globalstar.

     Qualcomm has revised its estimated costs under its contract due to additional integration testing procedures to support system readiness on schedule, scope changes to add features, capabilities and functions, cost growth and other factors. As a result of cost containment and arrangements with Qualcomm for $100 million of contract payment deferrals (see Note 15), Globalstar expects the total ground segment expenditure to be approximately $710 million, net of such deferrals, through the In-Service Date.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. GLOBALSTAR SYSTEM UNDER CONSTRUCTION (CONTINUED)
     Globalstar will receive from Qualcomm or its licensee(s) a payment of approximately $400,000 for each installed gateway sold to a Globalstar service provider. In addition, Globalstar will receive a payment of up to $10 on each Globalstar subscriber terminal sold, until Globalstar funding of that design has been recovered.

     Globalstar has entered into an agreement with Lockheed Martin for the development and delivery of two satellite operations control centers and 33 telemetry and command units for the Globalstar System. The fixed contract price is approximately $29 million and provides for reimbursement to Lockheed Martin for contract costs incurred such as labor, materials, travel, license fees, royalties and general and administrative expenses. Lockheed Martin will receive a 12% fee under the contract, 6% of which is payable at the time the costs are incurred with the remainder payable upon achievement of certain milestones. Globalstar will own any intellectual property produced under this contract.

5. VENDOR FINANCING LIABILITY

     Globalstar's space segment contract with SS/L calls for approximately $310 million of the contract price to be deferred as vendor financing. Of the $310 million, $90 million is interest bearing at the 30-day LIBOR rate plus 3% per annum. The remaining $220 million of vendor financing is non-interest bearing. Globalstar will repay the non-interest bearing portions as follows: $49 million following the launch and acceptance of 24 or more satellites (the "Preliminary Constellation"), $61 million upon the launch and acceptance of 48 or more satellites (the "Full Constellation"), and the remainder in equal installments over the five-year period following acceptance of the Preliminary and Full Constellations. Payment of the $90 million interest bearing vendor financing will be deferred until December 31, 1998 or the Full Constellation Date, whichever is earlier. Thereafter, interest and principal will be repaid in twenty equal quarterly installments over the next five years. At December 31, 1997 and 1996, approximately $90 million and $72 million, respectively, of the vendor financing liability was interest bearing.

     In addition, Globalstar's contract with SS/L for the eight additional satellites calls for approximately $43 million of the contract price to be deferred as vendor financing. Of the $43 million, $19 million is interest bearing, the remaining $24 million is non-interest bearing. The $19 million in vendor financing will be repaid pro-rata on a per satellite basis, as follows:
50% as each satellite is place into storage and 50% when the satellite is delivered and accepted on-orbit. Interest accrues at 10% per annum on the second 50% from the time the satellite is place into storage until the date SS/L is directed by Globalstar to release the satellite from storage and to ship it to the launch base for launch. Globalstar will repay the non-interest bearing portion of vendor financing monthly over a five year term with 50% of the payments commencing on the date the Preliminary Constellation has been accepted. Globalstar will commence repaying the remaining 50% when the Full Constellation has been accepted.

6. CREDIT FACILITY

     On December 15, 1995, Globalstar entered into a $250 million credit agreement (the "Globalstar Credit Agreement") with a group of banks. Lockheed Martin, Qualcomm, SS/L and another Globalstar partner have guaranteed $206.3 million, $21.9 million, $11.7 million and $10.1 million of the Globalstar Credit Agreement, respectively. In addition, Loral agreed to indemnify Lockheed Martin for any liability in excess of $150 million. The Globalstar Credit Agreement provides that Globalstar may select loans at varying interest rates, including the Eurodollar rate plus 5/8%. Globalstar pays a commitment fee on the unused portion. The Globalstar Credit Agreement contains covenants requiring Globalstar to meet certain financial ratios including minimum net worth of $200 million and limits additional indebtedness and the payment of cash distributions. The Globalstar Credit Agreement expires on December 15, 2000.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. CREDIT FACILITY (CONTINUED)
     In exchange for the guarantee and indemnity, GTL issued warrants to purchase 16,741,272 shares of GTL common stock at $6.625 per share (as adjusted for two-for-one stock splits, see Note 10) as follows: Loral and SS/L 4,550,088 warrants, Lockheed Martin 10,044,760 warrants, Qualcomm 1,468,524 warrants and another Globalstar partner 677,900 warrants. As part of this transaction, Globalstar issued GTL warrants to purchase an additional 1,131,168 ordinary partnership interests of Globalstar. In February 1997, GTL accelerated the vesting and exercisability of these warrants and the holders exercised such warrants. In addition, GTL distributed to the holders of its common stock rights to subscribe for and purchase 4,524,672 GTL shares for a price of $6.625 per share (as adjusted for two-for-one stock splits, see Note 10) of which Loral received rights to purchase 636,688 shares and Loral agreed to purchase all shares not purchased upon exercise of the rights. In March 1997, the warrants to purchase 16,741,272 shares of GTL common stock were exercised for proceeds of approximately $110.9 million. In May 1997, GTL shareholders exercised the rights to purchase 4,524,672 shares of GTL common stock (including 700,696 shares purchased by Loral) for $6.625 per share (as adjusted for two-for-one stock splits, see Note 10) for proceeds of $30.0 million. GTL used the total proceeds of $140.9 million to purchase 5,316,486 Globalstar ordinary partnership interests for $26.50 per interest.

     In addition, Globalstar also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee, classified as deferred interest payable in Globalstar's balance sheet, is being deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. Globalstar's managing general partner may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

7. COMMITMENTS

     Globalstar leases its primary facility from Lockheed Martin under a non-cancellable operating lease expiring in 2000. The lease contains renewal options for up to an additional ten years. The following table presents the future minimum lease payments required under operating leases that have an initial lease term in excess of one year (in thousands):

1998........................................................  $2,777
1999........................................................   3,145
2000........................................................   2,182
2001........................................................     156
2002........................................................     156
Thereafter..................................................     611
                                                              ------
Total minimum lease payments................................  $9,027
                                                              ======

     Rent expense for the years ended December 31, 1997, 1996 and 1995, was approximately $1,756,000, $1,067,000, and $934,000, respectively. Included in rent expense are payments to Lockheed Martin of $1,480,000, $869,000, and $650,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

8. SENIOR NOTES AND WARRANTS

     On February 13, 1997, GTL and Globalstar sold units consisting of $500 million aggregate principal amount of Globalstar's 11 3/8% Senior Notes due 2004 and warrants to purchase 4,129,000 shares of GTL common stock (as adjusted for two-for-one stock splits, see Note 10) in a private offering. GTL was allocated

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SENIOR NOTES AND WARRANTS (CONTINUED)
$12,210,000 of the offering proceeds for these warrants which were used to purchase warrants for Globalstar's ordinary partnership interests. The notes may not be redeemed prior to February 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     The warrants are exercisable on or after February 19, 1998 at a price of $17.394 per share (as adjusted for two-for-one stock splits, see Note 10) and expire on February 15, 2004. Any proceeds from the exercise of the warrants will be used to purchase Globalstar ordinary partnership interests.

     On June 13, 1997, Globalstar sold $325 million principal amount of 11 1/4% Senior Notes due 2004 in a private offering. The notes may not be redeemed prior to June 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     On October 29, 1997, Globalstar sold $325 million principal amount of
10 3/4% Senior Notes due 2004 in a private offering. The notes may not be redeemed prior to November 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     The Senior Notes rank pari passu with each other and senior in right of payment to the RPPIs (see Note 9). The indentures for the notes contain certain covenants that among other things limit the ability of Globalstar to incur additional debt, issue preferred stock, or pay dividends and certain distributions. In certain limited circumstances involving a change of control of Globalstar, as defined, each note is redeemable at the option of the holder for 101% of the principal amount plus accrued interest.

9. SALE OF REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

     During 1996, GTL purchased 4,769,230 RPPIs in Globalstar using the net proceeds of $299.5 million from GTL's sale of its Convertible Preferred Equivalent Obligations (the "CPEOs"). The RPPIs will convert to ordinary general partnership interests on a one-for-one basis upon any conversion of the CPEOs, will pay a quarterly preferred distribution to GTL of 6 1/2% per annum, will be allocated losses of the partnership only after all adjusted capital accounts of the ordinary partnership interests have been reduced to zero, and are redeemable on terms comparable to the CPEOs. If still outstanding, the RPPIs must be redeemed by Globalstar on March 1, 2006 for the aggregate amount of $310 million plus all unpaid distributions. Globalstar may elect to make the quarterly preferred distribution and redemption payments to GTL in cash or general partnership interests. If such distribution is made in cash, GTL must make its interest payment on the CPEOs in cash. Globalstar may elect to defer payment of the preferred distribution; in such case, GTL may also elect to defer interest payment on the CPEOs, however, holders of the CPEOs are entitled to certain representation rights on the General Partners' Committee of Globalstar in the event six consecutive interest payments are deferred. Through December 31, 1997, all payments have been made in cash on a timely basis.

10. ORDINARY PARTNERS' CAPITAL

  Initial Capital Subscriptions

     Prior to the commencement of Globalstar's operations on March 23, 1994, Loral and Qualcomm undertook independent efforts at their own risk to explore the feasibility of a Globalstar-type system. Efforts to develop the Globalstar System were formalized with the initial funding of Globalstar on March 23, 1994 through capital subscriptions of $50,000,000 for 18,000,000 general partner interests and $225,000,000 for an aggregate of 18,000,000 limited partner interests. In connection with the initial capital subscriptions, the partners of Globalstar agreed to reimburse Loral and Qualcomm for certain expenditures totaling $18,382,000 incurred related to such efforts from January 1, 1993 through March 22, 1994. These expenditures included development costs and marketing, general and administrative expenses related to the Globalstar System.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ORDINARY PARTNER'S CAPITAL (CONTINUED)
     In addition, costs of $2,235,000 were incurred in connection with the FCC license application. The aggregate expenditures by Loral and Qualcomm of $20,617,000 were reimbursed through a credit of $11,309,000 issued to the general partner as a reduction of its required capital subscription payment and a payment to Qualcomm of $9,308,000. The reimbursed expenses of $18,382,000 have been charged to partners' capital as of the date of the capital subscription agreement and allocated to the partners' capital accounts in accordance with the partnership agreement. The $2,235,000 of costs relating to the FCC license application are included in the balance sheet.

  GTL Stock Splits

     On May 28, 1997, GTL issued a two-for-one stock split. On June 8, 1998, GTL issued another two-for-one stock split. Prior to the two-for-one stock splits, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate one-for-one basis. Globalstar's partnership interests were not affected by the GTL stock splits and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL share and per share amounts have been restated to reflect the stock splits.

  Stock Option Arrangements

     Officers and employees of Globalstar are eligible to participate in GTL's 1994 Stock Option Plan (the "Plan"), which provides for nonqualified and incentive stock options. The plan is administered by a stock option committee (the "Committee"), appointed by the GTL Board of Directors. The Committee determines the option price, the option exercise date and the expiration date of each option (provided no option shall be exercisable after the expiration of ten years from the date of grant). Proceeds received by GTL for options exercised will be used to purchase Globalstar ordinary partnership interests under a four-for-one exchange arrangement (as adjusted for two-for-one stock splits).

     In 1997, 1996 and 1995, options to purchase 527,800, 488,000 and 441,600 shares of GTL common stock (as adjusted for two-for-one stock splits), respectively, were granted under the Plan. The options generally expire ten years from the date of grant and become exercisable over the period stated in each option, generally ratably over a five-year period. All options granted in 1995, 1996 and 1997 were non-qualified stock options with a price equal to fair market value at the date of grant. As of December 31, 1997, 1,106,200 shares of common stock (as adjusted for two-for-one stock splits) were available for future grant under the Plan.

     On September 14, 1995, Loral, in its capacity as managing general partner, granted certain of its officers options to purchase 560,000 shares of the GTL common stock owned by Loral at an exercise price of $5.00 per share (as adjusted for two-for-one stock splits). The exercise price was greater than the market price at grant date. These options are immediately exercisable, and expire 12 years from date of grant; no options were exercised or cancelled during the year.

     On October 9, 1996, Loral, in its capacity as managing general partner, granted certain of its officers options to purchase 608,000 shares of the GTL common stock owned by Loral at a price $6.344 below market price on the grant date (as adjusted for two-for-one stock splits). Such options vest over a three year period and expire 10 years from date of grant; no options were exercised or cancelled during the year.

     In April and December 1996, Loral granted certain officers and employees of Globalstar options to purchase 94,000 shares of Loral common stock at $10.50 per share and 5,000 shares of Loral common stock at $18.9375 per share, respectively. In April 1997, 5,000 shares were cancelled and 5,000 shares were granted at 13.75 per share. Such exercise prices were equal to the market price at grant date. These options expire ten years from the date of grant and become exercisable ratably over a five year period.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ORDINARY PARTNER'S CAPITAL (CONTINUED)
     As described in Note 2-Summary of Significant Accounting Policies, Globalstar accounts for its stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Except for $1,290,000 and $317,000 of compensation expense in 1997 and 1996, respectively, related to below market option grants, no compensation expense has been recognized in Globalstar's financial statements for stock-based compensation.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires the disclosure of pro forma net income and earnings per share had Globalstar adopted the fair value method as of the beginning of 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Globalstar's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Globalstar's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months following vesting; stock volatility, 30%; risk free interest rates, 5.76% to 6.58% based on date of grant in 1997, 6.25% in 1996 and 6% in 1995; and no dividends during the expected term. Globalstar's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1995 awards (including the stock-based awards made by Loral to its officers and directors on Globalstar's behalf) had been amortized to expense over the vesting period of the awards, the pro forma net loss applicable to ordinary partnership interests would have increased by $2,536,000 to $91,324,000 ($1.79 per ordinary partnership interest) in 1997, $1,054,000 to $73,023,000 ($1.55 per ordinary partnership interest) in 1996 and $156,000 to $68,393,000 ($1.50 per ordinary partnership interest) in 1995.

     A summary of the status of the GTL stock option plan for the years ended December 31, 1997, 1996 and 1995 is presented below (as adjusted for two-for-one stock splits):

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                           EXERCISE
                                                               SHARES        PRICE
                                                              ---------    ---------
Granted in 1995 (weighted average fair value $1.333 per
  share)....................................................    441,600    $ 4.1563
                                                              ---------    --------
Outstanding at December 31, 1995............................    441,600      4.1563
Granted (weighted average fair value $4.51 per share).......    488,000     13.7250
Forfeited...................................................     (4,800)     4.1563
                                                              ---------    --------
Outstanding at December 31, 1996............................    924,800      9.2060
Granted (weighted average fair value $7.10 per share).......    527,800     21.9650
Forfeited...................................................    (58,800)    11.1610
Exercised...................................................    (10,360)     4.1563
                                                              ---------    --------
Outstanding at December 31, 1997............................  1,383,440    $14.0285
                                                              =========    ========
Options exercisable at December 31, 1997....................     95,240    $ 4.1563
                                                              =========    ========

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ORDINARY PARTNER'S CAPITAL (CONTINUED)
     At December 31, 1996 and 1995, there were no options exercisable.

     The following table summarizes information about GTL's outstanding stock options at December 31, 1997 (as adjusted for two-for-one stock splits):

                                            OUTSTANDING
                               -------------------------------------        EXERCISABLE
                                              WEIGHTED                 ----------------------
                                               AVERAGE     WEIGHTED                  WEIGHTED
                                              REMAINING     AVERAGE                  AVERAGE
                                             CONTRACTUAL   EXERCISE                  EXERCISE
    EXERCISE PRICE RANGE         NUMBER      LIFE-YEARS      PRICE       NUMBER       PRICE
    --------------------       -----------   -----------   ---------   -----------   --------
$4.1563......................     403,640       7.70       $  4.1563     95,240      $4.1563
$12.5938 to $16.375..........     578,800       8.69         13.5720
$24.625......................     401,000       9.75         24.6250
                                ---------                  --------      ------      -------
                                1,383,440                  $ 14.0285     95,240      $4.1563
                                =========                  ========      ======      =======

11. PENSIONS AND OTHER EMPLOYEE BENEFITS

     Prior to April 23, 1996, Globalstar employees were eligible to participate in the employee benefit plans of Old Loral. Globalstar was charged for the actual costs of these benefits which for the period March 23 through December 31, 1994, amounted to $321,000, including $55,000 relating to pensions and retiree health care and life insurance benefits. The costs incurred for the year ended December 31, 1995 amounted to $710,000, including $121,000 relating to pensions and retiree health care and life insurance benefits. In April 1996, separate pension, post-retirement health care and life insurance and employee savings plans were established by Globalstar.

     Pensions: Globalstar maintains a noncontributory pension plan and a supplemental pension plan covering certain employees. Eligibility for participation in these plans vary and benefits are generally based on members' compensation and years of service. Plan assets are generally invested in U.S. government and agency obligations and listed stocks and bonds.

     Pension cost includes the following components (in thousands):

                                                               1997      1996
                                                              -------   -------
Service cost-benefits earned during the period..............  $   334   $   213
Interest cost on projected benefit obligation...............      347       195
Actual return on plan assets................................     (664)     (134)
Net amortization and deferral...............................      231      (151)
                                                              -------   -------
  Total pension cost........................................  $   248   $   123
                                                              =======   =======

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. PENSIONS AND OTHER EMPLOYEE BENEFITS (CONTINUED)
     The following presents the plan's funded status and amounts recognized in the balance sheet (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $ 3,960   $ 2,944
                                                              =======   =======
  Accumulated benefits......................................  $ 4,018   $ 3,129
  Effect of projected future salary increases...............    1,154       764
                                                              -------   -------
  Projected benefits........................................    5,172     3,893
Plan assets at fair value...................................    4,808     4,156
                                                              -------   -------
Plan assets in excess of (less than) projected benefit
  obligation................................................     (364)      263
Unrecognized net gain.......................................        7       386
                                                              -------   -------
Pension liability...........................................  $   371   $   123
                                                              =======   =======

     The principal actuarial assumptions were:

                                                                1997           1996
                                                            ------------   ------------
Discount rate.............................................     7.25%          7.75%
Rate of increase in compensation levels...................     4.50%          4.50%
Expected long-term rate of return on plan assets..........     9.50%          9.50%

     Postretirement Health Care and Life Insurance Benefits: In addition to providing pension benefits, Globalstar provides certain health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for Globalstar's pension plan. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

     Post-retirement health care and life insurance costs include the following components (in thousands):

                                                               1997      1996
                                                              -------   -------
Service cost--benefits earned during the period.............  $    39   $    29
Interest cost on accumulated post-retirement benefit
  obligation................................................       49        32
Net amortization and deferral...............................       34        26
Return on assets............................................       (2)       (2)
                                                              -------   -------
Total post-retirement health care and life insurance
  costs.....................................................  $   120   $    85
                                                              =======   =======

At December 31, 1997 and 1996, the total accumulated post-retirement benefit obligation was $838,000 and $641,000, respectively. Actuarial assumptions used in determining the accumulated post-retirement benefit obligation include a discount rate of 7.25% and 7.75% at December 31, 1997 and 1996, respectively, and an assumed health care cost trend rate of 9.96% decreasing gradually to an ultimate rate of 5.50% by the year 2004. Changing the assumed health care cost trend by 1% in each year would change the accumulated post-retirement benefit obligation at December 31, 1997 by $254,000 and the aggregate service and interest cost components by $30,000 for the year ended December 31, 1997.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

     The carrying amounts of cash and cash equivalents approximates fair value because of the short maturity of those instruments. The fair value of the Senior Notes is based on market quotations.

     The estimated fair values of Globastar's financial instruments are as follows (in thousands):

                                                         DECEMBER 31, 1997
                                                        --------------------
                                                        CARRYING      FAIR
                                                         AMOUNT      VALUE
                                                        --------    --------
Cash and cash equivalents.............................  $464,154    $464,154
10 3/4% Senior notes..................................   320,311     316,100
11 1/4% Senior notes..................................   303,641     325,000
11 3/8% Senior notes..................................   475,579     502,500

                                                         DECEMBER 31, 1996
                                                        --------------------
                                                        CARRYING      FAIR
                                                         AMOUNT      VALUE
                                                        --------    --------
Cash and cash equivalents.............................  $ 21,180    $ 21,180

13. RELATED PARTY TRANSACTIONS

     In addition to the transactions described in Notes 4, 5, 6, 7, 8, 9, 10, 11 and 15, Globalstar has a number of other transactions with its affiliates. Globalstar believes that the arrangements are as favorable to Globalstar as could be obtained from unaffiliated parties. The following describes these related-party transactions.

     Globalstar has granted to SS/L an irrevocable, royalty-free, non-exclusive license to use certain intellectual property expressly developed in connection with the SS/L agreement provided that SS/L will not use, or permit others to use, such license for the purpose of engaging in any business activity that would be in material competition with Globalstar. Globalstar has similarly agreed that it will not license such intellectual property if it will be used for the purpose of designing or building satellites that would be in competition with SS/L.

     Globalstar has granted to Qualcomm an irrevocable, non-exclusive, worldwide perpetual license to intellectual property owned by Globalstar in the Ground Segment and developed pursuant to the Qualcomm agreement. Qualcomm may, pursuant to such grant, use the intellectual property for applications other than the Globalstar System provided that Qualcomm may not for a period of three years after its withdrawal as a strategic partner or prior to the third anniversary of the Full Constellation Date, whichever is earlier, engage in any business activity that would be in competition with the Globalstar System. The grant of intellectual property to Qualcomm described above is generally royalty free. Under certain specified circumstances, however, Qualcomm will be required to pay a 3% royalty fee on such intellectual property.

     A support agreement was entered into among Qualcomm, Loral and Globalstar pursuant to which Qualcomm agreed to assist Globalstar and SS/L with Globalstar's system design, support Globalstar and Loral with respect to various regulatory matters, and assist Globalstar and Loral in their marketing efforts with respect to Globalstar. For the years ended December 31, 1997, 1996 and 1995, Qualcomm has received approximately $894,000, $1,823,000, and $2,712,000, respectively, for costs incurred in rendering such support and assistance.

     Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures exclusive rights to provide Globalstar service to users in Brazil, Canada

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. RELATED PARTY TRANSACTIONS (CONTINUED) and Mexico as long as specified minimum levels of subscribers are met. Similar exclusive service provider agreements have been entered into with certain of Globalstar's limited partners for specific countries. These service providers will receive certain discounts from Globalstar's expected pricing schedule generally over a five-year period. Globalstar has also agreed to provide Qualcomm, under certain circumstances, with capacity on the Globalstar System for its OmniTRACS services at its most favorable rates and to grant to Qualcomm the exclusive right to utilize the Globalstar System to provide OmniTRACS-like services.

     Globalstar has entered into consulting agreements with certain limited partners. Costs incurred under these arrangements for the years ended December 31, 1997, 1996 and 1995, were approximately $143,000, $496,000, and $1,411,000, respectively. Globalstar anticipates that similar agreements may be entered into with other strategic partners in the future.

     Globalstar has granted to Hyundai Electronics Industries Co., Ltd. ("Hyundai") certain rights, including certain sub-contract rights with respect to its satellite constellation and the right, at Hyundai's election, to act as Globalstar's exclusive licensee authorized to manufacture and sell Globalstar phones in South and North Korea.

     Current payable to affiliates consists of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
SS/L........................................................  $ 14,120   $ 22,572
Qualcomm....................................................    90,817     40,903
Loral.......................................................       420        462
                                                              --------   --------
Total.......................................................  $105,357   $ 63,937
                                                              ========   ========

     Commencing after the initiation of Globalstar services, LQP, the general partner of LQSS, will receive a managing partner's allocation equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Should Globalstar incur a net loss in any year following commencement of services, the allocation for that year will be reduced by 50% and LQP will reimburse Globalstar for allocation payments, if any, received in any prior quarter of such year, sufficient to reduce its management allocation for the year to 50%. No allocations have been made to date.

14. REGULATORY MATTERS

     Globalstar and its operations are, and will be, subject to substantial U.S. and international regulation, including required regulatory approvals in each country in which Globalstar intends to provide service. Globalstar's business may be significantly affected by regulatory activities.

15. SUBSEQUENT EVENT

     On March 4, 1998, Qualcomm entered into a financing agreement with Globalstar providing $100 million principal amount of vendor financing. The principal amount will accrue interest at a rate of 5.75% per annum, and will be capitalized to principal quarterly. Globalstar will make eight equal principal payments on a quarterly basis commencing on January 1, 2000 with final payment due October 1, 2001 accompanied by all then unpaid accrued interest.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (In thousands, except partnership interest data)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)       (NOTE)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  291,931      $  464,154
  Other current assets......................................      29,335          29,626
                                                              ----------      ----------
          Total current assets..............................     321,266         493,780
Property and equipment, net.................................       2,908           2,574
Globalstar system under construction:
  Space segment.............................................   1,274,083       1,153,344
  Ground segment............................................     444,037         374,344
                                                              ----------      ----------
                                                               1,718,120       1,527,688
Additional satellite spares and user terminals..............     122,509          99,225
Deferred FCC license costs..................................      10,551          10,342
Deferred financing costs....................................      13,394          14,631
Other assets................................................       1,168             813
                                                              ----------      ----------
          Total assets......................................  $2,189,916      $2,149,053
                                                              ==========      ==========
                            LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..........................................  $   14,672      $    1,272
  Payable to affiliates.....................................      80,276         105,357
  Vendor financing liability, current portion...............      45,599              --
  Accrued expenses..........................................       5,423           8,312
  Accrued interest on senior notes..........................      32,525          28,869
                                                              ----------      ----------
          Total current liabilities.........................     178,495         143,810
Deferred revenues...........................................      23,652          23,652
Vendor financing liability..................................     225,860         197,723
Deferred interest payable...................................         429             420
11 3/8% Senior notes payable ($500,000 principal amount)....     476,576         475,579
11 1/4% Senior notes payable ($325,000 principal amount)....     304,468         303,641
10 3/4% Senior notes payable ($325,000 principal amount)....     320,483         320,311
Commitments and contingencies (Notes 4, 5 and 6)
Redeemable preferred partnership interests (4,769,230
  outstanding, $310,000 redemption value)...................     303,352         303,089
Ordinary partners' capital:
  Ordinary partnership interests (52,325,825 and 52,319,076
     outstanding at March 31, 1998 and December 31, 1997,
     respectively)..........................................     344,446         368,618
  Warrants..................................................      12,155          12,210
                                                              ----------      ----------
     Total ordinary partners' capital.......................     356,601         380,828
                                                              ----------      ----------
          Total liabilities and partners' capital...........  $2,189,916      $2,149,053
                                                              ==========      ==========

---------------
Note: The December 31, 1997 balance sheet has been derived from audited consolidated financial statements at that date.

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (In thousands, except per ordinary partnership interest data)
                                  (Unaudited)

                                                                                        CUMULATIVE
                                                                                      MARCH 23, 1994
                                                        THREE MONTHS ENDED           (COMMENCEMENT OF
                                                 --------------------------------     OPERATIONS) TO
                                                 MARCH 31, 1998    MARCH 31, 1997     MARCH 31, 1998
                                                 --------------    --------------    ----------------
Operating expenses:
  Development costs............................     $16,490           $11,241            $205,253
  Marketing, general and administrative........       8,271             6,341              76,857
                                                    -------           -------            --------
          Total operating expenses.............      24,761            17,582             282,110
Interest income................................       5,165             2,295              45,801
                                                    -------           -------            --------
Net loss.......................................      19,596            15,287             236,309
Preferred distributions and related increase in
  redeemable preferred partnership interests...       5,300             5,301              43,825
                                                    -------           -------            --------
Net loss applicable to ordinary partnership
  interests....................................     $24,896           $20,588            $280,134
                                                    =======           =======            ========
Net loss per ordinary partnership
  interest -- basic and diluted................     $  0.48           $  0.44
                                                    =======           =======
Weighted average ordinary partnership interests
  outstanding -- basic and diluted.............      52,321            47,326
                                                    =======           =======

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                                                           CUMULATIVE
                                                                THREE MONTHS ENDED       MARCH 23, 1994
                                                                    MARCH 31,           (COMMENCEMENT OF
                                                              ----------------------     OPERATIONS) TO
                                                                1998         1997        MARCH 31, 1998
                                                              ---------    ---------    ----------------
Operating activities:
  Net loss..................................................  $ (19,596)   $ (15,287)     $  (236,309)
  Deferred revenues.........................................         --           --           23,652
  Stock compensation transactions...........................        322          318            1,929
  Depreciation and amortization.............................        347          236            2,600
  Changes in operating assets and liabilities:
    Other current assets....................................        291         (299)         (29,335)
    Other assets............................................       (355)         (27)          (1,168)
    Accounts payable........................................      1,327         (319)           2,528
    Payable to affiliates...................................      5,994       (3,202)           5,817
    Accrued expenses........................................     (2,889)      (1,298)           5,423
                                                              ---------    ---------      -----------
Net cash used in operating activities.......................    (14,559)     (19,878)        (224,863)
                                                              ---------    ---------      -----------
Investing activities:
  Globalstar System under construction......................   (190,432)    (137,636)      (1,718,120)
  Payable to affiliates for Globalstar System under
    construction............................................    (31,075)      (3,299)          65,659
  Capitalized interest accrued..............................      6,898        9,160           51,661
  Accounts payable..........................................     12,073         (529)          11,636
  Vendor financing liability................................     73,736       25,354          271,459
                                                              ---------    ---------      -----------
  Cash used for Globalstar System...........................   (128,800)    (106,950)      (1,317,705)
  Additional satellite spares and user terminals............    (23,284)     (28,348)        (122,509)
  Purchases of property and equipment.......................       (681)        (750)          (5,493)
  Deferred FCC license costs................................       (209)        (217)          (8,316)
  Purchases of investments..................................         --           --         (126,923)
  Maturity of investments...................................         --           --          126,923
                                                              ---------    ---------      -----------
Net cash used in investing activities.......................   (152,974)    (136,265)      (1,454,023)
                                                              ---------    ---------      -----------
Financing activities:
  Net proceeds from issuance of $500,000 11 3/8% Senior
    Notes...................................................         --      472,090          472,090
  Proceeds from warrants issued in connection with $500,000
    11 3/8% Senior Notes....................................         --       12,210           12,210
  Net proceeds from issuance of $325,000 11 1/4% Senior
    Notes...................................................         --           --          301,850
  Net proceeds from issuance of $325,000 10 3/4% Senior
    Notes...................................................         --           --          320,197
  Deferred financing costs..................................         --           --           (2,125)
  Proceeds of capital subscriptions receivable..............         --           --          282,441
  Payment of accrued capital raising costs..................         --           --           (2,400)
  Sale of partnership interests to GTL......................        347      110,911          327,027
  Sale of redeemable preferred partnership interests to
    GTL.....................................................         --           --          299,500
  Distributions on redeemable preferred partnership
    interests...............................................     (5,037)      (5,037)         (40,020)
  Prepaid interest on redeemable preferred partnership
    interests...............................................         --           --               47
  Borrowings under long-term revolving credit facility......         --       65,000          171,000
  Repayment of borrowings under long-term revolving credit
    facility................................................         --     (161,000)        (171,000)
                                                              ---------    ---------      -----------
Net cash provided by (used in) financing activities.........     (4,690)     494,174        1,970,817
                                                              ---------    ---------      -----------
Net increase (decrease) in cash and cash equivalents........   (172,223)     338,031          291,931
Cash and cash equivalents, beginning of period..............    464,154       21,180               --
                                                              ---------    ---------      -----------
Cash and cash equivalents, end of period....................  $ 291,931    $ 359,211      $   291,931
                                                              =========    =========      ===========
Noncash transactions:
  Payable to affiliates.....................................                              $     9,308
                                                                                          ===========
  Accrual of capital raising costs..........................                              $     2,400
                                                                                          ===========
  Deferred FCC license costs................................                              $     2,235
                                                                                          ===========
  Warrants issued in exchange for debt guarantee............                              $    22,601
                                                                                          ===========
  Increase in redemption value of preferred partnership
    interests...............................................  $     263    $     263      $     3,852
                                                              =========    =========      ===========
Supplemental Information:
  Interest paid during the period...........................  $  28,613    $   1,704      $    77,655
                                                              =========    =========      ===========

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. The accompanying unaudited condensed consolidated financial statements have been prepared by Globalstar, L.P. ("Globalstar") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of Globalstar, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. Globalstar believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the latest Annual Report on Form 10-K for Globalstar Telecommunications Limited ("GTL") and Globalstar.

2.  ORGANIZATION AND BUSINESS

     Globalstar, founded by Loral Space & Communications Ltd. ("Loral") and QUALCOMM Incorporated ("Qualcomm"), is building and will operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system (the "Globalstar System").

     Globalstar, a Delaware limited partnership with a December 31 fiscal year end, was formed in November 1993. It had no activities until March 23, 1994, when it received capital subscriptions for $275 million and commenced operations. The accompanying condensed consolidated financial statements reflect the operations of Globalstar from that date.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage Company

     Globalstar is devoting substantially all of its present efforts to the design, licensing, construction, testing and financing of the Globalstar System, and establishing its business. Its planned principal operations have not commenced. Accordingly, Globalstar is a development stage company as defined in SFAS No. 7 "Accounting and Reporting by Development Stage Enterprises."

     Globalstar may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations.

  Earnings Per Ordinary Partnership Interest

     In 1997, Financial Accounting Standards Board Statement No. 128, "Earnings per Share" ("SFAS 128") replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The adoption of SFAS 128 had no effect on reported net loss per ordinary partnership interest. Due to Globalstar's net losses for the quarters ended March 31, 1998 and 1997, respectively, diluted weighted average ordinary partnership interests outstanding excludes the assumed conversion of Redeemable Preferred Partnership Interests ("RPPIs") and the assumed issuance of ordinary partnership interests upon exercise of GTL's outstanding options and warrants as their effect would have been anti-dilutive. Accordingly, basic and diluted weighted average ordinary partnership interests outstanding is based on net loss applicable to ordinary partnership interests and the weighted average ordinary partnership interests outstanding during the quarters ended March 31, 1998 and 1997.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Comprehensive Income

     Effective January 1, 1998, Globalstar adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). During the periods presented, Globalstar had no changes in ordinary partners capital from transactions or other events and circumstances from non-owner sources. Accordingly, a statement of comprehensive loss has not been provided as comprehensive loss equals net loss for all periods presented.

  Reclassifications

     Certain reclassifications have been made to conform prior amounts to the current period presentation.

4.  GLOBALSTAR SYSTEM UNDER CONSTRUCTION

  Total System Cost

     In April 1998, Globalstar's budgeted expenditures for the design, construction and deployment of the Globalstar System to commence commercial service, including working capital, cash interest on borrowings and operating expenses increased to approximately $2.8 billion, reflecting revised cost estimates from Qualcomm and other increased Globalstar expenditures. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software for the improvement of system functionality and the addition of new features beyond those planned for the commencement of commercial service.

     In addition, Globalstar has agreed to purchase from SS/L eight additional spare satellites at a cost estimated at $175 million. Further, in order to accelerate the deployment of gateways around the world Globalstar has agreed to finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. In December 1997, Globalstar ordered 40,000 fixed access terminals from Ericsson for $84 million. Globalstar has also agreed to finance approximately $67 million of the cost of handsets. Globalstar expects to recoup the amounts so financed following the acceptance by the service providers of the gateways, fixed access terminals and handsets.

     As of April 27, 1998, Globalstar had raised or received commitments for approximately $2.6 billion, including the vendor financing agreements. Globalstar intends to raise the remaining funds required for the Globalstar System from a combination of sources, including debt issuance (which may include an equity component), financial support from the Globalstar partners, projected service provider payments, projected net service revenues from initial operations, and anticipated payments from the sale of gateways and Globalstar phones. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all.

5.  VENDOR FINANCING LIABILITY

     On March 4, 1998, Qualcomm entered into a deferred payment agreement with Globalstar providing $100 million of vendor financing. The deferred payments will accrue interest at a rate of 5.75% per annum, and will be capitalized to principal quarterly. Globalstar will make eight equal principal payments on a quarterly basis commencing on January 1, 2000 with final payment due October 1, 2001 accompanied by all then unpaid accrued interest.

6.  SUBSEQUENT EVENTS

  Capital Contribution from ChinaSat

     On April 21, 1998, China Telecom (Hong Kong) Group Ltd. ("China Telecom"), through a subsidiary, exercised, an option to acquire 937,500 Globalstar ordinary partnership interests for an aggregate purchase price of $18,750,000. In addition, China Telecom has an option to acquire an additional 937,500 Globalstar ordinary partnership interests for an aggregate purchase price of $18,750,000. Globalstar had previously

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

granted these options to China Telecom in connection with service provider arrangements in China under which China Telecommunications Broadcast Satellite Corporation ("ChinaSat") will act as the sole distributor of Globalstar service in China.

  Redemption and Conversion of CPEOs and RPPIs

     On March 31, 1998 (the "Call Date"), GTL called for the redemption on April 30, 1998 of all its outstanding Convertible Preferred Equivalent Obligations ("CPEOs"), $310 million aggregate principal amount. As of April 30, 1998, all the holders of the CPEOs had converted their holdings into 20,123,230 shares of GTL common stock (as adjusted for two-for-one stock split). As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock (as adjusted for two-for-one stock split) in satisfaction of a required interest make-whole payment totaling approximately $16.6 million. A corresponding dividend make-whole payment was also made by Globalstar for which additional ordinary partnership interests were issued. Prior to the conversion, interest on the CPEOs and, correspondingly, dividends on the RPPIs, were payable quarterly at the rate of 6 1/2% per annum. The conversion of the CPEOs and the related RPPIs will result in annual cash savings of approximately $20.1 million.

  Purchase of Globalstar Partnership Interests

     On April 24, 1998, Loral announced a series of transactions which, if completed, will have the effect of (1) increasing Loral's fully diluted ownership in Globalstar to approximately 42%, (2) establishing a Globalstar service provider fund of $210 million for reinvestment in the Globalstar project through the purchase of Globalstar gateways and user terminals and (3) the acquisition by entities advised by or affiliated with Soros Fund Management L.L.C. ("Soros") of 8.4 million shares of GTL common stock (as adjusted for two-for-one stock split) currently held by Loral. The GTL shares proposed to be acquired by Soros represent an indirect ownership in Globalstar of approximately 4%.

     Loral has agreed to purchase 4.2 million partnership interests in Globalstar from its original service provider partners. Partners participating in this transaction will reinvest one-half of their proceeds, or $210 million in the aggregate, into the Globalstar project by establishing an escrow account to be used solely for the purchase of Globalstar gateways and handsets. Concurrently, Soros will purchase from Loral 8.4 million shares of GTL common stock (as adjusted for two-for-one stock split) that Loral currently owns.

     In connection with the proposed series of transactions, GTL has agreed to provide a shelf-registration for the shares sold to Soros within one year after the purchase.

     The consummation of these transactions is contingent upon the completion of an equity financing by Loral and the satisfaction of all requirements under the Globalstar partnership agreements and applicable laws and regulations.

  GTL Two-For-One Stock Split

     On June 8, 1998, GTL issued a two-for-one stock split. Prior to the two-for-one stock split, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate two-for-one basis. Globalstar's partnership interests were not affected by the GTL stock split and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL share and per share amounts have been restated to reflect the stock split.

     In May 1998, Globalstar Capital and Globalstar co-issued $300 million principal amount of 11 1/2% Senior Notes due 2005 under terms generally consistent with the 11 3/8% Senior Notes, 11 1/4% Senior Notes and 10 3/4% Senior Notes.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of Globalstar Capital Corporation:

     We have audited the accompanying balance sheets of Globalstar Capital Corporation (a wholly-owned subsidiary of Globalstar, L.P.) as of December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

     In our opinion, such balance sheets present fairly, in all material respects, the financial position of Globalstar Capital Corporation as of December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
March 6, 1998

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS

                                                                                DECEMBER 31,
                                                              MARCH 31,    ----------------------
                                                                1998        1997         1996
                                                              ---------    ------    ------------
                                                              (Unaudited)
                                     ASSETS
Receivable from Parent......................................   $1,000      $1,000       $1,000
                                                               ======      ======       ======

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Commitments and contingencies (Note 2)
Stockholder's equity:
  Common stock, par value $.10; 1,000 shares authorized, 100
     shares issued and outstanding..........................   $   10      $   10       $   10
  Paid-in capital...........................................      990         990          990
                                                               ------      ------       ------
                                                               $1,000      $1,000       $1,000
                                                               ======      ======       ======

                          See notes to balance sheets.

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                            NOTES TO BALANCE SHEETS

1.  UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited interim consolidated financial information as of March 31, 1998 has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position for the interim period presented. Results of this interim period are not necessarily indicative of the results to be expected for the full year.

2.  ORGANIZATION

     Globalstar Capital Corporation ("Globalstar Capital"), a wholly-owned subsidiary of Globalstar, L.P. ("Globalstar") was formed on July 24, 1995 for the primary purpose of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar.

3.  COMMITMENTS AND CONTINGENCIES

     Globalstar Capital is a co-obligor on the following Globalstar borrowings:

     11 3/8% $500 MILLION SENIOR NOTES DUE 2004

     On February 13, 1997, Globalstar sold $500 million principal amount of 11 3/8% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's Redeemable Preferred Partnership Interests ("RPPIs"), may not be redeemed prior to February 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     11 1/4% $325 MILLION SENIOR NOTES DUE 2004

     On June 13, 1997, Globalstar sold $325 million principal amount of 11 1/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's RPPIs, may not be redeemed prior to June 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     10 3/4% $325 MILLION SENIOR NOTES DUE 2004

     On October 29, 1997, Globalstar sold $325 million principal amount of
10 3/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's RPPIs, may not be redeemed prior to November 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

     The indentures for the 11 3/8% Senior Notes, the 11 1/4% Senior Notes and the 10 3/4% Senior Notes contain certain covenants that, among other things, limit the ability of Globalstar to incur additional debt, issue preferred stock, or pay dividends and certain distributions. In certain limited circumstances involving a change of control of Globalstar, as defined, each note is redeemable at the option of the holder for 101% of the principal amount plus accrued interest.

     Globalstar Capital is a guarantor of a $250 million credit agreement between Globalstar and a group of banks. At March 31, 1998 and December 31, 1997, there were no borrowings outstanding under this agreement. At December 31, 1996 approximately $96 million was outstanding under this agreement.

4.  SUBSEQUENT EVENTS (Unaudited)

     In May 1998, Globalstar Capital and Globalstar co-issued $300 million principal amount of 11 1/2% Senior Notes due 2005 under terms generally consistent with the 11 3/8% Senior Notes, 11 1/4% Senior Notes and 10 3/4% Senior Notes.

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)

  Redemption and Conversion of CPEOs

     On March 31, 1998 (the "Call Date"), GTL called for the redemption on April 30, 1998 of all its outstanding CPEOs, $310 million aggregate principal amount. As of April 30, 1998, all the holders of the CPEOs had converted their holdings into 20,123,230 shares of GTL common stock (as adjusted for two-for-one stock split). As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock (as adjusted for two-for-one stock split) in satisfaction of a required interest make-whole payment totaling approximately $16.6 million. A corresponding dividend make-whole payment was also made by Globalstar for which additional ordinary partnership interests were issued. Prior to the conversion, interest on the CPEOs and, correspondingly, dividends on the RPPIs, were payable quarterly at the rate of 6 1/2% per annum. The conversion of the CPEOs and the related RPPIs will result in annual cash savings of approximately $20.1 million.

  GTL Two-For-One Stock Split

     On June 8, 1998, GTL issued a two-for-one stock split. Prior to the two-for-one stock split, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate two-for-one basis. Globalstar's partnership interests were not affected by the GTL stock split and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL share and per share amounts have been restated to reflect the stock split.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Globalstar Telecommunications Limited:

     We have audited the accompanying balance sheets of Globalstar Telecommunications Limited (a Bermuda company and a General Partner of Globalstar, L.P.) as of December 31, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Globalstar Telecommunications Limited as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
San Jose, California
March 6, 1998
(June 8, 1998, as to the first paragraph of Note 5)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1997          1996
                                                              --------    ------------
ASSETS

Investment in Globalstar, L.P.:
  Redeemable preferred partnership interests................  $303,089      $302,037
  Ordinary partnership interests............................   297,417       158,038
  Ordinary partnership warrants.............................    12,210        22,601
                                                              --------      --------
     Total assets...........................................  $612,716      $482,676
                                                              ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Interest payable..........................................  $  1,679      $  1,679
Convertible preferred equivalent obligations ($310,000
  principal amount).........................................   301,410       300,358
Commitments and contingencies (Note 3)
Shareholders' equity:
  Common stock, $1.00 par value, 200,000,000 shares
     authorized (30,638,152 and 10,000,000 issued and
     outstanding at December 31, 1997 and 1996,
     respectively)..........................................    30,638        10,000
  Paid-in capital...........................................   318,643       175,750
  Warrants..................................................    12,210        22,601
  Accumulated deficit.......................................   (51,864)      (27,712)
                                                              --------      --------
Total shareholders' equity..................................   309,627       180,639
                                                              --------      --------
     Total liabilities and shareholders' equity.............  $612,716      $482,676
                                                              ========      ========

                       See notes to financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1996       1995
                                                               ----      ----       ----
Equity in net loss applicable to ordinary partnership
  interests of
  Globalstar, L.P...........................................  $24,152   $15,080   $ 12,632
Dividend income on Globalstar, L.P. redeemable preferred
  partnership interests.....................................  (21,202)  (17,370)
Interest expense on convertible preferred equivalent
  obligations...............................................   21,202    17,370
                                                              -------   -------   --------
Net loss....................................................  $24,152.. $15,080   $ 12,632
                                                              =======   =======   ========
Net loss per share -- basic and diluted.....................  $  0.43   $  0.38   $   0.32
                                                              =======   =======   ========
Weighted average shares outstanding -- basic and diluted....   55,924    40,000     40,000
                                                              =======   =======   ========

                       See notes to financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)

                                    COMMON STOCK
                                  -----------------   PAID-IN               ACCUMULATED
                                  SHARES    AMOUNT    CAPITAL    WARRANTS     DEFICIT      TOTAL
                                  ------    ------    -------    --------   -----------    -----
Balance, December 31, 1994......      12   $     12   $    112                            $    124
Sale of common stock, net of
  offering costs of $14,250.....  10,000     10,000    175,750                             185,750
Repurchase of common stock from
  Globalstar, L.P...............     (12)       (12)      (112)                               (124)
Net loss........................                                             $(12,632)     (12,632)
                                  ------   --------   --------   -------     --------     --------
Balance, December 31, 1995......  10,000     10,000    175,750                (12,632)     173,118
Warrants issued in connection
  with the Globalstar credit
  agreement.....................                                 $22,601                    22,601
Net loss........................                                              (15,080)     (15,080)
                                  ------   --------   --------   -------     --------     --------
Balance, December 31, 1996......  10,000     10,000    175,750    22,601      (27,712)     180,639
Exercise of warrants in March
  1997..........................   4,185      4,185    129,327   (22,601)                  110,911
Exercise of rights in May
  1997..........................   1,131      1,131     28,845                              29,976
Stock split.....................  15,317     15,317    (15,317)
Exercise of stock options.......       5          5         38                                  43
Warrants issued in connection
  with Globalstar, L.P.'s
  11 3/8% Senior Notes..........                                  12,210                    12,210
Net loss........................                                              (24,152)     (24,152)
                                  ------   --------   --------   -------     --------     --------
Balance, December 31, 1997......  30,638   $ 30,638   $318,643   $12,210     $(51,864)    $309,627
                                  ======   ========   ========   =======     ========     ========

                       See notes to financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    ---------
Operating activities:
  Net loss..................................................  $ (24,152)   $ (15,080)   $ (12,632)
  Equity in net loss applicable to ordinary partnership
    interests of Globalstar, L.P............................     24,152       15,080       12,632
  Increase in redemption value of redeemable preferred
    partnership interests...................................     (1,052)        (858)
  Dividends accrued on redeemable preferred partnership
    interests in excess of cash received....................                  (1,679)
  Amortization of convertible preferred equivalent
    obligations issue costs.................................      1,052          858
  Change in operating liability -- Interest payable.........                   1,679
                                                              ---------    ---------    ---------
Net cash provided by (used in) operating activities.........         --           --           --
                                                              ---------    ---------    ---------
Investing activities:
  Purchase of ordinary partnership interests in Globalstar,
    L.P.....................................................   (140,930)                 (185,750)
  Purchase of redeemable preferred partnership interests in
    Globalstar, L.P.........................................                (299,500)
  Purchase of warrants in Globalstar, L.P...................    (12,210)          --
                                                              ---------    ---------    ---------
Net cash used in investing activities.......................   (153,140)    (299,500)    (185,750)
                                                              ---------    ---------    ---------
Financing activities:
  Net proceeds from sale of common stock....................         43                   185,750
  Payment of debt offering costs............................                 (10,500)
  Sale of convertible preferred equivalent obligations......                 310,000
  Repurchase of common stock from Globalstar, L.P...........                                 (124)
  Repayment of advances from Globalstar, L.P................                                  (66)
  Offering proceeds used to repay initial public offering
    costs deferred in prior period..........................                                  190
  Proceeds from issuance of warrants in connection with sale
    of Globalstar, L.P.'s 11 3/8% Senior Notes..............     12,210
  Proceeds from exercise of guarantee warrants..............    110,911
  Proceeds from exercise of rights..........................     29,976
                                                              ---------    ---------    ---------
Net cash provided by financing activities...................    153,140      299,500      185,750
                                                              ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents........         --           --           --
Cash and cash equivalents, beginning of period..............         --           --           --
                                                              ---------    ---------    ---------
Cash and cash equivalents, end of period....................  $      --    $      --    $      --
                                                              =========    =========    =========
Noncash transaction:
  Warrants issued in connection with the Globalstar credit
    agreement...............................................               $  22,601
                                                                           =========
Supplemental information:
  Interest paid during the year.............................  $  20,150    $  14,833
                                                              =========    =========

                       See notes to financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     On November 23, 1994, Globalstar Telecommunications Limited ("GTL") was incorporated as an exempted company under the Companies Act 1981 of Bermuda. GTL's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     GTL's sole business is acting as a general partner of Globalstar, L.P. ("Globalstar"), a development stage limited partnership, which is designing, constructing and will operate a worldwide, low-earth orbit satellite-based digital telecommunications system (the "Globalstar System"). The Globalstar System's world-wide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless communications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified.

     Loral Space & Communications Ltd. ("Loral"), through a subsidiary and intermediate limited partnerships, is the managing general partner of Globalstar. At December 31, 1997, Loral had a direct and indirect ownership of 20,962,211 (40.1%) ordinary partnership interests of Globalstar, including 10,879,356 shares of GTL's outstanding common stock (as adjusted for two-for-one stock splits, see Note 5).

     On April 23, 1996, a merger between Loral Corporation ("Old Loral") and Lockheed Martin Corporation ("Lockheed Martin") was completed. In conjunction with the merger, Old Loral's direct and indirect interests in GTL and Globalstar were transferred to Loral.

     At December 31, 1997, GTL owns 15,319,076 (29.3%) of Globalstar's outstanding ordinary partnership interests and 100% of Globalstar's Redeemable Preferred Partnership Interests. As GTL's investment in Globalstar is GTL's only asset, GTL is dependent upon Globalstar's success and achievement of profitable operations for the recovery of its investment. Globalstar is a development stage limited partnership which may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations and affect the recoverability of GTL's investment. All expenses necessary to maintain GTL's operations are borne by Globalstar.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment in Globalstar, L.P.

     GTL accounts for its investment in Globalstar's ordinary partnership interests on the equity basis, recognizing its allocated share of net loss for each period since its initial investment on February 22, 1995. This investment includes the fair value of warrants received or acquired from Globalstar in 1996 and 1997 (see Notes 4 and 5). The excess carrying value of this investment over GTL's interest in Globalstar's ordinary partners' capital is attributable to the Globalstar System Under Construction. Amortization of this excess will begin upon Globalstar's commencement of commercial service. Dividend income on GTL's investment in Globalstar's Redeemable Preferred Partnership Interests includes accretion of the carrying amount of the investment to redemption value.

  Convertible Preferred Equivalent Obligations (CPEOs)

     Costs incurred in connection with the issuance of the CPEOs have been netted against the proceeds of the offering. Interest expense includes accretion of the carrying value of the CPEOs to redemption value.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Stock Based Compensation

     As permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123") GTL accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

  Income Taxes

     GTL was incorporated in Bermuda. Bermuda does not have an income, profits or capital gains tax. As a partner in Globalstar, however, GTL will be subject to U.S. tax on its share of Globalstar's U.S. source income and may be subject to tax in some foreign jurisdictions on portions of its share of the partnership's foreign source income. Commencing with its investment in Globalstar, GTL has been allocated its proportionate share of partnership tax losses. The ultimate realizability of these tax loss carryforwards is dependent upon the ability of Globalstar to generate U.S. source income, subject to certain other restrictions imposed by the U.S. Internal Revenue Code. Accordingly, no provision for Bermuda or U.S. income tax expense or benefit is included in GTL's Statements of Operations.

  Earnings Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The adoption of SFAS 128 had no effect on reported net loss per share. Due to GTL's net losses for the years ended December 31, 1997, 1996 and 1995, diluted weighted average shares outstanding excludes assumed conversion of GTL's Convertible Preferred Equivalent Obligations and the assumed exercise of outstanding options and warrants as their effect would have been anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding is based on the weighted average common shares outstanding for the years ended December 31, 1997, 1996 and 1995.

  Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), and in February 1998, issued Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. SFAS 132 expands and standardizes the disclosure requirements for pensions and other postretirement benefits. GTL is required to adopt SFAS 130, SFAS 131 and SFAS 132 in 1998 and the financial statements of GTL will reflect the appropriate disclosures.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SALE OF CONVERTIBLE PREFERRED EQUIVALENT OBLIGATIONS AND PURCHASE OF REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

     During 1996, GTL issued 6.2 million shares of its 6 1/2% Convertible Preferred Equivalent Obligations due 2006, par value $50 per share (the "CPEOs"), for net proceeds of $299.5 million. As of December 31, 1997, 6.2 million shares of the CPEOs were outstanding, of which Loral holds 2.05 million shares. The fair value of the CPEOs, based on quoted market prices, was approximately $522.4 million and $329 million on December 31, 1997 and 1996, respectively.

     The CPEOs are subordinated to existing and future debt obligations of GTL, are convertible into 20,123,336 shares of GTL common stock at a conversion price of $15.41 per share (as adjusted for two-for-one stock splits, see Note 5), subject to adjustment for certain antidilution events, bear interest at 6 1/2% per annum, payable quarterly, are currently redeemable (at a premium which declines over time) by GTL, and, if still outstanding, must be redeemed by GTL on March 1, 2006. Interest and redemption payments may be made in cash or shares of common stock. In certain limited circumstances involving a change of control of GTL, as defined, holders may elect to convert their CPEOs into GTL common stock based on the then average market price, subject to GTL's option to redeem the CPEOs. The CPEOs are shown in the accompanying financial statements net of discounts and other offering costs and are being increased to their redemption value over the term of the CPEOs.

     The net proceeds of $299.5 million were used by GTL to purchase 4,769,230 Redeemable Preferred Partnership Interests ("RPPIs") in Globalstar. The RPPIs will convert to ordinary partnership interests on a one-for-one basis upon any conversion of the CPEOs into GTL common stock, will pay a quarterly preferred distribution to GTL of 6 1/2% per annum, will be allocated losses of the partnership only after all adjusted capital accounts of the ordinary partnership interests have been reduced to zero, and are redeemable on terms comparable to the CPEOs. Globalstar may elect to make the quarterly preferred distribution or redemption payments to GTL in cash or general partnership interests. If such distribution is made in cash, GTL must make its interest payment on the CPEOs in cash. Globalstar may elect to defer payment of the preferred distribution; in such case, GTL may also elect to defer interest payment on the CPEOs. However, holders of the CPEOs are entitled to certain representation rights on the General Partners' Committee of Globalstar in the event six consecutive interest payments are deferred. At December 31, 1997, the RPPIs were subordinated to Globalstar's existing indebtedness of approximately $1.2 billion principal amount.

4. SENIOR NOTES AND WARRANTS

     On February 13, 1997, GTL and Globalstar sold units consisting of $500 million aggregate principal amount of Globalstar's 11 3/8% Senior Notes due 2004 and warrants to purchase 4,129,000 shares of GTL common stock (as adjusted for two-for-one stock splits, see Note 5) in a private offering. GTL was allocated $12,210,000 of the offering proceeds for these warrants which were used to purchase warrants for Globalstar's ordinary partnership interests.

     The warrants are exercisable on or after February 19, 1998 at a price of $17.394 per share (as adjusted for two-for-one stock splits, see Note 5) and expire on February 15, 2004. The warrants represent approximately 1.8% of Globalstar's total partnership interests on a fully diluted basis. Any proceeds from the exercise of the warrants will be used to purchase Globalstar ordinary partnership interests.

5. SHAREHOLDERS' EQUITY

     On May 28, 1997, GTL issued a two-for-one stock split to shareholders of record on May 12, 1997 in the form of a 100% stock dividend. On June 8, 1998, GTL issued another two-for-one stock split to shareholders of record on May 29, 1998 in the form of a 100% stock dividend. Accordingly, all GTL share and per share

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
amounts, excluding the balance sheet and statements of shareholders' equity, have been restated to reflect the stock splits. Prior to the two-for-one stock splits GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate one-for-one basis. Globalstar's partnership interests were not affected by the GTL stock splits and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis.

     On February 14, 1995, GTL completed an initial public offering of 40 million shares of common stock (as adjusted for two-for-one stock splits), resulting in net proceeds of $185,750,000. Effective February 22, 1995, GTL purchased 10 million ordinary partnership interests from Globalstar with the net proceeds of the initial public offering. Also on February 22, 1995, GTL repurchased at original cost, the 48,000 shares of common stock (as adjusted for two-for-one stock splits) representing the initial capitalization it had sold to Globalstar in 1994.

     Partners in Globalstar have the right to convert their partnership interests into shares of GTL on a one-for-four basis (as adjusted for two-for-one stock splits) following the Full Constellation Date, as defined, of the Globalstar System and after at least two consecutive quarters of positive net income, subject to certain annual limitations. GTL has reserved 148 million shares (as adjusted for two-for-one stock splits) for this purpose.

  Guarantee Warrants

     On December 15, 1995, Globalstar entered into a $250 million credit agreement (the "Globalstar Credit Agreement") with a group of banks. Lockheed Martin and certain Globalstar partners guaranteed $206.3 million and $43.7 million of the Globalstar Credit Agreement, respectively. In addition, Loral agreed to indemnify Lockheed Martin for any liability in excess of $150 million. In exchange for the guarantee and indemnity, GTL issued warrants to purchase 16,741,272 shares of GTL common stock at $6.625 per share as follows (as adjusted for two-for-one stock splits): Loral and SS/L 4,550,088 warrants, Lockheed Martin 10,044,760 warrants and certain Globalstar partners 2,146,424 warrants. As part of this transaction, Globalstar issued GTL warrants to purchase an additional 1,131,168 ordinary partnership interests of Globalstar. In February 1997, GTL accelerated the vesting and exercisability of these warrants and the holders exercised such warrants. In addition, GTL distributed to the holders of its common stock rights to subscribe for and purchase 4,524,672 GTL shares for a price of $6.625 per share (as adjusted for two-for-one stock splits) of which Loral received rights to purchase 636,688 shares and Loral agreed to purchase all shares not purchased upon exercise of the rights. In March 1997, the warrants to purchase 16,741,272 shares of GTL common stock (as adjusted for two-for-one stock splits) were exercised for proceeds of approximately $110.9 million. In May 1997, GTL shareholders exercised the rights to purchase 4,524,672 shares of GTL common stock (including 700,696 shares purchased by Loral) for $6.63 per share (as adjusted for two-for-one stock splits) for proceeds of $30.0 million. GTL used the total proceeds of $140.9 million to purchase 5,316,486 Globalstar ordinary partnership interests for $26.50 per interest.

  Stock Option Arrangements

     Officers, directors and employees of Globalstar are eligible to participate in GTL's 1994 Stock Option Plan (the "Plan"), which provides for nonqualified and incentive stock options. The plan is administered by a stock option committee (the "Committee"), appointed by the GTL Board of Directors. The Committee determines the option price, the option's exercise date and the expiration date of each option (provided no option shall be exercisable after the expiration of ten years from the date of grant). Proceeds received by GTL

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
for options exercised will in turn be used to purchase Globalstar ordinary partnership interests under a four-for-one exchange arrangement (as adjusted for two-for-one stock splits).

     As described in Note 2, GTL accounts for its stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense based on the fair value method has been recognized in GTL's financial statements for stock-based compensation.

     SFAS No. 123 requires the disclosure of pro forma net income and earnings per share as though GTL had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from GTL's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. GTL's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months following vesting; stock volatility, 30%; risk free interest rates, 5.76% to 6.58% based on date of grant in 1997, 6.25% in 1996 and 6% in 1995; and no dividends during the expected term. GTL's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1997, 1996 and 1995 awards had been amortized to Globalstar's expense over the vesting period of the awards, GTL's pro forma net loss would have increased by $685,000 ($0.01 per share, as adjusted for two-for-one stock splits) to $24,837,000 ($0.44 per share, as adjusted for two-for-one stock splits) in 1997, $223,000 ($0.01 per share, as adjusted for two-for-one stock splits) to $15,303,000 ($0.38 per share, as adjusted for two-for-one stock splits) in 1996 and $33,000 to $12,665,000 ($0.32 per share, as adjusted for two-for-one stock splits) in 1995.

     A summary of the status of the GTL stock option plan for the years ended December 31, 1997, 1996 and 1995 is presented below (as adjusted for two-for-one stock splits):

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                           EXERCISE
                                                               SHARES        PRICE
                                                              ---------    ---------
Granted in 1995 (weighted average fair value of $1.333 per
  share)....................................................    441,600    $ 4.1563
                                                              ---------    --------
Outstanding at December 31, 1995............................    441,600      4.1563
Granted (weighted average fair value of $4.51 per share)....    488,000     13.7250
Forfeited...................................................     (4,800)     4.1563
                                                              ---------    --------
Outstanding at December 31, 1996............................    924,800      9.2060
Granted (weighted average fair value of $7.10 per share)....    527,800     21.9650
Forfeited...................................................    (58,800)    11.1610
Exercised...................................................    (10,360)     4.1563
                                                              ---------    --------
Outstanding at December 31, 1997............................  1,383,440    $14.0285
                                                              =========    ========
Options exercisable at December 31, 1997....................     95,240    $ 4.1563
                                                              =========    ========
At December 31, 1996 and 1995 no options were exercisable.

     The options generally expire ten years from the date of grant and become exercisable over the period stated in each option, generally ratably over a five-year period. All options granted during the year were non-qualified stock options with an exercise price equal to fair market value at the date of grant. As of

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
December 31, 1997, 1,106,200 shares of common stock (as adjusted for two-for-one stock splits) were available for future grant under the Plan.

     The following table summarizes information about GTL's outstanding stock options at December 31, 1997 (as adjusted for two-for-one stock splits) :

                                            OUTSTANDING                     EXERCISABLE
                               -------------------------------------   ----------------------
                                              WEIGHTED
                                               AVERAGE     WEIGHTED                  WEIGHTED
                                              REMAINING     AVERAGE                  AVERAGE
                                             CONTRACTUAL   EXERCISE                  EXERCISE
    EXERCISE PRICE RANGE         NUMBER      LIFE-YEARS      PRICE       NUMBER       PRICE
    --------------------       -----------   -----------   ---------   -----------   --------
  $4.1563....................     403,640       7.70       $  4.1563     95,240      $4.1563
  $12.5938 to $16.375........     578,800       8.69         13.5720
  $24.625....................     401,000       9.75         24.6250
                                ---------                  --------      ------      -------
                                1,383,440                  $ 14.0285     95,240      $4.1563
                                =========                  ========      ======      =======

  Stock Option Transactions

     The Company and Globalstar have agreed that upon the exercise of options under the GTL 1994 Stock Option Plan by optionees who are employees of Globalstar or any of its controlling entities, Globalstar will issue to the Company one Globalstar ordinary partnership interest for every four shares of common stock (as adjusted for two-for-one stock splits) issued to the optionee. During 1997, the Company issued 10,360 shares of common stock to optionees at a price of $4.1563 per share (as adjusted for two-for-one stock splits). The Company purchased 2,590 Globalstar ordinary partnership interests with the proceeds from the issuance of the common stock.

6. QUARTERLY FINANCIAL INFORMATION (Unaudited)

                                                                QUARTER ENDED
                                                 -------------------------------------------
                                                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                 ---------   --------   ---------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997:
Equity in net loss applicable to ordinary
  partnership interests of Globalstar, L.P.....   $4,380      $6,323     $7,278      $6,171
Net loss.......................................    4,380       6,323      7,278       6,171
Net loss per share -- basic and diluted*.......     0.11        0.11       0.12        0.10
1996:
Equity in net loss applicable to ordinary
  partnership interests of Globalstar, L.P.....   $3,282      $3,942     $3,345      $4,511
Net loss.......................................    3,282       3,942      3,345       4,511
Net loss per share -- basic and diluted*.......     0.08        0.10       0.09        0.12

---------------
* As adjusted for two-for-one stock splits, see Note 5.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            CONDENSED BALANCE SHEETS
                       (In thousands, except share data)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (Unaudited)       (Note)
                                         ASSETS
Investment in Globalstar, L.P.:
  Redeemable preferred partnership interests................   $303,352        $303,089
  Ordinary partnership interests............................    290,529         297,417
  Ordinary partnership warrants.............................     12,155          12,210
                                                               --------        --------
          Total assets......................................   $606,036        $612,716
                                                               ========        ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Interest payable..........................................   $  1,679        $  1,679
Convertible preferred equivalent obligations ($310,000
  principal amount).........................................    301,673         301,410
Commitments and contingencies (Note 4)
Shareholders' equity:
  Common stock, $1.00 par value, 200,000,000 shares
     authorized (30,651,649 shares and 30,638,152 shares
     issued and outstanding at March 31, 1998 and December
     31, 1997, respectively)................................     30,652          30,638
  Paid-in capital...........................................    319,031         318,643
  Warrants..................................................     12,155          12,210
  Accumulated deficit.......................................    (59,154)        (51,864)
                                                               --------        --------
     Total shareholders' equity.............................    302,684         309,627
                                                               --------        --------
          Total liabilities and shareholders' equity........   $606,036        $612,716
                                                               ========        ========

---------------
Note: The December 31, 1997 balance sheet has been derived from audited financial statements at that date.

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       CONDENSED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Equity in net loss applicable to ordinary partnership
  interests of Globalstar, L.P..............................  $ 7,290    $ 4,380
Dividend income on Globalstar, L.P. redeemable preferred
  partnership interests.....................................   (5,300)    (5,300)
Interest expense on convertible preferred equivalent
  obligations...............................................    5,300      5,300
                                                              -------    -------
Net loss....................................................  $ 7,290    $ 4,380
                                                              =======    =======
Net loss per share -- basic and diluted.....................  $  0.12    $  0.11
                                                              =======    =======
Weighted average shares outstanding -- basic and diluted....   61,282     41,304
                                                              =======    =======

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                                    THREE MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 31, 1998   MARCH 31, 1997
                                                              --------------   --------------
Operating activities:
  Net loss..................................................     $(7,290)        $  (4,380)
  Equity in net loss applicable to ordinary partnership
     interests of Globalstar, L.P. .........................       7,290             4,380
  Increase in redemption value of redeemable preferred
     partnership interests..................................        (263)             (263)
  Amortization of convertible preferred equivalent
     obligation costs.......................................         263               263
                                                                 -------         ---------
Net cash provided by (used in) operating activities.........          --                --
                                                                 -------         ---------
Investing activities:
  Purchase of ordinary partnership interests in Globalstar,
     L.P....................................................        (347)         (110,911)
  Purchase of warrants in Globalstar, L.P...................          --           (12,210)
                                                                 -------         ---------
Net cash used in investing activities.......................        (347)         (123,121)
                                                                 -------         ---------
Financing activities:
  Net proceeds from issuance of common stock upon exercise
     of options and warrants................................         347                --
  Proceeds from issuance of warrants in connection with sale
     of Globalstar, L.P.'s 11 3/8% Senior Notes.............          --            12,210
  Proceeds from exercise of guarantee warrants..............          --           110,911
                                                                 -------         ---------
Net cash provided by financing activities...................         347           123,121
                                                                 -------         ---------
Net increase (decrease) in cash and cash equivalents........          --                --
Cash and cash equivalents, beginning of period..............          --                --
                                                                 -------         ---------
Cash and cash equivalents, end of period....................     $    --         $      --
                                                                 =======         =========
Supplemental information:
  Interest paid during the period...........................     $ 5,037         $   5,037
                                                                 =======         =========

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. The accompanying unaudited condensed financial statements have been prepared by Globalstar Telecommunications Limited ("GTL") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of GTL, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules. GTL believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the latest Annual Report on Form 10-K for GTL and Globalstar, L.P. ("Globalstar").

2.  ORGANIZATION AND BUSINESS

     On November 23, 1994, GTL was incorporated as an exempted company under the Companies Act 1981 of Bermuda. On February 14, 1995, GTL completed an initial public offering of 40,000,000 shares of common stock (as adjusted for two-for-one stock split, see Note 4) resulting in net proceeds of $185,750,000. Effective February 22, 1995, GTL purchased 21.3% of the ordinary partnership interests of Globalstar, L.P. (a development stage limited partnership), with the net proceeds of the initial public offering. GTL's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     GTL's sole business is acting as a general partner of Globalstar, a development stage limited partnership, which is building and will operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system.

     At March 31, 1998, GTL held 29.3% of the ordinary partnership interests and 100% of the Redeemable Preferred Partnership Interests ("RPPI's") in Globalstar. GTL accounts for its investment in Globalstar on the equity method, recognizing its allocated share of net loss in the period incurred. GTL's allocated share of Globalstar's net loss applicable to ordinary partnership interests from the period February 22, 1995 through March 31, 1998 was $59,154,000.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Earnings Per Share

     In 1997, Financial Accounting Standards Board Statement No. 128, "Earnings per Share" (SFAS 128") replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The adoption of SFAS 128 had no effect on reported net loss per share. Due to GTL's net losses for the quarters ended March 31, 1998 and 1997, respectively, diluted weighted average shares outstanding excludes the assumed conversion of GTL's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (the "CPEOs") and the assumed exercise of outstanding options and warrants as their effect would have been anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding is based on the weighted average common shares outstanding during the quarters ended March 31, 1998 and 1997.

  Comprehensive Income

     Effective January 1, 1998, GTL adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). During the periods presented, GTL had no changes in equity from transactions or other events and circumstances from non-owner sources. Accordingly, a statement of comprehensive loss has not been provided as comprehensive loss equals net loss for all periods presented.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUBSEQUENT EVENTS

  Redemption and Conversion of CPEOs

     On March 31, 1998 (the "Call Date"), GTL called for the redemption on April 30, 1998 of all its outstanding CPEOs, $310 million aggregate principal amount. As of April 30, 1998, all the holders of the CPEOs had converted their holdings into 20,123,230 shares of GTL common stock (as adjusted for two-for-one stock split). As a result of such conversion, Globalstar's RPPIs were converted into ordinary partnership interests. In connection with the redemption, GTL issued 539,322 additional shares of GTL common stock (as adjusted for two-for-one stock split) in satisfaction of a required interest make-whole payment totaling approximately $16.6 million. A corresponding dividend make-whole payment was also made by Globalstar for which additional ordinary partnership interests were issued. Prior to the conversion, interest on the CPEOs and, correspondingly, dividends on the RPPIs, were payable quarterly at the rate of 6 1/2% per annum. The conversion of the CPEOs and the related RPPIs will result in annual cash savings of approximately $20.1 million.

  Purchase of Globalstar Partnership Interests

     On April 24, 1998, Loral Space and Communications ("Loral") announced a series of transactions which, if completed, will have the effect of (1) increasing Loral's fully diluted ownership in Globalstar to approximately 42%,
(2) establishing a Globalstar service provider fund of $210 million for reinvestment in the Globalstar project through the purchase of Globalstar gateways and user terminals and (3) the acquisition by entities advised by or associated with Soros Fund Management L.L.C. ("Soros") of 8.4 million shares of GTL common stock (as adjusted for two-for-one stock split) currently held by Loral. The GTL shares proposed to be acquired by Soros represent an indirect ownership in Globalstar of approximately 4%.

     In connection with the proposed series of transactions, GTL has agreed to provide a shelf-registration for the shares sold to Soros within one year after the purchase.

     The consummation of these transactions is contingent upon the completion of an equity financing by Loral and the satisfaction of all requirements under the Globalstar partnership agreements and applicable laws and regulations.

  GTL Two-For-One Stock Split

     On June 8, 1998, GTL issued a two-for-one stock split to shareholders of record on May 29, 1998 in the form of a 100% stock dividend. Accordingly, all GTL share and per share amounts, excluding the balance sheet and statements of shareholders' equity, have been restated to reflect the stock split. Prior to the two-for-one stock split, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate two-for-one basis. Globalstar's partnership interests were not affected by the GTL stock split and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. At GTL's annual meeting on April 28, 1998, the shareholders approved a proposal to increase the number of GTL authorized common shares, $1.00 par value, to 600 million shares.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Loral/Qualcomm Satellite Services, L.P.

     We have audited the accompanying balance sheets of Loral/Qualcomm Satellite Services, L.P. (a General Partner of Globalstar, L.P.) as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and subscriptions receivable and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Loral/Qualcomm Satellite Services, L.P. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
March 6, 1998
(June 8, 1998, as to the second paragraph of Note 3)

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                               ------------------
                                                                1997       1996
                                                                ----       ----
ASSETS:

Investment in Globalstar, L.P..............................    $    --    $    --
                                                               -------    -------
Total assets...............................................    $    --    $    --
                                                               =======    =======

PARTNERS' CAPITAL:

Partnership interests (18,000 interests outstanding).......    $    --    $    --
                                                               -------    -------
Total partners' capital....................................    $    --    $    --
                                                               =======    =======

                       See notes to financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               -----------------------------
                                                                1997       1996       1995
                                                                ----       ----       ----
Equity in net loss of Globalstar, L.P.......................   $    --    $    --    $26,487
                                                               -------    -------    -------
Net loss....................................................   $    --    $    --    $26,487
                                                               =======    =======    =======

                       See notes to financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

          STATEMENTS OF PARTNERS' CAPITAL AND SUBSCRIPTIONS RECEIVABLE
                                 (IN THOUSANDS)

                               PARTNERS' CAPITAL

                                                                PARTNERSHIP
                                                                 INTERESTS
                                                                -----------
Capital balances, December 31, 1994.........................     $ 26,487
Net loss....................................................      (26,487)
                                                                 --------
Capital balances, December 31, 1995.........................           --
Net loss....................................................           --
                                                                 --------
Capital balances, December 31, 1996.........................           --
Net loss....................................................           --
                                                                 --------
Capital balances, December 31, 1997.........................     $     --
                                                                 ========
                         SUBSCRIPTIONS RECEIVABLE
Subscriptions receivable, December 31, 1994.................     $ 15,000
Cash received...............................................      (15,000)
                                                                 --------
Subscriptions receivable, December 31, 1995, 1996 and
  1997......................................................     $     --
                                                                 ========

                       See notes to financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                               ----        ----        ----
Cash flows from operating activities:
     Net loss.............................................   $     --    $     --    $(26,487)
     Equity in net loss of Globalstar, L.P................         --          --      26,487
Net cash provided by (used in) operating activities.......         --          --          --
                                                             --------    --------    --------

Investing activity:
     Cash used for payment of subscription payable to
       Globalstar, L.P....................................         --          --     (15,000)
                                                             --------    --------    --------

Financing activity:
     Proceeds from capital subscriptions receivable.......         --          --      15,000
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents......         --          --          --
Cash and cash equivalents, beginning of period............         --          --          --
                                                             --------    --------    --------
Cash and cash equivalents, end of period..................   $     --    $     --    $     --
                                                             ========    ========    ========

                       See notes to financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
1.  ORGANIZATION AND BACKGROUND

     Loral/Qualcomm Satellite Services, L.P. ("LQSS") was formed in November 1993 as a Delaware limited partnership with a December 31 fiscal year end. The general partner of LQSS is Loral/Qualcomm Partnership, L.P. ("LQP"), a limited partnership whose general partner is Loral General Partner, Inc. ("LGP"), a subsidiary of Loral Corporation ("Old Loral") and whose limited partner is a subsidiary of QUALCOMM Incorporated.

     Effective April 23, 1996, a merger between Loral Corporation ("Old Loral") and Lockheed Martin Corporation ("Lockheed Martin") was completed. In conjunction with the merger, Old Loral's space and communications businesses, including its direct and indirect interests in LGP, LQP, and LQSS, Globalstar, L.P. ("Globalstar"), Globalstar Telecommunications Limited ("GTL"), Space Systems/Loral, Inc. ("SS/L"), and other affiliated businesses, as well as certain other assets, were transferred to Loral Space & Communications Ltd. ("Loral"), a Bermuda company.

     LQSS's only activity is acting as the managing general partner of Globalstar, a development stage limited partnership, which is building and preparing to launch and operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system (the "Globalstar System"). The Globalstar System's world-wide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless communications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified.

     At December 31, 1997, LQSS held a 34.4% interest in Globalstar's ordinary partnership interests. As LQSS's investment in Globalstar is LQSS's only asset, LQSS is dependent upon Globalstar's success and achievement of profitable operations for the recovery of its investment. Globalstar is a development stage limited partnership which may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations and affect the recoverability of LQSS's investment. All expenses necessary to maintain LQSS's operations are borne by Globalstar.

     While it is not anticipated that LQSS will incur any direct obligations for borrowed money or any other liabilities, it will, as a general partner of Globalstar, be jointly and severally liable for all liabilities of Globalstar other than those that are by contract made expressly non-recourse to Globalstar's general partners or otherwise guaranteed. Limited partners in LQSS do not, in general, have such joint and several liability.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment in Globalstar, L.P.

     LQSS accounts for its investment in Globalstar using the equity method of accounting. Under this method, LQSS recognizes its share of Globalstar's net income or loss. The difference between LQSS's initial investment in Globalstar and its interest in Globalstar's ordinary partnership capital, at that time, is attributable to certain intangible assets contributed to Globalstar for development of the Globalstar system; this difference will be accreted by LQSS on a ratable basis upon Globalstar's commencement of commercial services. During 1995, LQSS's investment in Globalstar was reduced to zero. Accordingly, LQSS has discontinued providing for its share of Globalstar's losses, and will recognize a liability as a result of its general partner status in Globalstar only in the event that Globalstar's losses result in an aggregate ordinary partners'

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED capital deficiency. At December 31, 1997, suspended losses representing LQSS's unrecognized equity in Globalstar's net losses aggregated approximately $59,685,000.

  Net (Loss) Income Allocation

     The partnership agreements of LQSS and Globalstar provide that net losses of each partnership are allocated among the partners with positive adjusted capital account balances in accordance with their relative percentage interests until the adjusted capital account balances of all partners are zero. Any further net loss is allocated to the general partner.

     Net income of each partnership is allocated among the partners in proportion to, and to the extent of, distributions made to the partners out of receipts for the period, as defined, then in proportion to and to the extent of negative adjusted capital account balances and then in accordance with percentage interests.

     Under the terms of the partnership agreements, adjusted partners' capital accounts are calculated in accordance with the principles of U.S. Treasury Regulations governing the allocation of taxable income and loss including adjustments to reflect the fair market value (including intangibles) of partnership assets upon certain capital transactions including a sale of partnership interests. Such adjustments are not permitted under generally accepted accounting principles and, accordingly, are not reflected in the accompanying financial statements.

  Income Taxes

     LQSS was organized as a Delaware limited partnership. As such, no income tax provision (benefit) is included in the accompanying financial statements since U.S. income taxes are the responsibility of its partners. Generally, taxable income (loss), deductions and credits of LQSS will be passed proportionately through to its partners.

3.  INVESTMENT IN GLOBALSTAR

     On March 23, 1994, LQSS entered into a subscription agreement to acquire 18,000,000 general ordinary partnership interests in Globalstar for $50,000,000. LQSS paid $38,691,000 in cash during 1994 and 1995 and received a credit of $11,309,000 against its capital subscription, as compensation for certain costs incurred by the partners of its general partner, LQP. As of December 31, 1997, Globalstar had 33,319,076 general and 19,000,000 limited ordinary partnership interests outstanding.

     On May 28, 1997, GTL issued a two-for-one stock split. On June 8, 1998, GTL issued another two-for-one stock split. Prior to the two-for-one stock splits, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on a one-for-one basis. Globalstar's partnership interests were not affected by the GTL stock splits and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL share and per share amounts have been restated to reflect the stock splits.

     On February 14, 1995, Globalstar Telecommunications Limited ("GTL") completed an initial public offering of 40,000,000 shares of common stock (as adjusted for two-for-one stock splits), resulting in net proceeds of $185,750,000, which were used to purchase 10,000,000 ordinary general partnership interests in Globalstar. LQSS and the other partners of Globalstar have the right to convert their ordinary partnership interests into shares of GTL common stock on a four-for-one basis (as adjusted for two-for-one stock splits) following the Full Coverage Date (as defined) of the Globalstar System and after two consecutive quarters of profitability, this conversion right is subject to annual limitations.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  INVESTMENT IN GLOBALSTAR -- CONTINUED
     On December 15, 1995, Globalstar entered into a $250 million credit agreement (the "Credit Agreement") with a group of banks. Lockheed Martin, Qualcomm, and certain LQSS limited partners SS/L and DASA have individually guaranteed $206.3 million, $21.9 million, $11.7 million, and $10.1 million of the Credit Agreement. In addition, Loral agreed to indemnify Lockheed Martin for any liability in excess of $150 million. In exchange for such guarantee and indemnity, GTL issued warrants to purchase 16,741,272 shares of GTL common stock at $6.63 per share (as adjusted for two for-one stock splits) as follows: Loral and SS/L 4,550,088 warrants, Lockheed Martin 10,044,760 warrants, Qualcomm 1,468,524 warrants and DASA 677,900 warrants. As part of this transaction, Globalstar issued GTL warrants to purchase an additional 1,131,168 ordinary partnership interests of Globalstar. In February 1997, GTL accelerated the vesting and exercisability of these warrants and the holders exercised such warrants. In addition, GTL distributed to the holders of its common stock rights to subscribe for and purchase 4,524,672 GTL shares for a price of $6.63 per share (as adjusted for two-for-one stock splits) of which Loral received rights to purchase 636,688 shares and Loral agreed to purchase all shares not purchased upon exercise of the rights. In March 1997, the warrants to purchase 16,741,272 shares of GTL common stock were exercised for proceeds of approximately $110.9 million. In May 1997, GTL shareholders exercised the rights to purchase 4,524,672 shares of GTL common stock (including 700,696 shares purchased by Loral) for $6.63 per share (as adjusted for two-for-one stock splits) for proceeds of $30.0 million. GTL used the total proceeds of $140.9 million to purchase 5,316,486 Globalstar ordinary partnership interests for $26.50 per interest.

     Pursuant to this and other equity and debt arrangements entered into by Globalstar, additional Globalstar ordinary partnership interests have been reserved for issuance. As LQSS is not a participant in such arrangements, such issuances would result in the dilution of LQSS's interest in Globalstar's ordinary partnership interests. At December 31, 1997, LQSS held directly 18,000,000 ordinary general partnership interests, or 34.4%, of the outstanding 52,319,076 ordinary partnership interests of Globalstar.

     Globalstar has reserved additional ordinary partnership interests for issuance for: conversion of redeemable preferred partnership interests ("RPPI's") (4,769,230 interests, subject to adjustment for certain antidilution events), warrants to purchase GTL common stock issued in connection with Globalstar's 11 3/8% Senior Notes due 2004 (1,032,250 interests), and interests reserved for issuance under employee option plan and other contingent arrangements (622,410 interests). Assuming all such reserved interests had been issued at December 31, 1997, LQSS's interest in Globalstar's ordinary partnership interests would decrease to 30.6%.

     In addition, Globalstar may elect to make the preferred distribution on the RPPI's in ordinary partnership interests versus cash which would further dilute LQSS's interest in Globalstar's ordinary partnership interests.

4.  PARTNERS' CAPITAL

     On March 23, 1994, LQSS received capital subscriptions of $50,000,000 for a 42.2% general partnership interest and 57.8% limited partnership interests representing all issued and outstanding partnership interests. Of these capital subscriptions, $38,691,000 was received in cash during 1994 and 1995 and a capital subscription credit of $11,309,000 was issued to the general and limited partners as compensation for expenditures incurred by Loral and Qualcomm from January 1, 1993 through March 22, 1994, relating to the Globalstar System. LQSS was in turn granted a credit against its capital subscription payable to Globalstar for the same amount.

     On April 15, 1997, LQSS effected a six-for-one split of partnership interests so that one LQSS partnership interest would represent an effective ownership of one Globalstar partnership interest. All LQSS interest and per interest amounts have been restated to reflect the six-for-one split.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  RELATED PARTY TRANSACTIONS

  Globalstar Managing Partner's Allocation

     Commencing after the initiation of Globalstar services, LQSS will receive a managing partner's allocation equal to 2.5% of Globalstar's revenues up to $500 million, plus 3.5% of revenues in excess of $500 million. This managing partner's allocation will be distributed to LQSS's general partner, LQP. Should Globalstar incur a net loss in any year following commencement of services, the allocation for that year will be reduced by 50% and Globalstar will be reimbursed for allocation payments, if any, made in any prior quarter of such year, sufficient to reduce the management allocation for such year to 50%. No allocations have been received to date.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
                                                              (UNAUDITED)     (NOTE)
ASSETS:
Investment in Globalstar, L.P...............................   $    --       $    --
                                                               -------       -------
Total assets................................................   $    --       $    --
                                                               =======       =======

PARTNERS' CAPITAL:
Partnership interests (18,000 interests outstanding)........   $    --       $    --
                                                               -------       -------
Total partners' capital.....................................   $    --       $    --
                                                               =======       =======

---------------

Note: The December 31, 1997 balance sheet has been derived from audited financial statements at that date.

                  See notes to condensed financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Equity in net loss of Globalstar, L.P. .....................  $    --    $    --
                                                              -------    -------
Net loss....................................................  $    --    $    --
                                                              =======    =======

                  See notes to condensed financial statements.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. The accompanying unaudited condensed financial statements have been prepared by Loral/Qualcomm Satellite Services, L.P. ("LQSS") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of LQSS, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. LQSS had no cash transactions during the three months ended March 31, 1998 and 1997. Accordingly, Statements of Cash Flows have not been presented. LQSS believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with LQSS's audited financial statements and notes thereto.

2.  ORGANIZATION AND BACKGROUND

     LQSS, a Delaware limited partnership with a December 31 fiscal year end, was formed in November 1993. On March 23, 1994, LQSS received capital subscriptions of $50 million and concurrently entered into a subscription agreement to acquire 18,000,000 general ordinary partnership interests in Globalstar, L.P. ("Globalstar") for $50 million.

     LQSS's only activity is acting as the managing general partner of Globalstar, a development stage limited partnership, which is building and preparing to launch and operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system.

     At March 31, 1998, LQSS held a 34.4% interest in Globalstar's ordinary partnership interests. LQSS accounts for its investment in Globalstar using the equity method of accounting. Under this method, LQSS recognizes its share of Globalstar's net income or loss. During 1995, LQSS's investment in Globalstar was reduced to zero. Accordingly, LQSS has discontinued providing for its share of Globalstar's losses, and will recognize a liability as a result of its general partner status in Globalstar only in the event that Globalstar's losses result in an aggregate ordinary partners' capital deficiency. At March 31, 1998, suspended losses representing LQSS's unrecognized equity in Globalstar's net losses aggregated approximately $68.2 million.

  GTL Two-For-One Stock Split

     On June 8, 1998, GTL issued a two-for-one stock split. Prior to the two-for-one stock split, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate two-for-one basis. Globalstar's partnership interests were not affected by the GTL stock split and, accordingly, GTL's equity securities and convertible securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL share and per share amounts have been restated to reflect the stock split.

                               GLOSSARY OF TERMS

ACES -- PT Asia Cellular Satellite, a GEO satellite-based telephony system proposed for Asia.

ACS -- Afro-Asian Satellite.

AMPS -- see Advanced Mobile Phone System.

AMSC -- American Mobile Satellite Corporation.

APMT -- Asia Pacific Mobile Telecom, a GEO satellite-based telephony system proposed for Asia.

ADDITIONAL WARRANTS -- warrants to purchase 1,131,168 Ordinary Partnership Interests of Globalstar, at a price of $26.50 per Ordinary Partnership Interest.

ADVANCED MOBILE PHONE SYSTEM (AMPS) -- the analog cellular modulation in general use in the United States today.

AIRTOUCH -- AirTouch Communications, Inc., a Delaware corporation. AirTouch is a leading wireless telecommunications company with 1.6 million cellular customers worldwide.

ALCATEL -- Alcatel, N.V., a Netherlands company. Alcatel is the world's largest manufacturer of telecommunications equipment, with operations in 32 countries.

ALENIA -- Alenia S.p.A., a subsidiary of Finmeccanica. Alenia is Italy's largest aerospace company and has broad experience in complete space systems, telecommunications, remote sensing, weather and scientific satellites, manned space systems, launch and re-entry systems, and fixed and mobile ground systems for spacecraft support.

ANALOG -- a method of storing, processing and transmitting information through the use of a continuous (rather than pulsed or digital) electrical signal that varies in amplitude or frequency.

BANDWIDTH -- the range of frequencies, expressed in hertz (Hz), that can pass over a given transmission channel. The bandwidth determines the rate at which information can be transmitted through the circuit. The greater the bandwidth, the more information that can be sent through the circuit in a given amount of time.

BANK GUARANTY -- the guaranty of Globalstar's obligations under the Globalstar Credit Agreement.

CDMA -- see Code Division Multiple Access.

CPEOS -- GTL's 6 1/2% Convertible Preferred Equivalent Obligations due 2006.

CELLULAR -- domestic public cellular radio telecommunications service authorized by the FCC in the 824-893 MHz band, in which each of two licensees per market employ 25 MHz of spectrum to provide service to the public.

CHINA TELECOM -- China Telecom (Hong Kong) Group Ltd., which was formerly wholly owned by the Chinese Ministry of Posts and Telecommunications and is expected to be wholly owned by China's newly formed Ministry of Information and Industry.

CODE -- the Internal Revenue Code of 1986, as amended.

CODE DIVISION MULTIPLE ACCESS (CDMA) -- a digital transmission system that superimposes audio signals or data onto a specified coded address waveform. CDMA allows a large number of wireless users simultaneously to access a single radio frequency band without interference. As each wireless telephone gains access, its gateway assigns it a unique sequence of frequency shifts that serve as a code to distinguish that particular telephone call from others on the air.

COLD FAILURE -- failure of satellite components resulting in partial or total failure of the satellite.

COMMUNICATIONS ACT -- Act of Congress passed in 1934, as amended, which established the Federal Communications Commission and regulates the communication industries, including radio, telephone and cable, in the United States.

COMMON STOCK -- the common stock, par value $1.00 per share, of GTL.

COMSAT -- Comsat Corporation, the U.S. signatory to Intelsat and Inmarsat.

CYBERSTAR -- CyberStar(TM), a proposed high-speed GEO satellite-based communications system designed to provide full-motion desktop video conferencing, high data computer networking and broadband data transmissions.

DASA -- Daimler-Benz Aerospace A.G., and its subsidiaries and affiliates. DASA is a leader in the development and production of aerospace, defense technology and propulsion systems, and the manufacture of military and commercial aircraft, satellites, space transportation and propulsion systems.

DACOM -- DACOM, or an affiliate thereof. Dacom is a leading South Korean telecommunications company which provides a broad range of services, including international telephone service connection to 169 countries with South Korea.

DIGITAL -- a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital cellular networks will utilize digital transmission.

DOWNLINK -- the receiving portion of a satellite circuit extending from the satellite to the Earth (compare to uplink).

DUAL-MODE -- handsets designed to operate on both a land-based cellular system and the Globalstar System.

DUAL USE ITEMS -- technology and commodities designated under the Export Administration Act as capable of both civilian and military applications.

EIRP -- effective isotropic radiated power, a measurement of satellite power.

EARTH STATION -- the antennas, receivers, transmitters and other equipment needed on the ground to transmit and receive satellite communications signals.

ELECTROMAGNETIC SPECTRUM -- entire range of wavelengths or frequencies of electromagnetic radiation extending from gamma rays to the longest radio wave, and including visible light. See also radio frequency.

11 1/4% INDENTURE -- the indenture governing the 11 1/4% Senior Notes due 2004 of the Issuers that were issued in June 1997.

11 1/4% SENIOR NOTES -- the $325,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2004 of the Issuers that were issued in June 1997.

11 3/8% INDENTURE -- the indenture governing the 11 3/8% Senior Notes due 2004 of the Issuers that were issued, together with the Warrants, as Units in February 1997.

11 3/8% SENIOR NOTES -- the $500,000,000 aggregate principal amount of 11 3/8% Senior Notes due 2004 of the Issuers that were issued, together with the Warrants, as Units in February 1997.

ERICSSON -- L.M. Ericsson, parent of Orbitel.

EXCHANGE ACT -- the Securities and Exchange Act of 1934, as amended.

FCC -- see Federal Communications Commission.

FEDERAL COMMUNICATIONS COMMISSION (FCC) -- regulatory agency established by the Communications Act, charged with regulating all electrical and radio communications within the United States.

FEEDER LINK -- the path by which information flows when traveling from a satellite to a gateway and from a gateway to a satellite. Globalstar feeder links are in the C-band region of the frequency spectrum.

FINMECCANICA -- Finmeccanica S.p.A., or an affiliate thereof. Finmeccanica owns Alenia. See above.

FOOTPRINT -- the geographic areas served by a radio transmission device, such as a communications satellite.

FRANCE TELECOM -- France Telecom, or an affiliate thereof. France Telecom is the world's fourth largest telecommunications operator with 30 million subscribers and operations in over 19 countries.

FREQUENCY -- an expression of how frequently a periodic (repetitious) wave form or signal regenerates itself at a given amplitude.

FULL CONSTELLATION DATE -- the date on which Globalstar commences full operations via a 48-satellite constellation.

GEO -- see geosynchronous orbit.

GHZ -- see gigahertz.

GOCC -- see Ground Operations Control Center.

GTL -- Globalstar Telecommunications Limited, a Bermuda company quoted on the Nasdaq National Market, which acts as one of two general partners of Globalstar.

GTL GUARANTEE WARRANTS -- Warrants to purchase 16,741,272 shares of Common Stock, at a price of $6.625 per share, issued by GTL to DASA, Loral, Lockheed Martin, Qualcomm and SS/L.

GATEWAY -- the earth terminal which connects the Globalstar satellite constellation to PSTN through the land-based switching equipment of telecommunications service providers.

GEOSYNCHRONOUS ORBIT (GEO) -- the orbit directly over the equator, about 22,300 nautical miles above the Earth, also known as synchronous, geostationary, stationary and Clarke orbits. When positioned in this orbit, a satellite appears to hover over the same spot on the Earth because it is moving at a rate that matches the speed of the Earth's rotation on its axis.

GIGAHERTZ (GHZ) -- a measure of frequency equal to one billion cycles per second.

GLOBAL ROAMING -- the ability of a Globalstar subscriber to travel worldwide and make and receive Globalstar telephone calls outside the service area of the subscriber's communications service wherever Globalstar service is authorized.

GLOBALSTAR(TM) -- Globalstar, L.P., a Delaware limited partnership that is building and preparing to launch an MSS system comprised of 56 LEO satellites designed to provide worldwide wireless telephony and other services. "Globalstar" is a trademark of Globalstar, L.P.

GLOBALSTAR CREDIT AGREEMENT -- Agreement by and between Globalstar and a bank syndicate for a $250 million credit facility expiring December 15, 2000.

GLOBALSTAR PHONES -- hand-held and vehicle-mounted units similar to today's cellular telephones and fixed telephones similar to ordinary wireline telephones through which Globalstar users will make and receive calls.

GLOBALSTAR SERVICE -- the transmission and/or reception of voice, data, messaging, facsimile, paging, position, location or other information through the Globalstar System using the service providers' gateways.

GLOBALSTAR SYSTEM(TM) -- a low-earth orbit satellite-based telecommunications system proposed by Globalstar to operate in the MSS Above 1 GHz Service frequencies. See MSS applicant. "Globalstar System" is a trademark of Globalstar.

GLONASS -- a segment of the Russian Global Navigation Satellite System currently operating worldwide in a portion of the frequency band proposed to be used by Globalstar and other MSS systems for user uplinks.

GROUND OPERATIONS CONTROL CENTER (GOCC) -- regional Globalstar telecommunications control centers designed to communicate and coordinate information on resource availability, time of day, frequency assignments, and connectivity and sequence schedules to the pathways and SOCCs which comprise the Globalstar Ground Segment.

GROUND SEGMENT -- the ground-based portion of the Globalstar System. The Ground Segment consists of the SOCCs, the GOCCs, the gateways, TCUs located at selected gateways, and the Globalstar Data Network which interconnects all of the ground-based elements.

GSM -- Global System for Mobile Communications, a distributed open networking architecture standard for digital wireless systems worldwide.

HAND-HELD SERVICE -- Globalstar voice service to a hand-held, portable terminal.

HOT FAILURE -- launch failure resulting in damage to or loss of a satellite.

HUGHES -- Hughes Electronics Corporation, a subsidiary of General Motors Corporation.

HYUNDAI -- Hyundai Electronics Industries Co. Ltd. Hyundai is a leading South Korean manufacturer of telecommunications equipment, including the development and production of portable and mobile cellular telephones, and multimedia systems.

ICO(TM) -- Global Communications' MEO satellite telecommunications service that would operate in the 2 GHz band.

ITU -- see International Telecommunication Union.

INDENTURE -- the indenture pursuant to which the Notes will be issued.

INDEPENDENT REPRESENTATIVES -- representatives on the General Partner's Committee not affiliated with Loral.

INITIAL PURCHASERS -- Bear, Stearns & Co. Inc., Lehman Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens, C.E. Unterberg, Towbin and CIBC Oppenheimer.

INMARSAT -- International Maritime Satellite Organization, which has formed an affiliate, Global Communications, Inc., which is a proponent of ICO.

INTELSAT -- International Telecommunications Satellite Organization, a consortium of 135 member nations and the world's largest operator of communications satellites.

INTERNATIONAL TELECOMMUNICATION UNION (ITU) -- telecommunications agency of the United Nations, established to provide standardized communication procedures and practices, including frequency allocation and radio regulations on a worldwide basis.

INVESTMENT COMPANY ACT -- the Investment Company Act of 1940, as amended.

IRIDIUM(TM) -- a low-earth orbit satellite-based telecommunications system proposed by a consortium headed by Motorola to operate in the MSS Above 1 GHz Service frequencies. See MSS applicant.

ISSUE DATE -- May 20, 1998.

KHZ -- see kilohertz.

KILOHERTZ (KHZ) -- a unit of frequency equal to one thousand cycles per second.

LEO -- low-earth orbit between 500 and 1,500 nautical miles in altitude.

LGP -- Loral General Partner, Inc., general partner of LQP.

LMDS -- Local Multipoint Distribution Services.

L/Q LICENSEE -- a wholly owned subsidiary of LQP to which LQP assigned its FCC license granting authority to construct, launch and operate the Globalstar System for the purposes of providing MSS in the United States.

LQP -- see Loral/Qualcomm Partnership, L.P.

LQSS -- see Loral/Qualcomm Satellite Services, L.P.

LOCKHEED MARTIN -- Lockheed Martin Corporation, a Maryland corporation, and its subsidiaries and affiliates. Lockheed Martin acquired Old Loral Corporation pursuant to an Agreement and Plan of Merger dated as of January 7, 1996, immediately prior to the Distribution.

LORAL -- Loral Space & Communications Ltd., a Bermuda company. Loral is a principal founder of Globalstar and, through a subsidiary, its managing partner.

LORAL/QUALCOMM PARTNERSHIP, L.P. (LQP) -- a Delaware limited partnership comprised of subsidiaries of Loral and Qualcomm. LQP is the general partner of LQSS, and were an MSS applicant for the FCC license to construct, launch and operate the Globalstar System.

LORAL/QUALCOMM SATELLITE SERVICES, L.P. (LQSS) -- a Delaware limited partnership which is the managing general partner of Globalstar.

MEO -- Medium-earth orbit, between 2,000 and 18,000 nautical miles in altitude.

MHZ -- see megahertz.

MSS -- see Mobile Satellite Services.

MSS ABOVE 1 GHZ SERVICE -- an MSS service regulated by the FCC in the United States which has been allocated spectrum in 1610-1626.5 MHz for the user uplink and in 2483.5-2500 MHz for the user downlink.

MSS APPLICANTS -- six companies that have applied to the FCC for licenses to provide LEO satellite-based telecommunications services in the United States in the 1610-1626.5/2483.5-2500 MHz portions of the radio frequency spectrum.

MSS PROCEEDING -- FCC proceeding for considering applications for authorization to construct, launch and operate MSS systems in the United States.

MEGAHERTZ (MHZ) -- a unit of frequency equal to one million cycles per second.

MERGER -- the merger of Loral Corporation with and into a subsidiary of Lockheed Martin.

MERGER AGREEMENT -- agreement entered into on January 7, 1996 pursuant to which Lockheed Martin acquired Old Loral Corporation.

MOBILE SATELLITE SERVICES (MSS) -- services transmitted via satellites to provide mobile telephone, fixed telephone, paging, messaging, facsimile, data and position location services directly to users.

MOTOROLA -- Motorola, Inc.

NCRP -- National Council on Radiation Protection and Measurements.

ODYSSEY(TM) -- a medium-earth orbit satellite-based telecommunications system proposed by TRW, Inc., to operate in the MSS Above 1 GHz Service frequencies. See MSS applicant.

OFFERING -- the offering of Notes pursuant to the Offering Memorandum.

OLD LORAL -- Loral Corporation, a New York corporation which merged into a subsidiary of Lockheed Martin pursuant to an Agreement and Plan of Merger, dated as of January 7, 1996.

OMNITRACS -- an international satellite-based truck fleet and position location service, owned and operated by Qualcomm.

ORBITAL PLANE -- the flight path of a satellite.

ORBITEL -- Orbitel Mobile Communications Ltd., a subsidiary of L.M. Ericsson.

ORDER -- FCC order adopting rules and policies for MSS Above 1 GHz Service.

ORDINARY PARTNERSHIP INTERESTS -- limited partnership interests in Globalstar.

PCS -- see personal communications service.

PFIC -- a passive foreign investment company within the meaning of the Code.

PSTN -- see Public Switched Telephone Network.

PAGING -- a service designed to deliver a message to a person whose location is unknown; messages may be received via an alphanumeric display or small speaker.

PARTNERSHIP WARRANTS -- the rights to purchase Globalstar partnership interests issued to GTL in connection with the issuance of the Warrants.

PATH DIVERSITY -- the character of the angles of view formed by the 48 LEO satellites orbiting the Earth to facilitate continuous overlapping global coverage.

PENETRATION RATE -- the percentage of total population in a national or regional area subscribing to a given telecommunications service.

PERSONAL COMMUNICATIONS SERVICES (PCS) -- terrestrial wireless telecommunication service similar to cellular telephone service but operating in a different set of frequencies.

PREFERRED PARTNERSHIP INTERESTS (RPPI) -- Interests in Globalstar acquired by GTL in connection with its issuance of CPEOs.

PUBLIC SWITCHED TELEPHONE NETWORK (PSTN) -- the complete public telephone system including telephones, local and trunk lines and exchanges.

QUALCOMM -- QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries and affiliates. Qualcomm, a leader in CDMA technology, has successfully implemented CDMA in multi-user cellular communications applications and owns and operates OmniTRACS, an international satellite-based truck fleet and position location service.

RAS -- see Radio Astronomy Service.

RDSS -- see Radio Determination Satellite Service.

RADIO ASTRONOMY SERVICE (RAS) -- a service involving the reception of radio waves of cosmic origin.

RADIO DETERMINATION SATELLITE SERVICE (RDSS) -- a service using one or more satellites for radio determination; a function of a LEO system that allows users to pinpoint the location of their handset or the handset of another user.

RADIO FREQUENCY SPECTRUM -- a portion of the electromagnetic spectrum that includes electromagnetic waves at frequencies below the infrared frequencies and usually above 20 KHz. See also electromagnetic spectrum.

RPPIS -- Redeemable Preferred Partnership Interests in Globalstar.

SOCCS -- see Satellite Operations Control Center.

SS/L -- Space Systems/Loral, Inc. is a Delaware corporation and a wholly owned subsidiary of Loral. SS/L is a leading manufacturer of commercial communications satellites.

SATELLITE OPERATIONS CONTROL CENTER (SOCC) -- monitors and controls the satellite after it is launched. There are no antennas or radio frequency equipment located at the SOCC. Radio frequency links to and from the satellite are via telemetry and command units that are physically located at selected gateways. The SOCC coordinates with other elements of the Globalstar Ground Segments.

SECURITIES ACT -- the Securities Act of 1933, as amended.

SERVICE (OR GLOBALSTAR SERVICE) -- the transmission and reception of voice, data, messaging, paging, position, location or other information through the Globalstar System using a service provider's gateway(s).

SERVICE PROVIDER -- Globalstar's partners and other entities that will act as local intermediaries between Globalstar and the subscribers. Service providers will build and own the gateways, obtain the necessary regulatory approvals and market and distribute Globalstar service in their respective markets.

SPACEWAY -- GEO satellite-based communications system which has applied to the FCC for a license to operate satellite-based telecommunications and video transmission systems in the 28GHz Ka-band.

SPECTRUM -- the radio frequency spectrum.

STRATEGIC PARTNER -- Globalstar's direct and indirect partners which will play key roles in the design, construction, operation and marketing of the Globalstar System.

SWITCH -- a device that opens or closes circuits or selects the paths or circuits to be used for transmission of information; switching is the process of interconnecting circuits to form a transmission path between users.

TCUS -- telemetry and command units, self-contained units installed in selected gateways which use the gateway antennas. They include the ground-based telemetry receiver and the ground-based command transmitters. They interface with and are directly controlled by SOCCs via the Globalstar data network.

TDMA -- see Time Division Multiple Access.

TELEDESIC -- TELEDESIC(TM), a satellite-based telecommunications system which has applied to the FCC for a license to operate a broadband, interactive multimedia LEO satellite-based system in the 18GHz Ka-band.

TELITAL -- TELITAL S.r.L., a private company organized under the laws of Italy, which designs, develops and produces telephony products for European and international markets.

10 3/4% INDENTURE -- the indenture governing the 10 3/4% Senior Notes due 2004 of the Issuers that were issued in October 1997.

10 3/4% SENIOR NOTES -- the $325,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2004 of the Issuers that were issued in October 1997.

TIME DIVISION MULTIPLE ACCESS (TDMA) -- a digital method of multiplexing that combines a number of signals through a common point by organizing them sequentially and transmitting each in bursts at different instants of time. Communicating devices at different geographical locations share a multipoint or broadcast channel by means of a technique that allocates different time slots to different users.

UNITS -- the 500,000 units issued by the Issuers and GTL in February 1997, each unit consisting of $1,000 principal amount of 11 3/8% Senior Notes due 2004 of the Issuers and a warrant to purchase shares of the Common Stock of GTL.

UPLINK -- the transmitting of a satellite circuit extending from the Earth to the satellite. Compare to downlink.

USER LINK -- the path by which information flows when traveling from a Subscriber Terminal to a satellite and from a satellite to a Subscriber Terminal. LQP has applied for user uplinks in the L-band and user downlinks in the S-bank regions of the frequency spectrum.

VODAFONE -- Vodafone Group Plc, a U.K. company. Vodafone is one of the largest providers of mobile telecommunications services in the world, with 1.4 million cellular subscribers worldwide.

WARC -- see World Administrative Radio Conference.

WARC '92 -- the 1992 WARC.

WRC -- see World Radiocommunication Conference.

WRC '95 -- the 1995 World Radiocommunication Conference.

WARRANTS -- 500,000 warrants which, when exercised at an exercise price of $17.394 per share, would entitle the holders thereof to acquire an aggregate of 4,129,000 shares of Common Stock.

WORLD ADMINISTRATIVE RADIO CONFERENCE (WARC) -- an ITU conference for adopting international allocations for radio frequencies and satellite orbit locations.

WORLD RADIOCOMMUNICATION CONFERENCE (WRC) -- since 1993, the successor to the World Administrative Radio Conference.

YUZHNOYE -- Yuzhnoye NPO Yuzhnoye, a Ukraine launch vehicle manufacturer.

     References to corporate entities include their subsidiaries unless otherwise specified.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Globalstar Capital, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Globalstar Capital. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and by-laws of Globalstar Capital provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers Globalstar to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

     Globalstar has agreed to indemnify its partners, the partners in LQSS and LQP, their respective affiliates and all of their respective officers, directors, partners, controlling shareholders, employees, and agents (each an "Indemnitee") from and against any and all losses and liabilities arising out of or incidental to the business of Globalstar so long as such Indemnitee's conduct did not constitute actual fraud, gross negligence, knowing breach of specific provisions of the Globalstar partnership agreement or willful or wanton misconduct. The Globalstar partnership agreement further provides that LQSS, GTL, the partners in LQSS and LQP, their respective affiliates and all of their respective officers, directors, partners, controlling shareholders, employees and agents (each a "General Partner Person") will not be liable to Globalstar or the limited partners for any losses sustained or liabilities incurred as a result of any act or omission of a General Partner Person, if such person or entity acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the best interest of Globalstar and the conduct did not constitute gross negligence or non-performance. LQSS and GTL, as applicable, will indemnify the limited partners for losses and liabilities resulting from conduct of their respective General Partner Person that is found to have constituted bad faith, gross negligence or non-performance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1      Amended and Restated Agreement of Limited Partnership of
          Globalstar, dated as of March 6, 1996, among Loral/Qualcomm
          Satellite Services, L.P., Globalstar Telecommunications
          Limited, AirTouch Satellite Services, Inc., San Giorgio
          S.p.A., Hyundai/Dacom, Loral/DASA Globalstar, L.P., Loral
          Globalstar, L.P., TE.S.A.M. and Vodastar Limited.***
 3.2      Amendment to Amended and Restated Agreement of Limited
          Partnership of Globalstar L.P., dated as of April 8, 1998, among Loral/Qualcomm Satellite Services, L.P., Globalstar
          Telecommunications Limited, Telesat Limited, AirTouch
          Satellite Services, Inc., San Giorgio S.p.A., Dacom
          International, Loral Space & Communications Ltd., Loral/DASA
          Globalstar, L.P., TE.S.A.M., and Vodastar Satellite Services
          Limited+
 3.3      Certificate of Incorporation of Globalstar Capital.****
 3.4      By-laws of Globalstar Capital.****
 4.1      Indenture dated as of February 15, 1997 relating to
          Globalstar's and Globalstar Capital's 11 3/8% Senior Notes
          due 2004.***

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 4.2      Indenture dated as of June 1, 1997 relating to Globalstar's and Globalstar Capital's 11 1/4% Senior Notes due 2004.****
 4.3      Indenture dated as of October 15, 1997 relating to
          Globalstar's and Globalstar Capital Corporation's 10 3/4%
          Senior Notes due 2004.*****
 4.4      Indenture dated as of May 20, 1998 relating to Globalstar's and Globalstar Capital's 11 1/2% Senior Notes due 2005.******
 5.1      Opinion of Willkie Farr & Gallagher.******
 8.1      Opinion of Willkie Farr & Gallagher (included with Exhibit
          5.1).******
10.1      Subscription Agreements by and between Globalstar, and each of AirTouch Communications, Alcatel Spacecom, Loral General
          Partner, Inc., Hyundai/Dacom and Vodastar Limited.*
10.2      Subscription Agreement by and between Globalstar and
          Loral/Qualcomm Satellite Services, L.P.*
10.3      Contract between Globalstar, L.P. and Space Systems/Loral,
          Inc.*
10.4      Contract for the Development of Certain Portions of the
          Ground Operations Control Center between Globalstar and
          Loral Western Development Laboratories.*
10.5      Contract for the Development of Satellite Orbital Operations
          Centers between Globalstar and Loral Aerosys, a division of
          Loral Aerospace Corporation.*
10.6      Revolving Credit Agreement dated as of December 15, 1995, as amended on March 25, 1996, among Globalstar, certain banks parties thereto and Chemical Bank, as Administrative
          Agent***
10.7      Second Amendment to Revolving Credit Agreement dated July
          31, 1997 among Globalstar, certain banks parties thereto and
          The Chase Manhattan Bank, as Administrative Agent.*****
10.8      Third Amendment to Revolving Credit Agreement dated as of
          October 15, 1997 among Globalstar, certain banks parties
          thereto and The Chase Manhattan Bank, as Administrative
          Agent.*****
10.9      Warrant Agreement dated as of February 19, 1997 relating to
          Warrants to purchase shares of Common Stock of Globalstar
          Telecommunications Limited.***
10.10     Registration Rights Agreement dated March 6, 1996 relating to the Globalstar Telecommunications Limited's 6 1/2%
          Convertible Preferred Equivalent Obligations due 2006**
10.11     Registration Rights Agreement dated February 19, 1997
          relating to Globalstar's 11 3/8% Senior Notes due 2004 and the Company's Warrants to purchase 1,032,250 shares of
          Common Stock issued in connection therewith.***
10.12     Registration Rights Agreement dated June 13, 1997 relating to Globalstar's and Globalstar Capital Corporation's 11 1/4%
          Senior Notes due 2004.****
10.13     Registration Rights Agreement dated October 29, 1997
          relating to Globalstar's and Globalstar Capital
          Corporation's 10 3/4% Senior Notes due 2004.*****
10.14     Registration Rights Agreement dated May 20, 1998 relating to
          Globalstar's and Globalstar Capital's 11 1/2% Senior Notes
          due 2005.******
12.1      Statement Regarding Computation of Ratios.+
12.2      Statement Regarding Computation of Ratios.+
23.1      Consent of Deloitte & Touche LLP.+
23.2      Consent of Willkie Farr & Gallagher (included in their
          opinion filed as Exhibit 5.1).******
24        Powers of Attorney (included in the Signature Pages).+
25        Statement on Form T-1 of Eligibility of Trustee.+
99.1      Form of Letter of Transmittal relating to the 11 1/2%
          Notes.+

---------------
      * Incorporated by reference to GTL's Registration Statement on Form S-1 (No. 33-86808).

     ** Incorporated by reference to GTL's Registration Statement on Form S-3
        (No. 333-6477).

   *** Incorporated by reference to the Form 10-K of GTL for fiscal 1996.

  **** Incorporated by reference to Globalstar's Registration Statement on Form
       S-4 (No. 333-25461).

 ***** Incorporated by reference to Globalstar's Registration Statement on Form
       S-4 (No. 333-41229).

****** To be filed by amendment.

      + Filed herewith.

      (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The Registrants will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrants pursuant to the provisions, described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 22, 1998.

                                          GLOBALSTAR, L.P.

                                          By: Loral/QUALCOMM Satellite Services,
                                              L.P., its General Partner

                                          By: Loral/QUALCOMM Partnership, L.P.,
                                              its General Partner

                                          By: Loral General Partner, Inc., its
                                              General Partner

                                          By:      /s/ ERIC J. ZAHLER

                                            ------------------------------------
                                            Eric J. Zahler
                                            Vice President

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being an officer of Globalstar, L.P., a Delaware limited partnership, hereby constitutes and appoints Eric J. Zahler, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                       NAME                                         TITLE                    DATE
                       ----                                         -----                    ----

              /s/ BERNARD L. SCHWARTZ                Chairman of the Board                   June 22,
---------------------------------------------------    (Principal Executive Officer)             1998
                BERNARD L. SCHWARTZ

                /s/ ERIC J. ZAHLER                   Vice President and Director             June 22,
---------------------------------------------------                                              1998
                  ERIC J. ZAHLER

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 22, 1998.

                                          GLOBALSTAR CAPITAL CORPORATION

                                          By:      /s/ ERIC J. ZAHLER

                                            ------------------------------------
                                                       Eric J. Zahler
                                                Vice President and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer or both of Globalstar Capital Corporation, a Delaware corporation, hereby constitutes and appoints Eric J. Zahler, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                       NAME                                         TITLE                    DATE
                       ----                                         -----                    ----

              /s/ BERNARD L. SCHWARTZ                Chairman of the Board and Chief         June 22,
---------------------------------------------------    Executive Officer (Principal              1998
                BERNARD L. SCHWARTZ                    Executive Officer)

               /s/ GREGORY J. CLARK                  President and Director                  June 22,
---------------------------------------------------                                              1998
                 GREGORY J. CLARK

                /s/ ERIC J. ZAHLER                   Vice President, Secretary and           June 22,
---------------------------------------------------    Director                                  1998
                  ERIC J. ZAHLER

              /s/ MICHAEL P. DEBLASIO                Senior Vice President (Principal        June 22,
---------------------------------------------------    Financial Officer)                        1998
                MICHAEL P. DEBLASIO

                /s/ HARVEY B. REIN                   Vice President and Controller           June 22,
---------------------------------------------------    (Principal Accounting Officer)            1998
                  HARVEY B. REIN

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT                       PAGE
-------                      ----------------------                       ----
 3.1      Amended and Restated Agreement of Limited Partnership of
          Globalstar, dated as of March 6, 1996, among Loral/Qualcomm
          Satellite Services, L.P., Globalstar Telecommunications
          Limited, AirTouch Satellite Services, Inc., San Giorgio
          S.p.A., Hyundai/Dacom, Loral/DASA Globalstar, L.P., Loral
          Globalstar, L.P., TE.S.A.M. and Vodastar Limited.***
 3.2      Amendment to Amended and Restated Agreement of Limited
          Partnership of Globalstar L.P., dated as of April 8, 1998, among Loral/Qualcomm Satellite Services, L.P., Globalstar
          Telecommunications Limited, Telesat Limited, AirTouch
          Satellite Services, Inc., San Giorgio S.p.A., Dacom
          International, Loral Space & Communications Ltd., Loral/DASA
          Globalstar, L.P., TE.S.A.M., and Vodastar Satellite Services
          Limited+
 3.3      Certificate of Incorporation of Globalstar Capital.****
 3.4      By-laws of Globalstar Capital.****
 4.1      Indenture dated as of February 15, 1997 relating to
          Globalstar's and Globalstar Capital's 11 3/8% Senior Notes
          due 2004.***
 4.2      Indenture dated as of June 1, 1997 relating to Globalstar's and Globalstar Capital's 11 1/4% Senior Notes due 2004.****
 4.3      Indenture dated as of October 15, 1997 relating to
          Globalstar's and Globalstar Capital Corporation's 10 3/4%
          Senior Notes due 2004.*****
 4.4      Indenture dated as of May 20, 1998 relating to Globalstar's and Globalstar Capital's 11 1/2% Senior Notes due 2005.******
 5.1      Opinion of Willkie Farr & Gallagher.******
 8.1      Opinion of Willkie Farr & Gallagher (included with Exhibit
          5.1).******
10.1      Subscription Agreements by and between Globalstar, and each of AirTouch Communications, Alcatel Spacecom, Loral General
          Partner, Inc., Hyundai/Dacom and Vodastar Limited.*
10.2      Subscription Agreement by and between Globalstar and
          Loral/Qualcomm Satellite Services, L.P.*
10.3      Contract between Globalstar, L.P. and Space Systems/Loral,
          Inc.*
10.4      Contract for the Development of Certain Portions of the
          Ground Operations Control Center between Globalstar and
          Loral Western Development Laboratories.*
10.5      Contract for the Development of Satellite Orbital Operations
          Centers between Globalstar and Loral Aerosys, a division of
          Loral Aerospace Corporation.*
10.6      Revolving Credit Agreement dated as of December 15, 1995, as amended on March 25, 1996, among Globalstar, certain banks parties thereto and Chemical Bank, as Administrative
          Agent***
10.7      Second Amendment to Revolving Credit Agreement dated July
          31, 1997 among Globalstar, certain banks parties thereto and
          The Chase Manhattan Bank, as Administrative Agent.*****
10.8      Third Amendment to Revolving Credit Agreement dated as of
          October 15, 1997 among Globalstar, certain banks parties
          thereto and The Chase Manhattan Bank, as Administrative
          Agent.*****
10.9      Warrant Agreement dated as of February 19, 1997 relating to
          Warrants to purchase shares of Common Stock of Globalstar
          Telecommunications Limited.***

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT                       PAGE
-------                      ----------------------                       ----
10.10     Registration Rights Agreement dated March 6, 1996 relating to the Globalstar Telecommunications Limited's 6 1/2%
          Convertible Preferred Equivalent Obligations due 2006**
10.11     Registration Rights Agreement dated February 19, 1997
          relating to Globalstar's 11 3/8% Senior Notes due 2004 and the Company's Warrants to purchase 1,032,250 shares of
          Common Stock issued in connection therewith.***
10.12     Registration Rights Agreement dated June 13, 1997 relating to Globalstar's and Globalstar Capital Corporation's 11 1/4%
          Senior Notes due 2004.****
10.13     Registration Rights Agreement dated October 29, 1997
          relating to Globalstar's and Globalstar Capital
          Corporation's 10 3/4% Senior Notes due 2004.*****
10.14     Registration Rights Agreement dated May 20, 1998 relating to
          Globalstar's and Globalstar Capital's 11 1/2% Senior Notes
          due 2005.******
12.1      Statement Regarding Computation of Ratios.+
12.2      Statement Regarding Computation of Ratios.+
23.1      Consent of Deloitte & Touche LLP.+
23.2      Consent of Willkie Farr & Gallagher (included in their
          opinion filed as Exhibit 5.1).******
24        Powers of Attorney (included in the Signature Pages).+
25        Statement on Form T-1 of Eligibility of Trustee.+
99.1      Form of Letter of Transmittal relating to the 11 1/2%
          Notes.+

---------------
      * Incorporated by reference to GTL's Registration Statement on Form S-1 (No. 33-86808).

     ** Incorporated by reference to GTL's Registration Statement on Form S-3
        (No. 333-6477).

   *** Incorporated by reference to the Form 10-K of GTL for fiscal 1996.

  **** Incorporated by reference to Globalstar's Registration Statement on Form
       S-4 (No. 333-25461).

 ***** Incorporated by reference to Globalstar's Registration Statement on Form
       S-4 (No. 333-41229).

****** To be filed by amendment.

      + Filed herewith.